MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RESOURCES CONNECTION, INC.,
a Delaware corporation,
as Buyer,

and

MICHAEL S. SITRICK,
SITRICK AND COMPANY,
JOHN P. BRINCKO,
and
BRINCKO ASSOCIATES, INC.
as the Selling Parties

October 29, 2009

3.7	Compliance With Legal Requirements; Permits	42

3.8	Tax Matters	43

3.9	Environmental Matters	44

3.10	Intellectual Property	45

3.11	Real Estate	46

3.12	Litigation	48

3.13	Employee Benefits	48

3.14	Insurance	50

3.15	Contracts	51

3.16	Employees	52

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

LIST OF ANNEXES

Annex A	—	Spousal Consent

LIST OF EXHIBITS

Exhibit A	—	Contribution Agreement

Exhibit B	—	Noncompetition Agreement

Exhibit C	—	Employment Agreement

Exhibit D	—	Lock-Up Agreement

Exhibit E	—	Accredited Investor Questionnaire

LIST OF SCHEDULES

Schedule A	—	Sellers; Company Membership Units; Applicable Percentage

Schedule B	—	Accounting Principles

Schedule C	—	Purchase Price Allocation

Schedule D	—	Earn-Out Payment Examples

Schedule E	—	Computation of Adjusted Applicable Percentage

Schedule F	—	Key Employees

Schedule G	—	Client Screening Process

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of October 29, 2009, by and among RESOURCES CONNECTION, INC., a Delaware corporation (“Buyer”), Sitrick And Company, a California corporation (“Sitrick Co”), Michael S. Sitrick, an individual (“M. Sitrick,” and together with Sitrick Co, the “Sitrick Parties”), Brincko Associates, Inc., a California corporation (“Brincko”), and John P. Brincko, an individual (“J. Brincko,” and together with Brincko, the “Brincko Parties”). Sitrick Co and Brincko are sometimes referred to together herein as the “Sellers.”  M. Sitrick and J. Brincko are sometimes referred to together herein as the “Individuals” or the “Management Officers.”  The Sitrick Parties and the Brincko Parties are sometimes collectively referred to herein as the “Selling Parties.”  Buyer, the Sitrick Parties and the Brincko Parties are sometimes referred to collectively herein as the “Parties.”

RECITALS

A.           Prior to the Closing, Sitrick Brincko Group, LLC, a Delaware limited liability company to be formed by the Sellers (the “Company”), Brincko and Sitrick Co will enter into a contribution agreement in the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, Brincko will contribute (the “Brincko Contribution”) certain of its assets and liabilities to the Company in exchange for 52.02% of the outstanding membership interests in the Company (the “Brincko Membership Units”), and Sitrick Co will contribute (together with the Brincko Contribution, the “Contribution”) certain of its respective assets and liabilities to the Company in exchange for 47.98% of the outstanding membership interests in the Company (the “Sitrick Co Membership Units,” and together with the Brincko Membership Units, the “Company Membership Units”).

B.           Immediately prior to the Closing, the Sellers will collectively own 100% of the Company Membership Units.

C.           The Michael and Nancy Sitrick Trust, dated March 26, 1996 (the “Sitrick Trust”), is the sole record owner and M. Sitrick and Nancy Sitrick are the sole beneficial owners of Sitrick Co, and the Brincko Family Trust, dated March 22, 2000 (the “Brincko Trust”), is the sole record owner and J. Brincko and Deborah Waadt-Brincko are the sole beneficial owners of Brincko.  As a result, both Individuals will receive substantial consideration as a direct beneficiary of the payments made to the Sellers pursuant to this Agreement.

D.           M. Sitrick has created, developed and holds certain of the goodwill associated with the Sitrick Business (the “Goodwill”).

E.           On the terms and subject to the conditions contained herein, the Sellers desire to sell and Buyer desires to purchase all of the Sellers’ right, title and interest in the Company Membership Units (the “Company Purchase”).

F.           Concurrently with the execution of this Agreement, as a condition and inducement to enter into this Agreement, Buyer and M. Sitrick have entered into an agreement (the “Goodwill Purchase Agreement”) pursuant to which Buyer will purchase all of the Goodwill (the “Goodwill Purchase”).

G.           In connection with the Company Purchase and the Goodwill Purchase, and as a condition and inducement to Buyer’s willingness to enter into this Agreement and the Goodwill Purchase Agreement, each of the Sitrick Parties and the Brincko Parties has, concurrently with the execution of this Agreement, executed and delivered to Buyer a non-competition agreement in the form attached hereto as Exhibit B (the “Noncompetition Agreements”), containing non-competition and non-solicitation covenants, to become effective on the Closing Date (as defined in Section 2.3 below).

H.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the Goodwill Purchase Agreement, each of M. Sitrick and J. Brincko will, immediately prior to the Closing, execute and deliver to Buyer an employment agreement with the Company in the form attached hereto as Exhibit C (the “Employment Agreements”), to become effective on the Closing Date.

I.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the Goodwill Purchase Agreement, each of the Sellers and M. Sitrick has, concurrently with the execution of this Agreement, executed and delivered to Buyer a lock-up agreement, in the form attached hereto as Exhibit D (the “Lock-Up Agreements”), to become effective on the Closing Date.

J.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the Goodwill Purchase Agreement, each Seller has, concurrently with the execution of this Agreement, executed and delivered to Buyer a completed copy of an accredited investor questionnaire, in the form attached hereto as Exhibit E (the “Accredited Investor Questionnaires”).

K.           As a condition and inducement to Buyer’s willingness to enter into this Agreement and the Goodwill Purchase Agreement, M. Sitrick has, concurrently with the execution of this Agreement, executed and delivered to Buyer a completed copy of the M. Sitrick Accredited Investor Questionnaire.

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.    DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Accelerated Adjusted Applicable Percentage Statement” has the meaning set forth in Section 2.7(d)(vii).

“Accelerated Earn-Out EBITDA Statement” has the meaning set forth in Section 2.7(d)(ii).

“Accelerated Earn-Out Payment” has the meaning set forth in Section 2.7(c)(i).

“Accelerated Earn-Out Payment Statement” has the meaning set forth in Section 2.7(d)(x).

“Accelerated Goodwill Adjusted Applicable Percentage Statement” has the meaning set forth in the Goodwill Purchase Agreement.

“Acceleration Option” has the meaning set forth in Section 2.7(c)(iii).

“Accounting Arbitrator” has the meaning set forth in Section 2.5(a)(ii).

“Accredited Investor Questionnaires” has the meaning set forth in the Recitals.

“Action” has the meaning set forth in Section 3.12(a).

“Adjusted Applicable Percentage” of a Seller means such Seller’s percentage interest in the Earn-Out Payment as determined pursuant to Schedule E.

“Adjusted Applicable Percentage Statement” has the meaning set forth in Section 2.7(d)(viii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Earn-Out EBITDA” has the meaning set forth in Section 2.7(a)(i).

“Annualized Earn-Out EBITDA” has the meaning set forth in Section 2.7(a)(ii).

“Annual Operating Plan” has the meaning set forth in Section 2.7(j)(iii).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Percentage” of a Seller means such Seller’s initial percentage interest in the Earn-Out Payment, as set forth on Schedule A.

“Assumed Liabilities” has the meaning set forth in the Contribution Agreement.

“Average Annualized Earn-Out EBITDA” has the meaning set forth in Section 2.7(a)(iii).

“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits.

“Brincko” has the meaning set forth in the preamble to this Agreement.

“Brincko Audited Financial Statements” has the meaning set forth in Section 7.2(n).

“Brincko Basket” has the meaning set forth in Section 9.7(b).

“Brincko Benefit Plan” has the meaning set forth in Section 4.13(a).

“Brincko Business” means the business of Brincko that was conducted during the 24-month period prior to the Closing Date, including but not limited to the marketing, sale or provision of consulting services involving crisis management, financial structure analysis, restructuring, cash management, interim management, debtor representation, complex negotiations, risk assessment, bankruptcy proceedings, litigation support, cost reductions, customer, vendor, and employee relations, seller representations, creditor representations, liquidation management, and/or business dissolution management.

“Brincko Business Filings” has the meaning set forth in Section 4.7(a)(ii).

“Brincko Cap” has the meaning set forth in Section 9.7(d).

“Brincko Contribution” has the meaning set forth in the Recitals.

“Brincko Dispute Notice” has the meaning set forth in Section 2.5(a)(ii).

“Brincko Earn-Out Payment Floor” has the meaning set forth in Section 2.7(a)(iv).

“Brincko Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Brincko Excluded Representations and Warranties” means the representations and warranties of the Brincko Parties made in Section 4.1 (Organization, Power and Authority); Section 4.3 (Ownership; Capitalization; Subsidiaries); Section 4.13 (Employee Benefits); Section 4.19 (Brokerage); Section 4.28 (Accredited Investor); Section 4.29 (Receipt of Restricted Stock Consideration for Seller’s Own Account); Section 4.30 (Restricted Securities); Section 4.31 (Legends); and Section 4.32 (The Company).

“Brincko Final Working Capital” has the meaning set forth in Section 2.5(a)(ii).

“Brincko Financial Statements” has the meaning set forth in Section 4.4(a).

“Brincko Initial Purchase Price” means an amount equal to (a) the product of (i) seven (7); (ii) the Brincko Initial Purchase Price EBITDA; and (iii) fifty-five percent (55%); minus (b) the amount, if any, by which the Brincko Estimated Working Capital is less than the Brincko Target Working Capital; plus (c) the amount, if any, by which the Brincko Estimated Working Capital is greater than the Brincko Target Working Capital.

“Brincko Initial Purchase Price EBITDA” means $1,149,707.00.

“Brincko Insurance Policies” has the meaning set forth in Section 4.14(a).

“Brincko IP Licenses” has the meaning set forth in Section 4.10(d).

“Brincko IP Licenses In” has the meaning set forth in Section 4.10(d).

“Brincko IP Licenses Out” has the meaning set forth in Section 4.10(d).

“Brincko Leased Property” has the meaning set forth in Section 4.11(c).

“Brincko Material Contract” means the Brincko IP Licenses, the Brincko Real Property Leases and all other contracts, agreements and instruments set forth or required to be set forth on Schedule 4.15(a).

“Brincko Membership Units” has the meaning set forth in the Recitals.

“Brincko Membership Unit Transfer” has the meaning set forth in Section 2.1(a).

“Brincko Parties” has the meaning set forth in the preamble to this Agreement.

“Brincko Pension Plan” means the Brincko Associates, Inc. Defined Benefit Plan.

“Brincko Permits” has the meaning set forth in Section 4.7(b).

“Brincko Quarterly Financial Statements” has the meaning set forth in Section 4.4(a).

“Brincko Real Property Leases” has the meaning set forth in Section 4.11(b).

“Brincko Registered Intellectual Property” has the meaning set forth in Section 4.10(a).

“Brincko Restricted Stock Consideration” has the meaning set forth in Section 4.28.

“Brincko Statement” has the meaning set forth in Section 2.5(a)(i).

“Brincko Target Working Capital” means $175,000.00.

“Brincko Trust” has the meaning set forth in the Recitals.

“Brincko Working Capital” has the meaning set forth in Section 2.5(a)(i).

“Brincko Working Capital Adjustment” has the meaning set forth in Section 2.5(a)(i).

“Brincko Year-End Financial Statements” has the meaning set forth in Section 4.4(a).

“Business” means the business of the Company including, without limitation, the Brincko Business and the Sitrick Business.

“Business Combination” has the meaning set forth in Section 2.7(a)(v).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Legal Requirements of the State of California or is a day on which banking institutions located in such state are authorized or required by any Legal Requirement or other governmental action to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Basket” has the meaning set forth in Section 9.7(f).

“Buyer Board” has the meaning set forth in Section 2.7(a)(v).

“Buyer Excluded Representations and Warranties” means the representations and warranties of Buyer made in Section 5.1 (Organization, Power and Authorization); Section 5.3 (Brokerage); Section 5.5 (Valid Issuance of Buyer Common Stock); Section 5.6 (Buyer SEC Documents and Financial Statements); and Section 5.7 (Subsequent Events).

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Buyer SEC Documents” has the meaning set forth in Section 5.6.

“Change of Control” has the meaning set forth in Section 2.7(a)(v).

“Change of Control Notice” has the meaning set forth in Section 2.7(c)(iii).

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.3

“Closing Date Share Price” means $17.48.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Membership Units” has the meaning set forth in the Recitals.

“Company Purchase” has the meaning set forth in the Recitals.

“Contributed Contracts” has the meaning set forth in the Contribution Agreement.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Current Assets” means, as to the applicable Seller and without duplication, the cash, accounts receivable, net of allowance for doubtful accounts, and other current assets included in the Purchased Assets of such Seller, in each case determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements for such Seller.

“Current Liabilities” means, as to the applicable Seller and without duplication, all accounts payable, accrued expenses, and other current liabilities included in the Assumed Liabilities of such Seller, including any Indebtedness of the Company assumed from such Seller and not paid in full prior to the Closing and all costs and expenses incurred by or on behalf of the applicable Selling Parties in connection with the negotiation, preparation and performance of and compliance with the Transaction Documents and the Transactions contemplated thereby (including the fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants) that were not paid in full prior to the Closing, in each case determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements for such Seller.

“DOL” has the meaning set forth in Section 3.13(b).

“Earn-Out Cash Consideration” has the meaning set forth in Section 2.7(a)(vi).

“Earn-Out Dispute” has the meaning set forth in Section 2.7(f).

“Earn-Out EBITDA” has the meaning set forth in Section 2.7(a)(vii).

“Earn-Out EBITDA Statement” has the meaning set forth in Section 2.7(d)(iii).

“Earn-Out First Day” has the meaning set forth in Section 2.7(a)(viii).

“Earn-Out Measurement Period” has the meaning set forth in Section 2.7(a)(viii).

“Earn-Out Payment” means the sum of (a) the aggregate of any Full-Term Earn-Out Payment; (b) the aggregate of any Employee Bonus Pool Tax Benefit(s); (c) the Brincko Earn-Out Payment Floor; and (d) the aggregate of any Accelerated Earn-Out Payment(s).

“Earn-Out Restricted Stock Consideration” has the meaning set forth in Section 2.7(a)(ix).

“Earn-Out Share Price” has the meaning set forth in Section 2.7(a)(x).

“Earn-Out Year” has the meaning set forth in Section 2.7(a)(xi).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

“Employee Bonus Pool” means the employee bonus pool to be established by the Company, which will be paid to employees of the Company as described in Schedule E.

“Employee Bonus Pool Cash Consideration” has the meaning set forth in Section 2.7(a)(xii).

“Employee Bonus Pool Payment” has the meaning set forth in Section 2.7(a)(xiii).

“Employee Bonus Pool Percentage” means a percentage determined by the Sellers pursuant to Schedule E and used to calculate the Employee Bonus Pool Payment.

“Employee Bonus Pool Reduction” has the meaning set forth in Section 2.7(a)(xiv).

“Employee Bonus Pool Restricted Stock Consideration” has the meaning set forth in Section 2.7(a)(xv).

“Employee Bonus Pool Statement” has the meaning set forth in Section 2.7(d)(ix).

“Employee Bonus Pool Tax Benefit” has the meaning set forth in Section 2.7(a)(xvi).

“Employment Agreements” has the meaning set forth in the Recitals.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, occupancy right, right of first refusal or first offer, preemptive right, easement, lien, hypothecation, charge, option or other right to purchase, lease, right of way, conditional sale or other title-retention agreement, defect in title, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security other than restrictions under applicable federal or state securities Legal Requirements, any restriction on the receipt of any income derived from any asset or security, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), or encumbrance of any kind.

“Environmental Laws” means all Legal Requirements relating to environmental, health or safety matters, including, without limitation, Legal Requirements governing the use, storage, disposal, generation, treatment, transportation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the applicable entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 2.7(a)(v).

“Excluded Assets” has the meaning set forth in the Contribution Agreement.

“Excluded Liability” has the meaning set forth in the Contribution Agreement.

“Fairness Opinion” means a written opinion of Brincko or Sitrick Co, as applicable, delivered to, or at the request of, the board of directors of a client of Brincko or Sitrick Co, as applicable, with respect to the fairness of a transaction or series of transactions or the solvency of any Person, but excluding any testimony, affidavits or similar filings in bankruptcy or other proceedings.

“Final Earn-Out Payment Statement” has the meaning set forth in Section 2.7(d)(xi).

“Financial Statements” means the Brincko Financial Statements and/or the Sitrick Co Financial Statements, as applicable.

“FTC” means the United States Federal Trade Commission.

“Full-Term Earn-Out Payment” has the meaning set forth in Section 2.7(a)(xvii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Goodwill” has the meaning set forth in the Recitals.

“Goodwill Adjusted Applicable Percentage” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Adjusted Applicable Percentage Statement” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Earn-Out Restricted Stock Consideration” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Indemnification Basket” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Indemnification Cap” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Initial Purchase Price” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Initial Purchase Price Restricted Stock Consideration” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Purchase” has the meaning set forth in the Recitals.

“Goodwill Purchase Agreement” has the meaning set forth in the Recitals.

“Goodwill Purchase Price” has the meaning set forth in the Goodwill Purchase Agreement.

“Goodwill Purchase Price Percentage” means a percentage equal to 89.5%.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, memorandum and articles of association, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

“Government Entity” means any United States (a) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, other government; (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (d) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including, but not limited to, any arbitral forum.

“Hazardous Substances” means (a) any and all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental Law; (b) gasoline, diesel fuel or other petroleum hydrocarbons; (c) PCBs, asbestos, mold or urea formaldehyde foam insulation; and (d) natural gas, synthetic gas and any mixtures thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incumbent Board” has the meaning set forth in Section 2.7(a)(v).

“Indebtedness” means, with respect to any Person (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity securities of such Person or any warrants, rights or options to acquire such equity securities, valued, in the case of redeemable preferred equity securities, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnification Claim Notice” has the meaning set forth in Section 9.8(a).

“Indemnified Party” has the meaning set forth in Section 9.8(a).

“Indemnifying Party” has the meaning set forth in Section 9.8(a).

“Individuals” has the meaning set forth in the preamble to this Agreement.

“Initial Purchase Price” means the sum of (a) the Brincko Initial Purchase Price and (b) the Sitrick Co Initial Purchase Price.

“Initial Purchase Price Cash Consideration” of a Seller means an amount equal to (a) the Brincko Initial Purchase Price or the Sitrick Co Initial Purchase Price, as applicable, minus (b) the product of (i) the Initial Purchase Price Restricted Stock Consideration for such Seller and (ii) the Share Price.

“Initial Purchase Price EBITDA” means the sum of (a) the Brincko Initial Purchase Price EBITDA and (b) the Sitrick Co Initial Purchase Price EBITDA.

“Initial Purchase Price Restricted Stock Consideration” of a Seller means that number of shares of restricted common stock of Buyer, rounded down to the nearest whole share, equal to the lesser of (a) the product of (i) the quotient of (A) the Brincko Initial Purchase Price or the Sitrick Co Initial Purchase Price, as applicable, divided by (B) the sum of the Initial Purchase Price and the Goodwill Initial Purchase Price, and (ii) 1,500,000; and (b) the quotient of (i) the product of (A) thirty-five percent (35%) and (B) the Brincko Initial Purchase Price or the Sitrick Co Initial Purchase Price, as applicable, divided by (ii) the Share Price.

“Intellectual Property” means all worldwide intellectual property rights, including all rights provided by international treaties and conventions, all moral and common-law rights and all other rights associated therewith, including (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, research and development, formulas, process formulations, processes, proprietary information, technology, technical information, data lists, engineering procedures, standard operating procedures (including bills of materials) and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations, maskwork rights, maskwork registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, domain names, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefor throughout the world; (f) all software, including all software code recorded on or in any medium and whether embedded or in object code or source code form; (g) all documentation of software design including, without limitation, the original design requirements, flowcharts, software specifications, notations explaining code, details of modifications, and descriptions and details of known software errors; (h) all customer and client lists, mailing lists, and know-how; (i) all works of authorship, databases and data collections, Internet web sites, web content and all rights therein throughout the world; (j) rights of privacy, publicity and endorsement; (k) any similar or equivalent rights to any of the foregoing anywhere in the world; and (l) for each of the foregoing, the goodwill of the business related thereto and all claims, rights to sue, rights to recover fees, expenses and damages and other remedies relating to or deriving from any of the foregoing.

“Interim Earn-Out EBITDA Statement” has the meaning set forth in Section 2.7(d)(i).

“IRS” has the meaning set forth in Section 3.13(b).

“J. Brincko” has the meaning set forth in the preamble to this Agreement.

“Key Employee” means each of the individuals set forth on Schedule F.

“Knowledge of Brincko” means the knowledge, after reasonable inquiry, of J. Brincko.

“Knowledge of Sitrick Co” means the knowledge, after reasonable inquiry, of M. Sitrick and R. Novak.

“Leased Property” of a Seller means the Brincko Leased Property or the Sitrick Co Leased Property, as applicable.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lock-Up Agreements” has the meaning set forth in the Recitals.

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal (subject, where applicable, to the provisions of Section 9.8), accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Management Officers” has the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means, as to any of Buyer, the Company, Brincko or Sitrick Co, any change or effect (or any development that is reasonably likely to result in any change or effect) that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of such Party and its subsidiaries, taken as a whole, except to the extent any such change or effect results from or is attributable to (i) events, circumstances, changes or effects that generally affect the industries in which such Party operates (including legal and regulatory changes), provided that such changes do not affect such Party in a materially disproportionate manner, (ii) changes in general economic or political conditions or events, circumstances, changes or effects affecting the securities markets in the United States generally, provided that in each such case, such changes do not affect such Party in a materially disproportionate manner, (iii) any circumstance, change or effect that directly results from any action required to be taken pursuant to this Agreement or the transactions contemplated hereunder, (iv) any circumstance, change or effect that directly results from the announcement of this Agreement or the transactions contemplated hereunder, (v) any change in the price per share of Buyer’s common stock as reported by The Nasdaq Global Select Market, but not including the underlying cause of such change, (vi) a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, provided that such changes do not affect such Party in a materially disproportionate manner, or (vii) any failure to obtain bankruptcy court approval for consent to assignment to the Company of any client contracts of Brincko.

“Material Contract” means a Brincko Material Contract or a Sitrick Co Material Contract, as applicable.

“Maximum Earn-Out Share Number” has the meaning set forth in Section 2.7(a)(xviii).

“Membership Unit Transfer” has the meaning set forth in Section 2.1(b).

“M. Sitrick” has the meaning set forth in the preamble to this Agreement.

“M. Sitrick Accredited Investor Questionnaire” has the meaning set forth in the Goodwill Purchase Agreement.

“Net Working Capital” means the Current Assets less the Current Liabilities as of the Closing Date.

“Noncompetition Agreements” has the meaning set forth in the Recitals.

“Notice of Option Exercise” has the meaning set forth in Section 2.7(c)(iii).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Encumbrance” means (a) liens shown on or reflected in the balance sheets included in the Sitrick Co Financial Statements or Brincko Financial Statements, as applicable; (b) easements, covenants, conditions and restrictions (including, without limitation, zoning, building and use restrictions) of record or minor irregularities in title which do not materially interfere with the use of the applicable property; and (c) liens for Taxes and other Government Entity charges and assessments that are not yet due or delinquent.

“Permits” of a Seller means the Brincko Permits or the Sitrick Co Permits, as applicable.

“Person” means an individual, a partnership, a corporation, a firm, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, a Government Entity or other legal entity.

“Policies” has the meaning set forth in Section 2.7(j)(ii).

“Proposal” has the meaning set forth in Section 6.5.

“Purchase Price” has the meaning set forth in Section 2.2(c).

“Purchased Assets” means, collectively, the Contributed Assets and the Contributed Contracts as such terms are defined in the Contribution Agreement.

“Real Property Leases” of a Seller means the Brincko Real Property Leases or the Sitrick Co Real Property Leases, as applicable.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching or migration of substances into the indoor or outdoor environment, including the movement of substances through the air, soil, surface water or groundwater.

“Releasees” has the meaning set forth in Section 8.6(a).

“Releasors” has the meaning set forth in Section 8.6(a).

“Restricted Company Shares” has the meaning set forth in the Lock-Up Agreement.

“Restricted Stock Consideration” means the Brincko Restricted Stock Consideration together with the Sitrick Co Restricted Stock Consideration.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.3(a).

“Seller Indemnitees” has the meaning set forth in Section 9.6(a).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Selling Parties” has the meaning set forth in the preamble to this Agreement.

“Share Price” means (a) the Closing Date Share Price if the Closing Date Share Price is greater than or equal to $18.71; (b) $18.71 if the Closing Date Share Price is less than $18.71 but is greater than or equal to $16.00; or (c) an amount equal to the product of (i) $18.71 and (ii) the quotient of the Closing Date Share Price divided by $16.00, if the Closing Date Share Price is less than $16.00.

“Sitrick Basket” has the meaning set forth in Section 9.7(a).

“Sitrick Business” means the business of Sitrick Co that was conducted during the 24 month period prior to the Closing Date, including but not limited to the marketing, sale or provision of consulting services involving strategic communications, public relations, crisis management, entertainment, sports and media marketing, media relations, turnaround management, reputation management, market perception studies, and/or internal and external corporate communications relating to mergers and acquisitions, tender offers, proxy contests, corporate disclosures, bankruptcies, restructurings, litigation, political or marketing controversies, executive compensation, personnel issues, executive transitions, and government investigations.

“Sitrick Cap” has the meaning set forth in Section 9.7(c).

“Sitrick Co” has the meaning set forth in the preamble to this Agreement.

“Sitrick Co Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Sitrick Co Benefit Plan” has the meaning set forth in Section 3.13(a).

“Sitrick Co Business Filings” has the meaning set forth in Section 3.7(a)(ii).

“Sitrick Co Dispute Notice” has the meaning set forth in Section 2.6(a)(ii).

“Sitrick Co ESOP” means the Sitrick And Company Employee Stock Ownership Plan, together with the Sitrick And Company Employee Stock Ownership Trust.

“Sitrick Co ESOP Loans” means (i) the Junior Subordinated Promissory Note in the amount of $1,600,000 between M. Sitrick as lender and Sitrick Co as borrower entered into on December 22, 2008, and (ii) the Term Note in the amount of $5,491,000 between City National Bank as lender and Sitrick Co as borrower entered into on November 15, 2005.

“Sitrick Co Estimated Working Capital” has the meaning set forth in Section 2.2(b).

“Sitrick Co Final Working Capital” has the meaning set forth in Section 2.6(a)(ii).

“Sitrick Co Financial Statements” has the meaning set forth in Section 3.4(a).

“Sitrick Co Foreign Benefit Plan” has the meaning set forth in Section 3.13(i).

“Sitrick Co Initial Purchase Price” means an amount equal to (a) the product of (i) seven (7); (ii) the Sitrick Co Initial Purchase Price EBITDA; (iii) an amount equal to (A) 100%, minus (B) the Goodwill Purchase Price Percentage; and (iv) fifty-five percent (55%); minus (b) the amount, if any, by which the Sitrick Co Estimated Working Capital is less than the Sitrick Co Target Working Capital; plus (c) the amount, if any, by which the Sitrick Co Estimated Working Capital is greater than the Sitrick Co Target Working Capital.

“Sitrick Co Initial Purchase Price EBITDA” means $10,101,109.00.

“Sitrick Co Insurance Policies” has the meaning set forth in Section 3.14(a).

“Sitrick Co IP Licenses” has the meaning set forth in Section 3.10(d).

“Sitrick Co IP Licenses In” has the meaning set forth in Section 3.10(d).

“Sitrick Co IP Licenses Out” has the meaning set forth in Section 3.10(d).

“Sitrick Co Leased Property” has the meaning set forth in Section 3.11(c).

“Sitrick Co Material Contract” means the Sitrick Co IP Licenses, the Sitrick Co Real Property Leases and all other contracts, agreements and instruments set forth or required to be set forth on Schedule 3.15(a).

“Sitrick Co Membership Units” has the meaning set forth in the Recitals.

“Sitrick Co Permits” has the meaning set forth in Section 3.7(b).

“Sitrick Co Real Property Leases” has the meaning set forth in Section 3.11(b).

“Sitrick Co Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Sitrick Co Restricted Stock Consideration” has the meaning set forth in Section 3.28.

“Sitrick Co Statement” has the meaning set forth in Section 2.6(a)(i).

“Sitrick Co Target Working Capital” means $3,233,000.00.

“Sitrick Co Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Sitrick Co Working Capital” has the meaning set forth in Section 2.6(a)(i).

“Sitrick Co Working Capital Adjustment” has the meaning set forth in Section 2.6(a)(i).

“Sitrick Excluded Representations and Warranties” means the representations and warranties of the Sitrick Parties made in Section 3.1 (Organization, Power and Authority); Section 3.3 (Ownership; Capitalization; Subsidiaries); Section 3.6 (Title to Assets); Section 3.13 (Employee Benefits); Section 3.19 (Brokerage); Section 3.28 (Accredited Investor); Section 3.29 (Receipt of Restricted Stock Consideration for Seller’s Own Account); Section 3.30 (Restricted Securities); Section 3.31 (Legends); and Section 3.32 (The Company).

“Sitrick Parties” has the meaning set forth in the preamble to this Agreement.

“Sitrick Trust” has the meaning set forth in the Recitals.

“Statement of Earn-Out Objections” has the meaning set forth in Section 2.7(f).

“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency, fee or similar amount, imposed, assessed or collected by or under the authority of any Government Entity, including any income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, fee or similar amount of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return, election or other document relating to Taxes (including schedules or attachments thereto) filed or required to be filed with any taxing authority and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.8(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to this Agreement, including, without limitation, the Goodwill Purchase Agreement, the Contribution Agreement, the Employment Agreements, the Lock-Up Agreements, the Accredited Investor Questionnaires, the M. Sitrick Accredited Investor Questionnaire and the Noncompetition Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“WARN Act” has the meaning set forth in Section 3.16(d).

SECTION 2.  THE PURCHASE.

2.1          Sale and Purchase of the Company Membership Units.

(a)           Brincko Membership Units.  Upon the terms and subject to the conditions of this Agreement and in consideration of the applicable portion of the Purchase Price, at the Closing, Brincko shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and take delivery of, the Brincko Membership Units free and clear of any Encumbrances (such sale, assignment, transfer and delivery, the “Brincko Membership Unit Transfer”).

(b)           Sitrick Co Membership Units.  Upon the terms and subject to the conditions of this Agreement and in consideration of the applicable portion of the Purchase Price, at the Closing, Sitrick Co shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and take delivery of, the Sitrick Co Membership Units free and clear of any Encumbrances (such sale, assignment, transfer and delivery, together with the Brincko Membership Unit Transfer, the “Membership Unit Transfer”).

2.2          Estimated Working Capital; Purchase Price.

(a)           Brincko Estimated Working Capital.  At least three (3) Business Days prior to the Closing Date, Brincko shall deliver to Buyer a closing statement, certified by J. Brincko, setting forth the estimated Net Working Capital of Brincko (the “Brincko Estimated Working Capital”).

(b)           Sitrick Co Estimated Working Capital.  At least three (3) Business Days prior to the Closing Date, Sitrick Co shall deliver to Buyer a closing statement, certified by the chief financial officer of Sitrick Co, setting forth the estimated Net Working Capital of Sitrick Co (the “Sitrick Co Estimated Working Capital”).

(c)           Purchase Price.  The purchase price for the Company Membership Units shall be an amount equal to the aggregate of (i) the Initial Purchase Price; plus (ii) the amount of any Earn-Out Payment due and payable pursuant to Section 2.7 (collectively with clause (i), the “Purchase Price”).

2.3           Closing.  Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Section 10 (Termination), and subject to the satisfaction or waiver of all of the conditions set forth in Section 7, the closing of the Membership Unit Transfer (the “Closing”) shall take place at 10:00 A.M., California time, at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660, no later than three (3) Business Days after the last of the conditions set forth in Section 7 hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Selling Parties and Buyer shall agree in writing (the “Closing Date”).

2.4           Payment of the Initial Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to each Seller its applicable portion of the Initial Purchase Price by (a) delivery to each Seller, as applicable, of an amount equal to such Seller’s Initial Purchase Price Cash Consideration, in immediately available funds by wire transfer to the account designated by such Seller in writing at least three (3) Business Days prior to Closing; and (b) electronic delivery to each Seller, as applicable, of that number of shares of restricted common stock of Buyer representing such Seller’s Initial Purchase Price Restricted Stock Consideration, as set forth on Schedule A, to the brokerage or other account designated by such Seller in writing at least three (3) Business Days prior to Closing; provided, however, that if such Seller’s account is not credited with such shares within three (3) Business Days after Closing, then upon notice by such Seller, Buyer shall deliver to such Seller the cash equivalent of such Seller’s Initial Purchase Price Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by such Seller in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.4 shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.  Schedule A will be updated by Buyer at the Closing such that the actual amounts of each Seller’s Initial Purchase Price Cash Consideration and Initial Purchase Price Restricted Stock Consideration to be paid/issued to each Seller by Buyer at Closing are set forth on Schedule A at Closing, which updated schedule shall be delivered by Buyer to the Selling Parties at the Closing.

2.5           Post-Closing Adjustment to the Brincko Initial Purchase Price.

(a)           Adjustment.

(i)           No later than 120-days following the Closing Date, Buyer shall deliver to Brincko (A) an audited balance sheet of the Company as of the Closing Date; and (B) a report setting forth the actual Net Working Capital of Brincko as of the Closing Date (“Brincko Working Capital”), and the amount by which the Brincko Initial Purchase Price is to be adjusted (the “Brincko Working Capital Adjustment”) in accordance with Section 2.5(b) or 2.5(c) as a result thereof (collectively, the “Brincko Statement”).  The audit of the balance sheet of the Company shall be performed by a nationally recognized independent registered accounting firm determined by Buyer.

(ii)           If Brincko disputes the accuracy of Brincko Statement, Brincko shall provide written notice to Buyer no later than 30-days following delivery of the Brincko Statement (the “Brincko Dispute Notice”) setting forth in reasonable detail those items that Brincko disputes (it being agreed that Brincko may not dispute the definition of Brincko Working Capital or its components), and the amounts of any adjustments that are necessary in Brincko’s judgment for the computations contained in the Brincko Statement to conform to the requirements of this Agreement, and the basis for Brincko’s suggested adjustments.  Brincko shall be deemed to have agreed with all other items and amounts set forth in the Brincko Statement.  During the 30-day period following delivery of a Brincko Dispute Notice, Buyer and Brincko shall meet and negotiate in good faith with a view to resolving their disagreements over the disputed items.  During such 30-day period, Brincko shall be provided with such access to the financial books and records of the Company as it may reasonably request to enable it to review the Brincko Statement.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Brincko Final Working Capital shall be the amount agreed upon by them.  If the parties fail to resolve their differences over the disputed items within such 30-day period, then either Buyer or Brincko may submit the disputed items to KPMG LLP; provided, however, that if KPMG LLP is not then independent, then Buyer and the Sellers shall agree in good faith on another national firm of independent accountants (the “Accounting Arbitrator”) to make a binding determination as to the disputed items in accordance with this Agreement.  If Brincko does not timely deliver a Brincko Dispute Notice, the Brincko Working Capital set forth in the Brincko Statement shall become the Brincko Final Working Capital.  The Brincko Working Capital, as finally determined in accordance with this Section 2.5(a)(ii) and Section 2.5(a)(iii) is referred to herein as the “Brincko Final Working Capital.”

(iii)           The Accounting Arbitrator will, under the terms of its engagement, have no more than (A) 30-days from the date of referral; and (B) 10 Business Days from the final submission of information and testimony by Buyer and Brincko within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Brincko Dispute Notice), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyer, on the one hand, and Brincko, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.  By way of illustration, if Buyer claims before the Accounting Arbitrator that the determination of Brincko Working Capital is $1,000,000, and Brincko claims before the Accounting Arbitrator that the determination of Brincko Working Capital is $1,500,000, and if the Accounting Arbitrator ultimately resolves the dispute by awarding Buyer $300,000 of the $500,000 difference, then the costs and expenses of the Accounting Arbitrator will be allocated 60% (i.e., 300,000 ÷ 500,000) to Brincko and 40% (i.e., 200,000 ÷ 500,000) to Buyer.

(b)           Payment by Sellers.  If the Brincko Final Working Capital is less than the Brincko Estimated Working Capital, then Brincko shall, within five (5) Business Days after the determination of the Brincko Final Working Capital pay to Buyer an amount equal to the excess of the Brincko Estimated Working Capital over the Brincko Final Working Capital, by wire transfer of immediately available funds.

(c)           Payment by Buyer.  If the Brincko Final Working Capital is greater than the Brincko Estimated Working Capital, then Buyer shall, within five (5) Business Days after the determination of the Brincko Final Working Capital, pay to Brincko an amount equal to the excess of the Brincko Final Working Capital over the Brincko Estimated Working Capital, by wire transfer of immediately available funds.

2.6           Post-Closing Adjustment to the Sitrick Co Initial Purchase Price.

(a)           Adjustment.

(i)           No later than 120-days following the Closing Date, Buyer shall deliver to Sitrick Co (A) an audited balance sheet of the Company as of the Closing Date; and (B) a report setting forth the actual Net Working Capital of Sitrick Co as of the Closing Date (“Sitrick Co Working Capital”), and the amount by which the Sitrick Co Initial Purchase Price is to be adjusted (the “Sitrick Co Working Capital Adjustment”) in accordance with Section 2.6(b) or 2.6(c) as a result thereof (collectively, the “Sitrick Co Statement”).  The audit of the balance sheet of the Company shall be performed by a nationally recognized independent registered accounting firm determined by Buyer.

(ii)           If Sitrick Co disputes the accuracy of the Sitrick Co Statement, Sitrick Co shall provide written notice to Buyer no later than 30-days following delivery of the Sitrick Co Statement (the “Sitrick Co Dispute Notice”) setting forth in reasonable detail those items that Sitrick Co disputes (it being agreed that Sitrick Co may not dispute the definition of Sitrick Co Working Capital or its components), and the amounts of any adjustments that are necessary in Sitrick Co’s judgment for the computations contained in the Sitrick Co Statement to conform to the requirements of this Agreement, and the basis for Sitrick Co’s suggested adjustments.  Sitrick Co shall be deemed to have agreed with all other items and amounts set forth in the Sitrick Co Statement.  During the 30-day period following delivery of a Sitrick Co Dispute Notice, Buyer and Sitrick Co shall meet and negotiate in good faith with a view to resolving their disagreements over the disputed items.  During such 30-day period, Sitrick Co shall be provided with such access to the financial books and records of the Company as it may reasonably request to enable it to review the Sitrick Co Statement.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Sitrick Co Final Working Capital shall be the amount agreed upon by them.  If the parties fail to resolve their differences over the disputed items within such 30-day period, then either Buyer or Sitrick Co may submit the disputed items to the Accounting Arbitrator to make a binding determination as to the disputed items in accordance with this Agreement.  If Sitrick Co does not timely deliver a Sitrick Co Dispute Notice, the Sitrick Co Working Capital set forth in the Sitrick Co Statement shall become the Sitrick Co Final Working Capital.  The Sitrick Co Working Capital, as finally determined in accordance with this Section 2.6(a)(ii) and Section 2.6(a)(iii) is referred to herein as the “Sitrick Co Final Working Capital.”

(iii)           The Accounting Arbitrator will, under the terms of its engagement, have no more than (A) 30-days from the date of referral; and (B) no more than 10 Business Days from the final submission of information and testimony by Buyer and Sitrick Co within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Sitrick Co Dispute Notice), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyer, on the one hand, and Sitrick Co, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.  By way of illustration, if Buyer claims before the Accounting Arbitrator that the determination of Sitrick Co Working Capital is $1,000,000, and Sitrick Co claims before the Accounting Arbitrator that the determination of Sitrick Co Working Capital is $1,500,000, and if the Accounting Arbitrator ultimately resolves the dispute by awarding Buyer $300,000 of the $500,000 difference, then the costs and expenses of the Accounting Arbitrator will be allocated 60% (i.e., 300,000 ÷ 500,000) to Sitrick Co and 40% (i.e., 200,000 ÷ 500,000) to Buyer.

(b)           Payment by Sellers.  If the Sitrick Co Final Working Capital is less than the Sitrick Co Estimated Working Capital, then Sitrick Co shall, within five (5) Business Days after the determination of the Sitrick Co Final Working Capital pay to Buyer an amount equal to the excess of the Sitrick Co Estimated Working Capital over the Sitrick Co Final Working Capital, by wire transfer of immediately available funds.

(c)           Payment by Buyer.  If the Sitrick Co Final Working Capital is greater than the Sitrick Co Estimated Working Capital, then Buyer shall, within five (5) Business Days after the determination of the Sitrick Co Final Working Capital, pay to Sitrick Co an amount equal to the excess of the Sitrick Co Final Working Capital over the Sitrick Co Estimated Working Capital, by wire transfer of immediately available funds.

2.7           Earn-Out.

(a)           Definitions.

(i)           For purposes of this Section 2.7, “Annual Earn-Out EBITDA” means the EBITDA of the Company as of its most recently completed Earn-Out Year, calculated in accordance with GAAP, consistent with the Financial Statements, as adjusted in accordance with Schedule B and taking into account the principles set forth therein.

(ii)           For purposes of this Section 2.7, “Annualized Earn-Out EBITDA” means the product of (a) the quotient of (i) EBITDA of the Company for the then completed fiscal months of the applicable Earn-Out Year (calculated in accordance with GAAP, consistent with the Financial Statements, as adjusted in accordance with Schedule B and taking into account the principles set forth therein), divided by (ii) the number of the then completed fiscal months of the applicable Earn-Out Year, and (b) twelve (12).

(iii)           For purposes of this Section 2.7, “Average Annualized Earn-Out EBITDA” means the quotient of (a) the sum of the Annualized Earn-Out EBITDA for the then completed fiscal months of the applicable Earn-Out Year and each of the Annual Earn-Out EBITDAs of the Company for the then elapsed Earn-Out Years, divided by (b) the sum of (i) one (1) and (ii) the number of then elapsed Earn-Out Years.

(iv)           For purposes of this Section 2.7, the “Brincko Earn-Out Payment Floor” means an amount equal to $2,250,000.

(v)           For purposes of this Section 2.7, “Change of Control” means the occurrence of any of the following: (A) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Buyer, a subsidiary of Buyer or a Buyer employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Buyer or the Company representing forty-five percent (45%) or more of the combined voting power of Buyer’s or the Company’s then outstanding securities, as applicable; (B) a change in the composition of the Board of Directors of Buyer (the “Buyer Board”) such that the individuals who, as of the Closing Date, constitute the Buyer Board (the  “Incumbent Board”) cease for any reason to constitute at least a majority of the Buyer Board, if the new members of the Buyer Board after such change are not affiliated with any of the Selling Parties; provided, however, that for purposes of this Section 2.7(a)(v), any individual who becomes a member of the Buyer Board subsequent to the Closing Date whose election, or nomination for election by Buyer’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Buyer Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; or (C) the consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Buyer or the Company (other than the Transactions) or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, the individuals and entities who were the beneficial owners of the voting securities of Buyer or the Company, as applicable, immediately prior to the Business Combination beneficially own, directly or indirectly, more than fifty-five percent (55%) of the combined voting power of the then outstanding voting securities of the surviving entity in the Business Combination (including, without limitation, an entity which as a result of such transaction owns Buyer or the Company or all or substantially all of Buyer’s or the Company’s assets, as applicable).

(vi)           For purposes of this Section 2.7, the “Earn-Out Cash Consideration” for a Seller means an amount equal to (A) the Full-Term Earn-Out Payment (or Accelerated Earn-Out Payment, as applicable) for such Seller; minus (B) the product of (i) the Earn-Out Restricted Stock Consideration and (ii) the Earn-Out Share Price used to calculate such Earn-Out Restricted Stock Consideration.

(vii)          For purposes of this Section 2.7, “Earn-Out EBITDA” means the average Annual Earn-Out EBITDA of the Company for the then-elapsed Earn-Out Years.

(viii)         For purposes of this Section 2.7, “Earn-Out Measurement Period” means the four-year fiscal period beginning at 12:01 a.m. California time on the first day of the first fiscal month of Buyer immediately following the Closing Date (the “Earn-Out First Day”), and ending at 11:59 p.m. California time on the date that is one (1) day immediately prior to the four (4) year fiscal anniversary of the Earn-Out First Day.  By way of illustration, if the Closing Date were to occur on November 20, 2009, the Earn-Out First Day would be November 29, 2009 (the first day of the following fiscal month) and the Earn-Out Measurement Period would end on November 23, 2013 (the day before the four-year fiscal anniversary of the Earn-Out First Day).

(ix)           For purposes of this Section 2.7, the “Earn-Out Restricted Stock Consideration” for a Seller means that number of shares of restricted common stock of Buyer, rounded down to the nearest whole share, equal to the quotient of (A) the product of a percentage to be determined by Buyer in its sole discretion (subject to the limitation set forth in Section 2.7(g)) and the Full-Term Earn-Out Payment (or Accelerated Earn-Out Payment, as applicable) for such Seller, divided by (B) the Earn-Out Share Price; provided, however, that (1) such percentage used for each Seller must be the same percentage used to calculate the Earn-Out Restricted Stock Consideration for the other Seller, and (2) in no event shall the aggregate of the Employee Bonus Pool Restricted Stock Consideration and the Earn-Out Restricted Stock Consideration for all Sellers exceed the Maximum Earn-Out Share Number.

(x)            For purposes of this Section 2.7, “Earn-Out Share Price” means the average closing price per share of Buyer’s common stock as reported by The Nasdaq Global Select Market for the three (3) trading days immediately preceding and the three (3) trading days immediately following the first public announcement by Buyer (including through a press release, quarterly report on Form 10-Q or annual report on Form 10-K for Buyer) of the financial results of Buyer for the period which includes the last day of the most recently completed Earn-Out Year.

(xi)           For purposes of this Section 2.7, “Earn-Out Year” means, (A) for the first Earn-Out Year, a period beginning on the Earn-Out First Day and ending on the date that is one (1) day immediately prior to the one (1) year fiscal anniversary of the Earn-Out First Day; and (B) for each subsequent Earn-Out Year, a period beginning on the day immediately following the last day of the previous Earn-Out Year and ending on the date that is one (1) day immediately prior to the one (1) year fiscal anniversary of that Earn-Out Year.  By way of illustration, if the Closing Date were to occur on November 20, 2009, the first Earn-Out Year would be the period from November 29, 2009 to November 27, 2010; the second Earn-Out Year would be the period from November 28, 2010 to November 26, 2011; the third Earn-Out Year would be the period from November 27, 2011 to November 24, 2012; and the fourth Earn-Out Year would be the period from November 25, 2012 to November 23, 2013.

(xii)           For purposes of this Section 2.7, the “Employee Bonus Pool Cash Consideration” means an amount equal to (A) the Employee Bonus Pool Payment minus (B) the product of (i) the Employee Bonus Pool Restricted Stock Consideration and (ii) the Earn-Out Share Price used to calculate such Employee Bonus Pool Restricted Stock Consideration.

(xiii)          For purposes of this Section 2.7, the “Employee Bonus Pool Payment” means the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, (3) forty-five percent (45%), and (4) the Employee Bonus Pool Percentage; provided, however, that if Brincko elects the Acceleration Option solely as to itself pursuant to Section 2.7(c)(iv) and is paid an Accelerated Earn-Out Payment, then the Employee Bonus Pool Payment shall be the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, (3) forty-five (45%) percent, (4) an amount equal to (a) 100% minus (b) the Applicable Percentage or Adjusted Applicable Percentage, as applicable, used to calculate Brincko’s Accelerated Earn-Out Payment, and (5) the Employee Bonus Pool Percentage.

(xiv)          For purposes of this Section 2.7, the “Employee Bonus Pool Reduction” means the sum of (1) the Employee Bonus Pool Payment and (2) any costs or assessments applicable to Buyer or the Company mandated by any federal, state or local Government Entity and associated with the Employee Bonus Pool Payment, including, without limitation, any required payroll deductions, Federal Insurance Contributions Act taxes, Federal Unemployment Tax Act taxes, and defined contribution plan matches.

(xv)           For purposes of this Section 2.7, the “Employee Bonus Pool Restricted Stock Consideration” means that number of shares of restricted common stock of Buyer, rounded down to the nearest whole share, equal to the quotient of (A) the product of a percentage to be determined by Buyer in its sole discretion and the Employee Bonus Pool Payment, divided by (B) the Earn-Out Share Price; provided, however, that in no event shall the aggregate of the Employee Bonus Pool Restricted Stock Consideration and the Earn-Out Restricted Stock Consideration for all Sellers exceed the Maximum Earn-Out Share Number.

(xvi)          For purposes of this Section 2.7, the “Employee Bonus Pool Tax Benefit” means the amount of any Tax benefit actually realized by Buyer for the taxable year in which an Employee Bonus Pool Payment is made or the immediately following taxable year with respect to such Employee Bonus Pool Payment.  Buyer shall be deemed to actually realize a Tax benefit with respect to an Employee Bonus Pool Payment for a taxable year if, and to the extent that, Buyer’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Employee Bonus Pool Payment, exceeds Buyer’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Employee Bonus Pool Payment.

(xvii)         For purposes of this Section 2.7, the “Full-Term Earn-Out Payment” for a Seller means the product of (a) an amount equal to (A) the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, and (3) forty-five percent (45%), minus (B) the Employee Bonus Pool Reduction, if any; and (b) the Adjusted Applicable Percentage for such Seller; provided, however, that if Brincko elects the Acceleration Option solely as to itself pursuant to Section 2.7(c)(iv) and is paid an Accelerated Earn-Out Payment, then the Full-Term Earn-Out Payment for Sitrick Co shall be the product of (i) an amount equal to (a) the product of (1) seven (7), (2) the Earn-Out EBITDA for the Earn-Out Measurement Period, (3) forty-five percent (45%), and (4) an amount equal to (A) 100% minus (B) the Applicable Percentage or Adjusted Applicable Percentage, as applicable, used to calculate Brincko’s Accelerated Earn-Out Payment, minus (b) the Employee Bonus Pool Reduction, if any; and (ii) an amount equal to (a) 100% minus (b) the Goodwill Purchase Price Percentage.

(xviii)        For purposes of this Section 2.7, “Maximum Earn-Out Share Number” means that number of shares of common stock of Buyer that is equal to 19.99% of the number of outstanding shares of common stock of Buyer as of the date of this Agreement less the aggregate of the Initial Purchase Price Restricted Stock Consideration for the Sellers, less the aggregate of any Earn-Out Restricted Stock Consideration paid to the Sellers as part of any Accelerated Earn-Out Payment(s), and less the aggregate of any Goodwill Initial Purchase Price Restricted Stock Consideration and any Goodwill Earn-Out Restricted Stock Consideration paid to M. Sitrick under the Goodwill Purchase Agreement.

(b)           Full-Term Earn-Out Payment; Employee Bonus Pool Payment; Brincko Earn-Out Payment Floor.

(i)           Subject to Section 2.7(c), upon completion of the Earn-Out Measurement Period, if the Earn-Out EBITDA for the Earn-Out Measurement Period is greater than or equal to the Initial Purchase Price EBITDA, then Buyer shall pay, or cause to be paid, to each Seller, the Full-Term Earn-Out Payment for such Seller, which amount shall consist of (A) such Seller’s Earn-Out Cash Consideration, in immediately available funds paid by wire transfer to the account designated by such Seller in writing at least three (3) Business Days prior to the date that such payment is due; and (B) that number of shares of restricted common stock of Buyer representing such Seller’s Earn-Out Restricted Stock Consideration, electronically delivered to the brokerage or other account designated by such Seller in writing at least three (3) Business Days prior to the date that such payment is due; provided, however, that if such shares are not delivered to the applicable Seller within three (3) Business Days of the date that the Full-Term Earn-Out Payment is due, then upon notice by such Seller, Buyer shall deliver to such Seller the cash equivalent of such Seller’s Earn-Out Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by such Seller in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.7(b)(i) shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.

(ii)           If the applicable conditions stated in the last paragraph of Schedule E are met, Buyer shall, or shall cause the Company to, as appropriate, pay the Employee Bonus Pool Payment to the employees and/or consultants of the Company as directed by the Management Officers in the Employee Bonus Pool Statement.  The Employee Bonus Pool Payment shall consist of (A) the Employee Bonus Pool Cash Consideration, in immediately available funds paid by wire transfer to the account designated by the Company in writing at least three (3) Business Days prior to the date that such payment is due; and (B) that number of shares of restricted common stock of Buyer representing the Employee Bonus Pool Restricted Stock Consideration, electronically delivered to the brokerage or other account for the applicable recipient.  If Buyer realizes an Employee Bonus Pool Tax Benefit, then Buyer shall pay, or cause to be paid, to each Seller, such Seller’s Adjusted Applicable Percentage of the Employee Bonus Pool Tax Benefit in cash (in immediately available funds by wire transfer to an account designated in advance and in writing by the applicable Seller).  For the avoidance of doubt, no portion of the Employee Bonus Pool Reduction will be deemed to be an expense for purposes of determining the Earn-Out EBITDA of the Company.

(iii)           Notwithstanding anything to the contrary in this Section 2.7(b), if, upon completion of the Earn-Out Measurement Period, (i) the Earn-Out EBITDA for the Earn-Out Measurement Period is less than the Initial Purchase Price EBITDA, and (ii) J. Brincko has not voluntarily terminated his employment with the Company for other than “Good Reason,” death or “Permanent Disability” (as such terms are defined in J. Brincko’s Employment Agreement) prior to the end of the Earn-Out Measurement Period, then Buyer shall pay, or cause to be paid, to Brincko, the Brincko Earn-Out Payment Floor in cash (in immediately available funds by wire transfer to an account designated by Brincko at least three (3) Business Days prior to the date that such payment is due).

(c)           Accelerated Earn-Out Payment Upon a Change of Control.

(i)           Subject to Section 2.7(c)(iii) and (iv), if a Change of Control occurs prior to the end of the Earn-Out Measurement Period and a Notice of Option Exercise is timely delivered by Sitrick Co or Brincko pursuant to Section 2.7(c)(iii) or (iv), then Buyer shall pay, or cause to be paid, to the applicable Sellers, in lieu of the Full-Term Earn-Out Payment and the Brincko Earn-Out Payment Floor, as applicable, an amount calculated as follows (the “Accelerated Earn-Out Payment”):

(A)           If the Change of Control occurs prior to the end of the first Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Initial Purchase Price EBITDA, (3) forty-five percent (45%), and (4) the Applicable Percentage for such Seller.

(B)           If the Change of Control occurs on or after the end of the first Earn-Out Year but at or before the end of the first six fiscal months of the second Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) their respective Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Annual Earn-Out EBITDA for the first Earn-Out Year; and (iii) forty-five percent (45%).

(C)           If the Change of Control occurs after the end of the first six fiscal months of the second Earn-Out Year but before the end of the second Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the second Earn-Out Year, (3) forty-five percent (45%), and (4) the Adjusted Applicable Percentage for such Seller.

(D)           If the Change of Control occurs on or after the end of the second Earn-Out Year but at or before the end of the first six fiscal months of the third Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) their respective Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Earn-Out EBITDA as of the end of the second Earn-Out Year; and (iii) forty-five percent (45%).

(E)           If the Change of Control occurs after the end of the first six fiscal months of the third Earn-Out Year but before the end of the third Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the third Earn-Out Year, (3) forty-five percent (45%), and (4) the Adjusted Applicable Percentage for such Seller.

(F)           If the Change of Control occurs on or after the end of the third Earn-Out Year but at or before the end of the first six fiscal months of the fourth Earn-Out Year, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) their respective Adjusted Applicable Percentage and (2) an amount equal to the product of (i) seven (7); (ii) the Earn-Out EBITDA as of the end of the third Earn-Out Year; and (iii) forty-five percent (45%).

(G)           If the Change of Control occurs after the end of the first six fiscal months of the fourth Earn-Out Year but before the end of the Earn-Out Measurement Period, then the applicable Sellers shall each be entitled to an Accelerated Earn-Out Payment that is equal to the product of (1) seven (7), (2) the Average Annualized Earn-Out EBITDA for the then completed fiscal months of the fourth Earn-Out Year, (3) forty-five percent (45%), and (4) the Adjusted Applicable Percentage for such Seller.

(ii)           The Accelerated Earn-Out Payment shall consist of the Earn-Out Cash Consideration and the Earn-Out Restricted Stock Consideration, and shall be paid to each applicable Seller by (A) delivery of such Seller’s Earn-Out Cash Consideration in immediately available funds paid by wire transfer to the account designated by such Seller in writing at least three (3) Business Days prior to the date that such payment is due; and (B) electronic delivery of that number of shares of restricted common stock of Buyer representing such Seller’s Earn-Out Restricted Stock Consideration to the brokerage or other account designated by such Seller in writing at least three (3) Business Days prior to the date that such payment is due; provided, however, that if such shares are not delivered to the applicable Seller within three (3) Business Days after the date that such payment is due, then upon notice by such Seller, Buyer shall deliver to such Seller the cash equivalent of such Seller’s Earn-Out Restricted Stock Consideration in immediately available funds by wire transfer to the account designated by such Seller in such notice.  Each of the Sellers acknowledges and agrees that all shares delivered to such Seller pursuant to this Section 2.7(c)(ii) shall be deemed to be Restricted Company Shares under the Lock-Up Agreement and shall be subject to the restrictions under the Lock-Up Agreement.

(iii)           If Buyer notifies the Sellers that Buyer expects a Change of Control to occur prior to the end of the Earn-Out Measurement Period (the “Change of Control Notice”), then Sitrick Co (on behalf of the Sellers and M. Sitrick) shall have the one-time option per occurrence (the “Acceleration Option”) to elect that the Sellers, in lieu of payment of the Full-Term Earn-Out Payment and the Brincko Earn-Out Payment Floor, shall receive the Accelerated Earn-Out Payment specified in Section 2.7(c)(i).  Buyer shall deliver the Change of Control Notice to the Sellers at least 30-days prior to a Change of Control.  In order to exercise the Acceleration Option, Sitrick Co is required to deliver written notice of the exercise of the Acceleration Option (a “Notice of Option Exercise”) to Buyer within 30-days following delivery of the Change of Control Notice by Buyer to the Sellers.  Notwithstanding anything herein to the contrary, if the Change of Control contemplated by the Change of Control Notice does not occur during the Earn-Out Measurement Period, then the Notice of Option Exercise delivered by Sitrick Co shall be deemed revoked and no Accelerated Earn-Out Payment shall be due or payable.

(iv)           Notwithstanding anything to the contrary in this Agreement, if (a) Buyer delivers a Change of Control Notice to the Sellers, (b) Sitrick Co does not elect the Acceleration Option in connection with such Change of Control Notice, and (c) any of the Sitrick Parties has a conflict of interest with any of the Brincko Parties in connection with the expected Change of Control, then Brincko shall have the right (solely as to itself and not as to Sitrick Co or M. Sitrick) to elect the Acceleration Option such that Brincko, in lieu of payment of the Full-Term Earn-Out Payment and the Brincko Earn-Out Payment Floor, shall receive the Accelerated Earn-Out Payment specified in Section 2.7(c)(i).  In order to exercise the Acceleration Option, Brincko is required to deliver a Notice of Option Exercise to Buyer within ten (10) Business Days after notice by Buyer to Brincko that its election right has been activated.  Notwithstanding anything herein to the contrary, if the Change of Control contemplated by the Change of Control Notice does not occur during the Earn-Out Measurement Period, then the Notice of Option Exercise delivered by Brincko shall be deemed revoked and no Accelerated Earn-Out Payment shall be due or payable.

(v)           Notwithstanding anything to the contrary in this Agreement, if, in accordance with the terms of this Section 2.7, Buyer makes an Accelerated Earn-Out Payment to any of the Sellers, then Buyer shall not be required to pay the Full-Term Earn-Out Payment or the Brincko Earn-Out Payment Floor to such Sellers, and Buyer shall have no further obligation under this Section 2.7 with respect to such Sellers.  In addition, if Brincko elects the Acceleration Option pursuant to Section 2.7(c)(iv) above, then the Applicable Percentage or Adjusted Applicable Percentage used to calculate any subsequent payments made to Sitrick Co pursuant to this Section 2.7 shall be equal to the product of (a) an amount equal to (1) 100% minus (2) the Applicable Percentage or Adjusted Applicable Percentage, as applicable, used to calculate Brincko’s Accelerated Earn-Out Payment, and (b) an amount equal to (a) 100% minus (b) the Goodwill Purchase Price Percentage.

(d)           Earn-Out Statements.

(i)           Within 120-days following the end of each Earn-Out Year (except for the end of the final Earn-Out Year corresponding to the end the Earn-Out Measurement Period), Buyer will prepare or cause to be prepared and deliver or cause to be delivered to the Sellers a statement (each, an “Interim Earn-Out EBITDA Statement”) showing Buyer’s calculation of the Annual Earn-Out EBITDA for the applicable Earn-Out Year.

(ii)           In the event that Sitrick Co or Brincko elects to exercise the Acceleration Option pursuant to Section 2.7(c)(iii) or (iv), as applicable, and timely delivers the Notice of Option Exercise to Buyer, then within 90-days after the Change of Control, Buyer will prepare or cause to be prepared and deliver or cause to be delivered to the Sellers a statement (the “Accelerated Earn-Out EBITDA Statement”), which shall set forth Buyer’s calculation of the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as required to calculate the Accelerated Earn-Out Payment pursuant to Section 2.7(c); provided, however, that if the Change of Control occurs prior to the end of the first Earn-Out Year, then Buyer will deliver the Accelerated Earn-Out Payment to the applicable Sellers within 90-days following the Change of Control without regard to the following procedural provisions of this Section 2.7(d).

(iii)           Within 120-days after the end of the Earn-Out Measurement Period, Buyer will prepare or cause to be prepared and deliver or cause to be delivered to the Sellers a statement (the “Earn-Out EBITDA Statement”), which shall set forth Buyer’s calculation of the Earn-Out EBITDA for the Earn-Out Measurement Period.

(iv)           Upon receipt of any Interim Earn-Out EBITDA Statement from Buyer, the Sellers shall have 30-days to review such Interim Earn-Out EBITDA Statement.  If either of the Sellers disagrees with such Interim Earn-Out EBITDA Statement, such Seller(s) shall follow the procedures set forth in Section 2.7(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide such Seller(s) with such access to the financial books and records of the Company as it may reasonably request to enable it to review such Interim Earn-Out EBITDA Statement.  If neither of the Sellers or M. Sitrick timely delivers a Statement of Earn-Out Objections pursuant to Section 2.7(f) or pursuant to the Goodwill Purchase Agreement, then the Annual Earn-Out EBITDA for the applicable Earn-Out Year shall be as set forth in the Interim Earn-Out EBITDA Statement.

(v)           Upon receipt of any Accelerated Earn-Out EBITDA Statement from Buyer, the Sellers shall have 30-days to review the Accelerated Earn-Out EBITDA Statement.  If either of the applicable Sellers disagrees with such Accelerated Earn-Out EBITDA Statement, such Seller(s) shall follow the procedures set forth in Section 2.7(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide to such Seller(s) such access to the financial books and records of the Company as it may reasonably request to enable it to review such Accelerated Earn-Out EBITDA Statement.  If neither of the Sellers or M. Sitrick timely delivers a Statement of Earn-Out Objections pursuant to Section 2.7(f) or pursuant to the Goodwill Purchase Agreement, then the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as applicable, shall be as set forth in the Accelerated Earn-Out EBITDA Statement.

(vi)           Upon receipt of the Earn-Out EBITDA Statement from Buyer, the Sellers shall have 30-days to review the Earn-Out EBITDA Statement.  If either of the Sellers disagrees with such Earn-Out EBITDA Statement, such Seller(s) shall follow the procedures set forth in Section 2.7(f) to notify Buyer of, and resolve, such disagreement.  During such 30-day period, Buyer shall provide to such Seller(s) such access to the financial books and records of the Company as it may reasonably request to enable it to review such Earn-Out EBITDA Statement.  If neither of the Sellers or M. Sitrick timely delivers a Statement of Earn-Out Objections pursuant to Section 2.7(f) or pursuant to the Goodwill Purchase Agreement, then the Earn-Out EBITDA for the Earn-Out Measurement Period shall be as set forth in the Earn-Out EBITDA Statement.

(vii)          Within ten (10) Business Days after the final determination pursuant to Section 2.7(d)(v) of the Annual Earn-Out EBITDA, the Average Annualized Earn-Out EBITDA, or the Earn-Out EBITDA, as applicable, the Sellers shall prepare or cause to be prepared and deliver or cause to be delivered to Buyer a statement (the “Accelerated Adjusted Applicable Percentage Statement”), which shall be signed by each Seller and shall set forth the Adjusted Applicable Percentage for each Seller, calculated in accordance with Schedule E.  The Sellers shall, in connection with the preparation of the Adjusted Applicable Percentage Statement, negotiate in good faith to determine the mechanism for allocating the EBITDA of the Company among the Sellers and M. Sitrick, and Buyer shall have the right to rely on the Adjusted Applicable Percentages set forth on the Accelerated Adjusted Applicable Percentage Statement in making any payments to the Sellers pursuant to this Section 2.7.

(viii)         Within ten (10) Business Days after the final determination pursuant to Section 2.7(d)(vi) of the Earn-Out EBITDA for the Earn-Out Measurement Period, the Sellers shall prepare or cause to be prepared and deliver or cause to be delivered to Buyer a statement (the “Adjusted Applicable Percentage Statement”), which shall be signed by each Seller and shall set forth the Adjusted Applicable Percentage for each Seller calculated in accordance with Schedule E. The Sellers shall, in connection with the preparation of the Adjusted Applicable Percentage Statement, negotiate in good faith to determine the mechanism for allocating the EBITDA of the Company among the Sellers and M. Sitrick, and Buyer shall have the right to rely on the Adjusted Applicable Percentages set forth on the Adjusted Applicable Percentage Statement in making any payments to the Sellers pursuant to this Section 2.7.

(ix)           Within ten (10) Business Days after the final determination pursuant to Section 2.7(d)(vi) of the Earn-Out EBITDA for the Earn-Out Measurement Period, the Management Officers shall prepare or cause to be prepared and deliver or cause to be delivered to Buyer and the Company a statement (the “Employee Bonus Pool Statement”), which shall be signed by each Management Officer and shall set forth a list of all employees and/or consultants of the Company who are entitled to receive a portion of the Employee Bonus Pool Payment and the amount or percentage of the Employee Bonus Pool Payment to which such employee or consultant is entitled calculated in accordance with Schedule E.

(x)           Within ten (10) Business Days of the later of (a) receipt of the Accelerated Adjusted Applicable Percentage Statement from the Sellers and (b) receipt of the Accelerated Goodwill Adjusted Applicable Percentage Statement from M. Sitrick pursuant to the Goodwill Purchase Agreement, Buyer shall prepare or cause to be prepared and deliver or cause to be delivered to the Sellers a statement (the “Accelerated Earn-Out Payment Statement”), which shall set forth Buyer’s calculation of the Accelerated Earn-Out Payment for the applicable Seller(s).

(xi)           Within ten (10) Business Days of the later of (a) receipt of the Adjusted Applicable Percentage Statement from the Sellers and receipt of the Employee Bonus Pool Statement from the Management Officers and (b) receipt of the Goodwill Adjusted Applicable Percentage Statement from M. Sitrick pursuant to the Goodwill Purchase Agreement, Buyer shall prepare or cause to be prepared and deliver or cause to be delivered to the Sellers a statement (the “Final Earn-Out Payment Statement”), which shall set forth Buyer’s calculation of the Full-Term Earn-Out Payment, the Brincko Earn-Out Payment Floor, the Employee Bonus Pool Payment, and the Employee Bonus Pool Reduction, as applicable.

(xii)           Upon receipt of an Accelerated Earn-Out Payment Statement from Buyer, the Sellers shall have ten (10) Business Days to review the Accelerated Earn-Out Payment Statement.  If either of the Sellers disagrees with such Accelerated Earn-Out Payment Statement, Buyer and such Seller(s) shall endeavor in good faith, for a period not to exceed twenty (20) Business Days from the date of receipt of such Accelerated Earn-Out Payment Statement, to resolve such Seller’s objections.  If such objections are not so resolved at the end of the 20-Business Day period, then either the applicable Seller(s) or Buyer may submit the resolution of such objections to the Accounting Arbitrator in accordance with the procedure set forth in Section 2.7(f) with respect to Earn-Out Disputes.  If neither of the Sellers timely objects to the Accelerated Earn-Out Payment Statement, then the Accelerated Earn-Out Payment(s) shall be as set forth in the Accelerated Earn-Out Payment Statement.

(xiii)         Upon receipt of the Final Earn-Out Payment Statement from Buyer, the Sellers shall have ten (10) Business Days to review the Final Earn-Out Payment Statement.  If either of the Sellers disagrees with such Final Earn-Out Payment Statement, Buyer and such Seller(s) shall endeavor in good faith, for a period not to exceed twenty (20) Business Days from the date of receipt of such Final Earn-Out Payment Statement, to resolve such Seller’s objections.  If such objections are not so resolved at the end of the 20-Business Day period, then either the applicable Seller(s) or Buyer may submit the resolution of such objections to the Accounting Arbitrator in accordance with the procedure set forth in Section 2.7(f) with respect to Earn-Out Disputes.  If neither of the Sellers timely objects to the Final Earn-Out Payment Statement, then the Full-Term Earn-Out Payment, the Brincko Earn-Out Payment Floor, the Employee Bonus Pool Payment, and the Employee Bonus Pool Reduction, as applicable, shall be as set forth in the Final Earn-Out Payment Statement.

(xiv)         Notwithstanding the foregoing, if Brincko has previously elected the Acceleration Option solely as to itself pursuant to Section 2.7(c)(iv) and the Sellers have previously delivered to Buyer an Accelerated Adjusted Applicable Percentage Statement pursuant to Section 2.7(d)(vii), then (A) the Adjusted Applicable Percentage shall be as set forth on the Accelerated Adjusted Applicable Percentage Statement, and Sitrick Co shall not be required to deliver any subsequent Accelerated Adjusted Applicable Percentage Statement or Adjusted Applicable Percentage Statement, (B) only M. Sitrick shall be required to sign the Employee Bonus Pool Statement, and (C) Buyer may combine the Accelerated Earn-Out EBITDA Statement with the Accelerated Earn-Out Payment Statement or the Earn-Out EBITDA Statement with the Final Earn-Out Payment Statement, as applicable, and Sitrick Co shall have 30-days to review such combined statements pursuant to Section 2.7(d)(v) or Section 2.7(d)(vi), as applicable.

(xv)          In connection with the preparation of the above referenced Earn-Out Payment Statements, Buyer will obtain an audit of the financial statements of the Company for the applicable Earn-Out Year.  Each audit will be performed by a nationally recognized independent registered accounting firm determined by Buyer and will comply with GAAP and the then-current rules of the SEC.  The Parties agree that the costs of each such audit will be borne by the Company and included in determining EBIDTA for the applicable Earn-Out Year under audit.

(e)           Payment.

(i)           Within five (5) Business Days after the final determination of the Accelerated Earn-Out Payment, Buyer shall deliver the Accelerated Earn-Out Payment to the applicable Sellers in accordance with Section 2.7(c).

(ii)           Within five (5) Business Days after the final determination of the Full-Term Earn-Out Payment, Buyer shall deliver the Full-Term Earn-Out Payment to the Sellers in accordance with Section 2.7(b).

(iii)           Within five (5) Business Days after the final determination of the Employee Bonus Pool Payment, Buyer shall deliver the Employee Bonus Pool Payment to the Employee Bonus Pool in accordance with Section 2.7(b).

(iv)           Within five (5) Business Days after the final determination of the Brincko Earn-Out Payment Floor, Buyer shall deliver the Brincko Earn-Out Payment Floor to Brincko in accordance with Section 2.7(b).

(v)           Within forty-five (45) days after the filing of Buyer’s tax return for the taxable year in which any Employee Bonus Pool Tax Benefit is realized, Buyer shall deliver the Employee Bonus Pool Tax Benefit to the Sellers in accordance with Section 2.7(b).  Buyer shall prepare a schedule, certified by the Chief Financial Officer of Buyer, calculating the Employee Bonus Pool Tax Benefit or lack thereof for each year that an Employee Bonus Pool Tax Benefit may be payable pursuant to Section 2.7(b).

(f)            Objections to Earn-Out Payment Statements.  If either of the Sellers have any objections to any Accelerated Earn-Out EBITDA Statement, Interim Earn-Out EBITDA Statement or the Earn-Out EBITDA Statement, such Seller(s) shall deliver to Buyer a written statement (the “Statement of Earn-Out Objections”), no later than 30-days after delivery of any Accelerated Earn-Out EBITDA Statement, Interim Earn-Out EBITDA Statement or the Earn-Out EBITDA Statement, as the case may be, setting forth with reasonable specificity its objections and including supporting documentation.  Following receipt by Buyer of a Statement of Earn-Out Objections from any Seller(s), if any, Buyer and such Seller(s) shall endeavor in good faith, for a period not to exceed 30-days from the date of delivery of such Statement of Earn-Out Objections, to resolve the objections (each objection not so resolved, an “Earn-Out Dispute”).  If at the end of the 30-day period there are any Earn-Out Disputes, either the applicable Seller(s) or Buyer may submit the resolution of such Earn-Out Dispute to the Accounting Arbitrator.  The Accounting Arbitrator shall be instructed to resolve the Earn-Out Dispute in the same manner as the disputes with respect to the Working Capital Adjustment, if any, in accordance with Section 2.5(a)(iii) and the fees of such Accounting Arbitrator shall be allocated between the Sellers and Buyer in the same manner as set forth in Section 2.5(a)(iii); provided, however, that if one Seller (but not both) submits an Earn-Out Dispute to the Accounting Arbitrator, then the fees of the Accounting Arbitrator with respect to such Earn-Out Dispute shall be paid by the Party whose determination was furthest from that of the Accounting Arbitrator.  Buyer will revise any Interim Earn-Out EBITDA Statement, any Accelerated Earn-Out EBITDA Statement, the Earn-Out EBITDA Statement, any Accelerated Earn-Out Payment Statement and the Final Earn-Out Payment Statement, as the case may be, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.7(f) or Section 2.5(f) of the Goodwill Purchase Agreement.

(g)           Maximum Earn-Out Restricted Stock Consideration.  Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate of any Earn-Out Restricted Stock Consideration, whether paid as part of any Full-Term Earn-Out Payment or as part of any Accelerated Earn-Out Payment(s), exceed fifty percent (50%) of the Earn-Out Payment.

(h)           Right of Set-Off.  Buyer has the right to set-off any amounts payable to Buyer as a result of any claim by the Buyer Indemnitees for indemnification under Section 9 against any amounts payable to Sellers pursuant to this Section 2.7.

(i)           Illustrative Examples.  Attached as Schedule D are examples of the manner in which this Section 2.7 would be applied in the scenarios described therein.  Schedule D has been prepared for illustrative purposes only and is not intended to be binding on the Parties.  Schedule D does not constitute a part of this Agreement.

(j)           Operation of Business during the Earn-Out Measurement Period.

(i)           Management by Management Officers. For so long as M. Sitrick and J. Brincko are employed under their respective Employment Agreements, the Management Officers shall manage the day-to-day operations of the Company, shall comply with the Policies, and shall exercise managerial control and discretion with respect to the day-to-day management of the Company in a manner consistent with the Policies and consistent with the conduct of Sitrick Co and Brincko in their respective ordinary courses of business prior to the Closing, and in a manner reasonably expected of senior executive officers of a publicly-traded company.  Unless with respect to either M. Sitrick or J. Brincko, their employment with the Company is terminated by the Company in accordance with their respective Employment Agreements for “Cause” (as defined in such Employment Agreements), death or “Permanent Disability” (as defined in such Employment Agreements), (i) M. Sitrick shall be the senior most executive officer of the Company, shall be the Chairman and Chief Executive Officer of the Company and shall only report to the Chief Executive Officer of Buyer, (ii) J. Brincko shall be President of the Company and shall report directly to M. Sitrick, (iii) the duties of the Management Officers shall not be materially diminished by Buyer, and (iv) the Management Officers shall not be required by Buyer to relocate outside of the Los Angeles Metropolitan Area.

(ii)           Compliance with the Policies.  The Management Officers and the Sellers recognize that after the Closing the Company will be a wholly-owned subsidiary of Buyer, a publicly-traded entity, and as such, will be operated as an entity owned and controlled by Buyer.  The Management Officers agree to manage and operate the Company in compliance with and consistent with Buyer’s policies and procedures, including any Annual Operating Plan, Buyer’s corporate governance guidelines, codes of business conduct and ethics, insider trading policy, and internal controls policies (collectively, the “Policies”). Buyer has provided the Management Officers with copies of the documents that comprise the Policies (with the exception of an Annual Operating Plan, which shall be completed and adopted pursuant to Section 2.7(j)(iii)) as in effect as of the date hereof and will promptly advise the Management Officers of any changes or additions to the Policies after the date hereof. If any such changes or additions will materially and adversely impact the Management Officers’ ability to achieve the Earn-Out EBITDA targets set forth in this Section 2.7, then promptly after being notified of such changes, the Management Officers shall notify Buyer in writing of their concerns in that respect, and the Management Officers, the Sellers and Buyer shall negotiate in good faith to reach a mutually agreeable accommodation with respect to such change, which accommodation shall be deemed to be included within the definition of “Policies” for purposes of this Section 2.7(j).   In furtherance of the foregoing, the Sellers and the Management Officers agree and acknowledge that, prior to the date hereof, the businesses of Sitrick Co and Brincko have been managed and conducted in a certain manner, but that changes to such operations and the conduct of their respective businesses will necessarily have to be made in order to comply with the Policies and as may otherwise be necessary to properly operate and conduct the business as a business unit of Buyer, a publicly-traded entity.

(iii)           Annual Operating Plan.  As soon as practicable after the date hereof, but in no event later than forty-five (45) days after the Closing, Buyer and the Management Officers shall meet and negotiate in good faith an annual operating plan (an “Annual Operating Plan”) for the first Earn-Out Year.  Before the commencement of each subsequent Earn-Out Year, Buyer and the Management Officers shall cause the Company to revise the existing Annual Operating Plan, in the best interest of Buyer and the Company, and adopt a new Annual Operating Plan for the following Earn-Out Year.  The Parties agree that they shall meet quarterly to review the existing Annual Operating Plan and will mutually agree to any significant changes. The Chief Executive Officer of Buyer shall have the final approval authority for any Annual Operating Plan of the Company.  The consolidated Annual Operating Plan for the Company shall provide for separate business divisions of the Company consisting of the Sitrick Co business division and the Brincko business division.  Subject to the Sellers’ and the Management Officers’ compliance with this Section 2.7(j) and the Transaction Documents, Buyer agrees to provide the Company with cash as required to be provided by Buyer pursuant to the Annual Operating Plan, which cash funding, if requested by the Company, shall be in an amount not less than that required in order to maintain a working capital level consistent with the aggregate of the Brincko Target Working Capital and the Sitrick Co Target Working Capital.

(iv)           Actions Not Requiring Buyer’s Consent.  Notwithstanding the Policies, the Parties agree that the Management Officers may do the following without the consent of the Chief Executive Officer of Buyer:

(A)           subject to compliance with the conflicts procedures set forth on Schedule G, enter into client services contracts in a manner consistent with the ordinary course of business prior to Closing; and

(B)           engage in activities and actions in accordance with the applicable Annual Operating Plan.  The Parties further agree that the applicable Annual Operating Plan shall take precedence over any financial commitment authorization restriction or limitation set forth in the corporate governance guidelines.

(v)           Additional Personnel.  Buyer may not, without the approval of the Management Officers, which approval shall not be unreasonably withheld, make any significant changes in the management or operations of the Company (other than as permitted by the Employment Agreements) or place additional personnel to work within the Company to facilitate reporting, transition, management succession and other objectives deemed appropriate by Buyer.  Notwithstanding the foregoing, if the Company must add personnel in order to meet its financial reporting requirements as a subsidiary of a public company under the timelines imposed by Buyer for all of its subsidiaries, the Parties agree that such additional personnel costs shall be borne by the Company.

(vi)           Actions Requiring Mutual Consent.    During the Earn-Out Measurement Period, the following actions shall not be taken without the mutual consent of the Company (which consent must be provided by the Chief Executive Officer of the Company) and Buyer: (A) sale of the Company’s business units or lines, or (B) the merger or consolidation of the Company into an existing business line or subsidiary of Buyer.  The Parties agree that they will mutually discuss any potential acquisition, merger or business combination in the crisis communication, turnaround, and restructuring or financial advisory services practice areas prior to the execution of any definitive agreement; provided, however, that no consent of the Chief Executive Officer of the Company is required unless any merged or acquired business will be merged into or otherwise legally consolidated with the Company.  Notwithstanding anything to the contrary herein, any (X) sale of the Company’s business units or lines, (Y) merger or consolidation of the Company into an existing business line or subsidiary of Buyer, or (Z) merger or other legal consolidation of any merged or acquired business into or with the Company, in each case without the mutual consent of the Company and Buyer as provided in this Section 2.7(j)(vi) shall be deemed a “Change of Control” for purposes of this Section 2.7.

(vii)           Overhead Costs.  The Parties agree that the direct costs incurred by the Company as a stand-alone subsidiary of Buyer shall be borne by the Company.  Buyer covenants and agrees that, for the purposes of calculating the EBITDA of the Company in connection with this Section 2.7, Buyer shall bear all corporate overhead costs and, under no circumstances, shall the Company be held responsible for any portion of the overhead costs, other than the basic audit expenses for the audits of the Company pursuant to Section 2.7(d)(xv). For the purpose of calculating the EBITDA of the Company for purposes of this Section 2.7, the following items, without limitation, shall be excluded: (i) management fees, overhead allocation charges and similar indirect charges; (ii) except with regard to the basic audit expenses for the audits of the Company for the purpose of calculating the Full-Term Earn-Out Payment, costs of audit services and other professional services (unless retained directly by and for the benefit of the Company); and (iii) except with regard to the basic audit expenses for the audits of the Company pursuant to Section 2.7(d)(xv), all costs incurred by the Company due to its affiliation with Buyer, including but not limited to, the costs associated with compliance with the Sarbanes Oxley Act of 2002 and with the hiring of additional financial staff in connection therewith, but excluding the costs of personnel described in Section 2.7(j)(v).

(viii)          Use of Professional Services Personnel.  Subject to fiduciary duties owed to clients, to the extent that the Company intends to retain personnel other than Company employees to provide professional services for client work in the practice areas offered by Buyer, the Management Officers shall ensure that the Company retains the personnel retained or employed by Buyer at such time; provided, however, that such retention is on an arm’s-length basis.

2.8           Withholding Rights.  Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Legal Requirements.  To the extent that amounts are so withheld by Buyer or the Company, as applicable, such withheld amounts will be treated for all purposes of this Agreement as having been paid to any Person in respect of which such deduction and withholding was made.

2.9           Purchase Price Allocation.  Buyer and the Sellers agree that, for Buyer’s and the Sellers’ respective Tax purposes, the Purchase Price and any assumed Liabilities, to the extent they are considered “amounts realized” for federal income Tax purposes, shall be allocated among the assets of the Company as provided in Schedule C (which shall be consistent with Section 1060 of the Code).  The Parties agree that:  (a) none of the Parties shall take a position on any Tax Return (including IRS Form 8594) that is inconsistent with such allocation without the written consent of the other Parties or unless otherwise required pursuant to applicable Legal Requirements; (b) the Parties shall cooperate with each other in connection with the preparation, execution and timely filing of all Tax Returns related to such allocation; and (c) the Parties shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to any such allocation; provided, however, that nothing in this Agreement generally or this Section 2.9 specifically shall require Buyer to report the Transactions consistently with the allocation provided for in this Section 2.9 for any purpose other than Tax purposes, including, without limitation, for financial reporting purposes.

2.10           Additional Actions.  If, at any time after the Closing Date, Buyer reasonably determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers and directors of Buyer shall have the power and authority to execute and deliver, in the name and on behalf of the Selling Parties, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Selling Parties, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement.

2.11           No Further Rights in the Company Membership Units.  The Purchase Price to be paid by Buyer to the Selling Parties, directly or beneficially, pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to the Company Membership Units.  At the Closing, each Selling Party shall cease to have any of its respective rights with respect to the Company Membership Units, and their sole right shall be to receive, directly or beneficially, their applicable portion of the Purchase Price.

SECTION 3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE SITRICK PARTIES.

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, each of the Sitrick Parties, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, that, except as set forth in the disclosure letter, dated the date hereof, delivered by the Sitrick Parties to Buyer prior to the execution of this Agreement with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such disclosure letter relates:

3.1          Organization, Power and Authority.

(a)           Sitrick Co is a corporation duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of incorporation and has the corporate power and authority to own, operate or lease its properties and carry on the Sitrick Business as now conducted.  Sitrick Co is duly qualified to conduct business and is in good standing under the Legal Requirements of each jurisdiction where such qualification is required in order to conduct the Sitrick Business as now conducted.  Schedule 3.1(a) lists each jurisdiction in which Sitrick Co is qualified to do business as a foreign corporation, and Sitrick Co’s directors and officers.  Sitrick Co has delivered to Buyer true, complete and correct copies of the Governing Documents of Sitrick Co.

(b)           Sitrick Co has all necessary corporate power and authority to enter into, deliver this Agreement and carry out its obligations pursuant to each of the Transaction Documents to which it is a party as of the date of this Agreement or will be a party as of the Closing Date.  The execution, delivery and performance of each Transaction Document to which Sitrick Co is a party as of the date of this Agreement or will be a party as of the Closing Date has been duly authorized by all necessary corporate and shareholder action.

(c)           M. Sitrick has the requisite power, authority and capacity necessary to enter into, deliver and perform his obligations pursuant to this Agreement and each of the Transaction Documents to which he is a party as of the date of this Agreement or will be a party as of the Closing Date.

(d)           This Agreement has been, and upon execution and delivery, the other Transaction Documents to which any of the Sitrick Parties is a party will be, duly executed and delivered by such Sitrick Party.  Each Transaction Document to which any of the Sitrick Parties is a party constitutes a valid and binding obligation of such Sitrick Party and is enforceable against him or it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

3.2          No Violation of Legal Requirements or Agreements; Consents.

(a)           The execution and delivery of the Transaction Documents to which Sitrick Co is a party as of the date of this Agreement or will be a party as of the Closing Date do not or will not, and the consummation of the Transactions and compliance with the provisions of the Transaction Documents to which it is a party as of the date of this Agreement or will be a party as of the Closing Date will not (i) violate any material Legal Requirement to which Sitrick Co or any of its assets are subject, or its respective Governing Documents; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material written or oral contract, including any “change in control” or similar provision of any such contract; (iii) result in the creation of any material Encumbrance on any of the Purchased Assets or the Sitrick Co Membership Units; or (iv) require any material authorization, consent, permit or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, other than under the HSR Act.

(b)           Neither the execution and delivery by M. Sitrick of this Agreement, the consummation of the Transactions, nor the compliance with or fulfillment of the terms, conditions, or provisions hereof by M. Sitrick, with or without the giving of notice or passage of time or both, directly or indirectly, (i) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination, expiration or cancellation of, creates an obligation or adversely affects a right under, requires a notice under, imposes additional obligations or loss of rights under, or accelerates the maturity or expiration date of any material lease, license, indenture, mortgage, or any other legally binding oral or written material contract, agreement or other arrangement to which M. Sitrick is a party or by which any of his assets or that of Sitrick Co may be bound or affected; (ii) violates any material Legal Requirement to which M. Sitrick or Sitrick Co is subject; or (iii) otherwise requires material consents, approvals, authorizations, registrations or filings by, or with, a Government Entity.

3.3          Ownership; Capitalization; Subsidiaries.

(a)           The Sitrick Trust is the sole record owner and M. Sitrick and Nancy Sitrick are the sole beneficial owners of 100% of the issued and outstanding capital stock of Sitrick Co, free and clear of any and all Encumbrances other than limits on transferability under applicable federal or state securities Legal Requirements.  The designations, powers, limitations, qualifications, restrictions, rights, privileges and preferences of the capital stock of Sitrick Co are as stated in Sitrick Co’s Articles of Incorporation and Bylaws, as amended to date.  Sitrick Co does not have any Liability relating to any capital stock of Sitrick Co owned previously by any third party.  All issued and outstanding capital stock of Sitrick Co has been duly authorized, validly issued, fully paid and is nonassessable, and is not subject to and was not issued in violation of any preemptive rights.  None of the capital stock of Sitrick Co was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

(b)           Sitrick Co has no Subsidiaries and does not, directly or indirectly, own any interest in any other Person.

(c)           There are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any capital stock of Sitrick Co.  There are no bonds, debentures, notes or other Indebtedness of Sitrick Co having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the shareholders of Sitrick Co may vote.  Except as set forth on Schedule 3.3(c), other than pursuant to the Contribution Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Sitrick Co to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there will be no outstanding contracts, commitments or rights of any kind that could require Sitrick Co to repurchase, redeem or otherwise acquire any of the capital stock of Sitrick Co.  There are no outstanding rights to acquire from M. Sitrick, or any contracts or commitments providing for the sale, assignment or other transfer by M. Sitrick of, any of the capital stock of Sitrick Co.  Except as set forth on Schedule 3.3(c), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Sitrick Co.  Except as set forth on Schedule 3.3(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person may be entitled to receive any payment based on the revenues, assets, earnings or financial performance of Sitrick Co or to cause Sitrick Co to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Sitrick Co in any jurisdiction.

3.4          Financial Statements.

(a)           Attached hereto as Schedule 3.4(a) are true, correct and complete copies of (i) the audited financial statements (including any related notes thereto) of Sitrick Co for the fiscal year ended December 31, 2008 (the “Sitrick Co Audited Financial Statements”), and (ii) the unaudited balance sheet as of June 30, 2009, together with the related statements of operations and cash flows for the six months then ended, of Sitrick Co, which balance sheet and statements of operations and cash flows have been reviewed in accordance with Statement of Auditing Standards 100 (the “Sitrick Co Unaudited Financial Statements,” and together with the Sitrick Co Audited Financial Statements, the “Sitrick Co Financial Statements”);

(b)           Each of the Sitrick Co Financial Statements (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto).  Each Sitrick Co Financial Statement fairly presents the financial position of Sitrick Co at the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject to, in the case of the Sitrick Co Unaudited Financial Statements only, normal and recurring year-end audit adjustments).

(c)           Sitrick Co makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Sitrick Co.  Sitrick Co maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) Sitrick Co’s transactions are executed in accordance with management’s directions; and (ii) financial reporting and the preparation of financial statements for external purposes complies with GAAP.

3.5          Subsequent Events.  Since June 30, 2009:

(a)           there has been no event or occurrence which has had a Material Adverse Effect on Sitrick Co; and

(b)           except as expressly contemplated by this Agreement or the Contribution Agreement, Sitrick Co has not:

(i)         incurred any material Indebtedness, made any material loans or advance to any Person, or incurred or become subject to any Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice, Liabilities under contracts entered into in the ordinary course of business, Excluded Liabilities and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(ii)        mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its assets other than Excluded Assets;

(iii)       cancelled or waived any claims or rights of value or sold, assigned, transferred, leased or licensed any material asset or material portion of its assets other than Excluded Assets, except in the ordinary course of business (an asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $50,000 shall for purposes of this clause be considered material);

(iv)       sold, assigned, transferred, leased or licensed to any third party any material Intellectual Property, modified any rights with respect thereto, or entered into any settlement regarding the breach or infringement of any Intellectual Property;

(v)        suffered any material damage, destruction, loss or substantial interruption in use affecting the Purchased Assets or the Assumed Liabilities, whether or not covered by insurance;

(vi)       made any capital expenditures or commitments therefor in an aggregate amount greater than $50,000;

(vii)      other than in the ordinary course of business consistent with past practices, failed to pay or satisfy when due any Liability relating to the Sitrick Business and included in the calculation of the Sitrick Co Final Working Capital;

(viii)     adopted, amended, modified, or terminated any Sitrick Co Benefit Plan;

(ix)        hired or engaged any new employees or consultants at an annual compensation rate in excess of $250,000 or terminated any such employee or consultant having an annual salary rate of compensation in excess of $250,000;

(x)         suffered any adverse change in employee or consultant relations that is material to the Sitrick Business;

(xi)        sold, leased or transferred any interest in any of its non-cash assets (other than Excluded Assets) to, or entered into any material agreement or arrangement with, any of its officers, directors, managers, members, shareholders or any Affiliate;

(xii)       amended any Governing Documents;

(xiii)      changed any of its accounting principles or practices from those set forth in or reflected by the Financial Statements, including, without limitation, any assumptions underlying, or methods of calculating, any doubtful account, contingency or other reserves for the Sitrick Business;

(xiv)      revalued any of the Purchased Assets (including, without limitation, writing off notes or accounts receivable) or any of the Assumed Liabilities, other than in the ordinary course of business consistent with past practices;

(xv)      entered into any Sitrick Co Material Contract, or amended, terminated or otherwise modified any Sitrick Co Material Contract, or received any notice of termination of any Sitrick Co Material Contract;

(xvi)     other than in the ordinary course of business consistent with past practices, entered into any material agreement or arrangement with any of its employees; or

(xvii)    agreed, whether orally or in writing, to do any of the foregoing.

3.6          Title to Assets.

(a)           Sitrick Co has valid and marketable title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of the Sitrick Business, reflected in the Sitrick Co Financial Statements or acquired since the date thereof, free and clear of all Encumbrances (except Permitted Encumbrances), except for assets disposed of in the ordinary course of business consistent with past practice since December 31, 2008 and Excluded Assets.  The material tangible personal property owned or used by Sitrick Co other than Excluded Assets is free from material defects, in good operating condition and repair, reasonable wear and tear excepted, so as to permit the operation of the Sitrick Business as presently conducted, and is suitable for the purposes for which it is presently used.

(b)           Sitrick Co does not own any assets other than the Purchased Assets to be contributed by Sitrick Co under the Contribution Agreement and the Excluded Assets to be retained by Sitrick Co under the Contribution Agreement.

(c)           The Purchased Assets include, without limitation, all assets, other than Excluded Assets, necessary for the conduct of the Sitrick Business by the Company immediately after the Closing in substantially the same manner as now conducted by Sitrick Co.

3.7         Compliance With Legal Requirements; Permits.

(a)          Compliance With Legal Requirements.

(i)           Sitrick Co is in compliance in all material respects with all applicable Legal Requirements, and it has been in compliance with all applicable Legal Requirements during the preceding three-year period.  There have been no consent decrees, cease-and-desist or other order or enforcement actions or memoranda of understanding or other similar agreements entered into by Sitrick Co with any Government Entity.  No Government Entity has instituted, implemented, taken or threatened in writing to take any other action specifically against Sitrick Co.  There is no unresolved dispute, violation or exception by any Government Entity with respect to any report or examination of Sitrick Co.

(ii)          Sitrick Co, during the preceding five-year period, timely filed all material registrations, reports, statements, notices and other material filings required to be filed with any Government Entity, including all required amendments or supplements to any of the above (the “Sitrick Co Business Filings”), and the Sitrick Co Business Filings have complied in all material respects with applicable Legal Requirements.

(b)           Permits.  Schedule 3.7(b) contains a true and complete list of all material licenses, permits, qualifications, certificates, authorizations, approvals, privileges, filings, franchises, registrations and similar consents granted, issued or required by any Government Entity that are necessary for the operation of the Sitrick Business and the employment of the employees of the Sitrick Business (the “Sitrick Co Permits”), other than any Sitrick Co Permits that are Excluded Assets.  All of the Sitrick Co Permits are valid and in full force and effect and are sufficient to enable the conduct of the Sitrick Business by the Company immediately following the Closing in compliance with all Legal Requirements relating to such Sitrick Co Permits.  Sitrick Co is currently in compliance with the terms of the Sitrick Co Permits, and no event has occurred or circumstances exist which would upon notice or lapse of time constitute a default under any of the Sitrick Co Permits.  To the Knowledge of Sitrick Co, there is no threatened suspension, cancellation or invalidation of any Sitrick Co Permit.

3.8          Tax Matters.  Except as set forth on the attached Schedule 3.8:  (a) Sitrick Co has timely filed all required Tax Returns and all such Tax Returns are true, correct and complete; (b) all Taxes of Sitrick Co (whether or not reflected on such Tax Returns) that have become due and payable and that would otherwise be an Assumed Liability or give rise to an Encumbrance have been fully and timely paid; (c) there are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets, properties, earnings or business of Sitrick Co; (d) no deficiency or proposed adjustment which has not been paid or resolved has been asserted or assessed by any taxing authority against Sitrick Co; (e) there are no ongoing or pending Tax audits by any taxing authority against Sitrick Co, nor is there any litigation pending or proposed with respect to any Tax Liability relating to Sitrick Co, and Sitrick Co has not been notified by any taxing authority that any Tax Return will be examined; (f) Sitrick Co has never been a member of an affiliated group filing a consolidated federal income Tax Return, and Sitrick Co has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise; (g) Sitrick Co has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party; (h) no property of Sitrick Co is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (i) Sitrick Co is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954;  and (j) Sitrick Co is not a party to nor bound by any Tax sharing, Tax allocation, or Tax indemnification agreement with any other Person.  Sitrick Co has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sitrick Co since December 31, 2004.  Schedule 3.8 sets forth each jurisdiction (other than United States federal) in which Sitrick Co files, is required to file or has been required to file a Tax Return or has been liable for any Taxes on a “nexus” basis.  No claim for Taxes has been made by any Government Entity against Sitrick Co in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction on a “nexus” basis.

3.9          Environmental Matters.  For purposes of this Section 3.9 only, the term “Sitrick Co” shall include such entity and any predecessor of such entity.  Except in each case as would not cause, or would not reasonably be expected to cause, a Material Adverse Effect on the Company:

(a)            Sitrick Co has been in the past and currently is in compliance with all Environmental Laws.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) would constitute or result in a violation by Sitrick Co of, or a failure on its part to comply with, any Environmental Law or (ii) would give rise to any Liability on the part of Sitrick Co to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(b)            to the Knowledge of Sitrick Co, the operations of Sitrick Co have not resulted in any Release of Hazardous Substances, and no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about (i) any real property currently or in the past owned, leased or operated by Sitrick Co; or (ii) any other property with respect to which Sitrick Co has disposed or arranged for the disposal of waste thereon;

(c)            Sitrick Co has not manufactured, generated, used, transported, stored, treated or disposed of, or arranged for the disposal of, Hazardous Substances in violation of any Environmental Laws;

(d)            to the Knowledge of Sitrick Co, neither Sitrick Co nor any of its present or formerly owned, leased or operated on its own behalf properties or operations are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, nor has any investigation been commenced or is any proceeding threatened against Sitrick Co alleging any violation or Liability under Environmental Laws, and no notice has been received by Sitrick Co alleging any violation of or Liability under any Environmental Laws, or requiring or seeking to impose any investigatory or remedial action or Liability under any Environmental Law with respect to any property presently or formerly owned, leased or operated on its own behalf by Sitrick Co or any operation of Sitrick Co; and

(e)            Sitrick Co has provided to Buyer correct and complete copies, in all material respects, of all environmental assessments, reports, investigations, audits, or studies in its possession or control relating to any real property currently or formerly owned, leased or operated.

3.10        Intellectual Property.

(a)            Schedule 3.10(a) sets forth a true and complete list of (i) all registered Intellectual Property owned, in whole or in part, in any jurisdiction worldwide, by Sitrick Co and all applications therefor (“Sitrick Co Registered Intellectual Property”), enumerating specifically the applicable filing or registration number, the jurisdiction in which the filing was made or from which the registration issued, the date of filing or issuance, and, if applicable, the names of all inventors, applicants, owners, registrants and assignees; and (ii) any proceedings or actions pending as of the date hereof before any court or tribunal (including the Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Sitrick Co Registered Intellectual Property.

(b)            Except for M. Sitrick’s personal name and Goodwill, Sitrick Co is the owner of all right, title and interest in and to (free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use all Intellectual Property (registered and unregistered) used in connection with the Sitrick Business, provided that the foregoing does not apply to infringement, violation or misappropriation of Intellectual Property (which is solely addressed in Section 3.10(c)).

(c)            The operation of the Sitrick Business does not as currently operated  infringe, violate or misappropriate any Intellectual Property owned by any other Person.

(d)            Schedule 3.10(d) identifies (i) each material license or sublicense pursuant to which Intellectual Property is licensed to Sitrick Co (the “Sitrick Co IP Licenses In”); and (ii) each license or sublicense pursuant to which Sitrick Co has licensed or sublicensed for use by any third party any Intellectual Property owned by or licensed to Sitrick Co (the “Sitrick Co IP Licenses Out”); the Sitrick Co IP Licenses In and the Sitrick Co IP Licenses Out are collectively the “Sitrick Co IP Licenses”).  Sitrick Co has delivered to Buyer correct and complete copies of all Sitrick Co IP Licenses.  Each Sitrick Co IP License is a legal, valid and binding obligation of Sitrick Co and, to the Knowledge of Sitrick Co, of each other party to such license or sublicense, and is enforceable against such other party, in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.  Neither Sitrick Co nor, to the Knowledge of  Sitrick Co, any other party to any Sitrick Co IP License, is in default or breach or has failed to perform any obligation under a Sitrick Co IP License, and, to the Knowledge of Sitrick Co, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both).

(e)            To the Knowledge of Sitrick Co, no Person is engaging in any activity that infringes upon or misappropriates any Intellectual Property owned by or exclusively licensed to Sitrick Co.  Sitrick Co has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the material Intellectual Property owned or exclusively licensed to Sitrick Co.

(f)             Sitrick Co has not received any written threat, demand or notice of claim from any Person asserting that the operation of the Sitrick Business or use by Sitrick Co of any Intellectual Property or the registration thereof by Sitrick Co has constituted in the past or currently constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the Intellectual Property rights of any other Person, and Sitrick Co is not a party to any Action or order restricting in any manner the use, transfer, or licensing by Sitrick Co of any Intellectual Property, or which affects the validity, use or enforceability of such Intellectual Property by Sitrick Co.

(g)           The disclosure by Sitrick Co, and the use by Buyer, of all customer and client, vendor and supplier data, as currently used and disclosed by Sitrick Co, will not violate any privacy policy, data-sharing agreement, confidentiality agreement or non-disclosure agreement to which Sitrick Co is a party or infringe or violate the privacy rights of any party.

(h)           The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Sitrick Co Licenses or any other agreements concerning material Intellectual Property to which Sitrick Co is a party.  Immediately following the Closing, Buyer will continue to be able to exercise all of the material rights of Sitrick Co under such contracts, licenses and agreements to the same extent Sitrick Co would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees or payments which it would otherwise be required to pay.

(i)             Sitrick Co has taken commercially reasonable measures to protect the confidentiality of its material trade secrets and, to the Knowledge of Sitrick Co, (i) there has been no misappropriation of any trade secrets or confidential information of Sitrick Co by any Person and (ii) no current or former employee, agent, consultant, or independent contractor of Sitrick Co has misappropriated the trade secrets or other confidential information of any other Person.

(j)             Each item of Sitrick Co Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Sitrick Co Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Sitrick Co Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Sitrick Co Registered Intellectual Property.  Schedule 3.10(j) lists all actions that must be taken by Buyer within 180-days from the date of Closing, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Sitrick Co Registered Intellectual Property.

3.11        Real Estate.

(a)            Sitrick Co does not and has not owned a fee or freehold interest in any real property.

(b)            Schedule 3.11(b) sets forth a complete list, including addresses, of all leases and subleases of real property by or from Sitrick Co (the “Sitrick Co Real Property Leases”) as lessee or lessor.  Sitrick Co has delivered to Buyer true and complete copies of the Sitrick Co Real Property Leases.  Sitrick Co has good, valid and enforceable leasehold interests to the leasehold estate in each Sitrick Co Real Property Leases, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or Legal Requirements affecting the enforcement of creditors’ rights (regardless of whether enforcement is considered in a proceeding or in equity).  Neither Sitrick Co, nor, to the Knowledge of Sitrick Co, any other party to the Sitrick Co Real Property Leases, is in breach of or default under any of the Sitrick Co Real Property Leases, and, to the Knowledge of Sitrick Co, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any of the Sitrick Co Real Property Leases.

(c)            The real property covered by the Sitrick Co Real Property Leases (the “Sitrick Co Leased Property”) represents all of the real property assets reasonably required to conduct the Sitrick Business.

(d)            To the Knowledge of Sitrick Co, all structures and improvements on the Sitrick Co Leased Property, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing, electrical and other mechanical facilities thereof, are (i) in good operating condition and repair (reasonable wear and tear excepted); (ii) in compliance in all material respects with all applicable Legal Requirements; and (iii) without structural defects, in each case, to the extent that the operation of the Sitrick Business would not be materially impaired.  All necessary utility services for the present and continued operation of the Sitrick Co Leased Property (as currently operated), including but not limited to water, sewer, storm and waste water systems, telecommunications, electric power and natural gas service, are available thereto to the extent that the operation of the Sitrick Business would not be materially impaired.

(e)            Sitrick Co has not received written notice of any condemnation or eminent domain Action with respect to any interest in any of the Sitrick Co Leased Property, and to the Knowledge of Sitrick Co, there is no threatened condemnation or eminent domain Action with respect to any interest in any of the Sitrick Co Leased Property.

(f)             To the Knowledge of Sitrick Co, there is no default or event that with notice or lapse of time, or both, would constitute a default under any reciprocal easement agreement, cost-sharing or other agreement affecting any of the Sitrick Co Leased Property.

(g)            Sitrick Co has provided or made available to Buyer all material certificates, licenses, permits, leases, operating agreements, books, records, documents and information in its possession relating to the Sitrick Co Leased Property and the ownership, lease, use and/or operation thereof.  Sitrick Co has provided or made available to Buyer all material documents in the possession of either of the Sitrick Parties relating to the Sitrick Co Leased Property.  Sitrick Co represents and warrants that the information previously delivered or made available, and any supplementary information delivered to Buyer on or before the Closing, are true and correct copies of the same materials in their files.

(h)            To the Knowledge of Sitrick Co, the Sitrick Co Leased Property is in material compliance with all Legal Requirements.  Sitrick Co has not received any notice from (i) any Government Entity, or any landlord under any Sitrick Co Real Property Lease, stating that any of the Sitrick Co Leased Property or any matter thereon is in material violation of any Legal Requirement applicable to the Sitrick Co Leased Property, which remains outstanding; or (ii) its insurers regarding defects or inadequacies of all or any part of the Sitrick Co Leased Property or the use or operation thereof.

(i)           Sitrick Co has not committed or obligated itself in any manner whatsoever to sublease, license or otherwise grant a right to occupy any of the Sitrick Co Leased Property, or to encumber any of the Sitrick Co Leased Property or any interest therein, to any Person.  To the Knowledge of Sitrick Co, no rights of first refusal or offer or options to purchase or lease exist with respect to the Sitrick Co Leased Property in favor of any Person.

3.12        Litigation.

(a)            Sitrick Co is not subject to any material outstanding injunction, judgment, order or decree, and there is no proceeding, hearing, investigation, inquiry, claim, action, suit, arbitration, government investigation or other legal or administrative proceeding (each, an “Action”) pending or, to the Knowledge of Sitrick Co, threatened against or involving Sitrick Co or the Sitrick Business or any of the Purchased Assets or Assumed Liabilities of Sitrick Co.

(b)            There is no Action pending or threatened against M. Sitrick or his properties or assets, which could impair the ability of M. Sitrick or Sitrick Co to consummate the Transactions and otherwise perform hereunder.

3.13        Employee Benefits.

(a)            Schedule 3.13(a) sets forth a true and complete list of each Benefit Plan entered into, maintained or contributed to by Sitrick Co or with respect to which Sitrick Co has or may in the future have any Liability.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 3.13(a) pursuant to the foregoing is referred to herein as a “Sitrick Co Benefit Plan.”

(b)            Sitrick Co has provided or made available the following documents to Buyer with respect to each Sitrick Co Benefit Plan:  (i) correct and complete copies of all documents embodying such Sitrick Co Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents; (ii) a written description of any Sitrick Co Benefit Plan that is not set forth in a written document; (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (iv) the most recent annual actuarial valuation, if any; (v) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters; (vi) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any; (vii) all material correspondence to or from any Government Entity received in the last three (3) years; (viii) all discrimination tests for the most recent plan year; and (ix) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)            Each Sitrick Co Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Sitrick Co Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Sitrick Co Benefit Plans have been timely made or accrued.  Each Sitrick Co Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either:  (i) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)            No plan currently or during the past six years maintained, sponsored, contributed to or required to be contributed to by Sitrick Co or any of its respective current or former ERISA Affiliates is or during the past six years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) a plan described in Section 413 of the Code; (iii) a plan subject to Title IV of ERISA; (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)            Sitrick Co is not subject to any Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Sitrick Co has complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Sitrick Co Benefit Plan.

(f)            No Sitrick Co Benefit Plan provides, or reflects or represents any Liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with Sitrick Co other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code; (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code; (iii) disability benefits that have been fully provided for by insurance under a Sitrick Co Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA; or (iv) benefits in the nature of severance pay with respect to one (1) or more of the employment contracts set forth on Schedule 3.13(a).

(g)            There is no contract, plan or arrangement covering any employee or former employee of Sitrick Co that, individually or collectively, could give rise to payment as a result of the Transactions of any amount that would not be deductible by Sitrick Co by reason of Section 280G of the Code.  The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Sitrick Co Benefit Plan; (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Sitrick Co Benefit Plan; or (iii) trigger any obligation to fund any Sitrick Co Benefit Plan.

(h)            No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Sitrick Co Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Sitrick Co Benefit Plan).  There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Government Entity with respect to any Sitrick Co Benefit Plan.

(i)             Except as set forth on Schedule 3.13(i), no Sitrick Co Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Sitrick Co Benefit Plan, a “Sitrick Co Foreign Benefit Plan”).  With respect to any Sitrick Co Foreign Benefit Plans, (i) all Sitrick Co Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, Legal Requirements, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Government Entity; (ii) all Sitrick Co Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Sitrick Co Foreign Benefit Plans, adequate reserves therefor have been established on the Sitrick Co Statement; and (iii) no Liability or obligation exists with respect to such Sitrick Co Foreign Benefit Plans that has not been disclosed on Schedule 3.13(i).

(j)             Except as set forth on Schedule 3.13(j), the Company does not have any current or future Liability with respect to any Sitrick Co Benefit Plan or other Benefit Plan.

(k)            The Sitrick Co ESOP was merged into a Sitrick Co Benefit Plan intended to be qualified under Section 401(a) of the Code effective June 10, 2009.  Sitrick Co has never been and is not liable for taxes imposed pursuant to Sections 4978 and 4979A of the Code.  The consideration paid by Sitrick Co pursuant to the Redemption Agreement entered into by and among Sitrick Co and the Sitrick Co ESOP on December 23, 2008, to redeem the Class B shares of common stock of Sitrick Co held by the Sitrick Co ESOP was not less than the fair market value of such Class B shares on the date of the redemption.   All Liabilities associated with the Sitrick Co ESOP shall be paid off in full by Sitrick Co prior to the Closing, and none of the Company, Sitrick Co nor any fiduciary of the Sitrick Co ESOP has any current or future Liability arising out of or relating to the Sitrick Co ESOP (including the establishment of the ESOP, the redemption of the shares held by the ESOP and as to the benefits and features associated with the Sitrick Co ESOP merged into a Sitrick Co Benefit Plan intended to be qualified under Section 401(a) of the Code) or any Indebtedness incurred in connection with the Sitrick Co ESOP.

3.14        Insurance.

(a)            Schedule 3.14(a) sets forth a complete and accurate list of the policies of insurance maintained by, or for the benefit of, Sitrick Co (the “Sitrick Co Insurance Policies”) with respect to the operation of the Sitrick Business, (including, in each case, any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage).

(b)            Schedule 3.14(b) sets forth a list of all pending claims and the claims history for Sitrick Co under the Sitrick Co Insurance Policies for the past five (5) years for which the relevant insurance carrier paid or, to the Knowledge of Sitrick Co, reserved $10,000 or more in respect of such claim.  There are no pending claims related to the operation of the Sitrick Business under any of such insurance policies described in the immediately preceding sentence as to which coverage has been questioned, denied or disputed by the insurer or with respect of which the insurer has reserved its rights.

3.15       Contracts.

(a)           Except as expressly contemplated by this Agreement or as set forth on Schedule 3.13(a) or Schedule 3.15(a) and other than with respect to Excluded Assets and Excluded Liabilities, Sitrick Co is not a party to or bound by any written or oral contract, agreement or arrangement:

(i)          that requires any Sitrick Party to make payments in excess of $100,000 during such agreement’s remaining term;

(ii)         that cannot be terminated within 60-days after giving notice of termination without resulting in any cost or penalty;

(iii)        that is a Benefit Plan;

(iv)        that is an agreement, note, bond, guaranty or indenture relating to borrowed money or other Indebtedness or the mortgaging or pledging of any asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $50,000;

(v)         that is an extension of credit, except for trade accounts receivable and expense advances to employees, in each case in the ordinary course of business consistent with past practice;

(vi)        that restricts or purports to restrict in any respect (including, without limitation, as to manner or place) its ability (or the ability of any of its employees or Affiliates) to engage in any line of business, compete with any Person or sell to, purchase from, or provide services to any other Person;

(vii)       that is a joint venture or partnership;

(viii)      that obligates Sitrick Co to provide a Fairness Opinion;

(ix)        that are for capital expenditures in excess of $25,000 in any individual case or $50,000 in the aggregate;

(x)         that is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees;

(xi)        that is a warranty, guaranty, or other similar undertaking;

(xii)       that would, as a result of the Transactions, in any way restrict the business of Buyer or provide the counterparty to any such contract or agreement with rights to any of Buyer’s assets;

(xiii)      that involves outstanding indemnity obligations pertaining to Releases of Hazardous Substances;

(xiv)      that is a sales representative or other agreement requiring the payment of commissions to any Person; or

(xv)       that grants a currently effective power of attorney to any Person.

(b)           All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 3.15(a) are valid, legally binding, in full force and effect and enforceable in accordance with their respective terms, except as designated on such schedule and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

(c)           Except as set forth on Schedule 3.15(c), Sitrick Co has not received written notice of a breach of any Sitrick Co Material Contract and, to the Knowledge of Sitrick Co, there is no breach or cancellation or anticipated breach or cancellation by the other parties to any Sitrick Co Material Contract, including in connection with the Transactions.  Except as set forth on Schedule 3.15(c), (i) Sitrick Co has performed all of its required material obligations under, and is not in violation or breach of or default under, any Sitrick Co Material Contract, and (ii) to the Knowledge of Sitrick Co, the other parties to each Sitrick Co Material Contract are not in violation or breach of or default thereunder.  Sitrick Co has provided to Buyer a true, correct and complete copy of each written Sitrick Co Material Contract and a written description of the material terms of each oral Sitrick Co Material Contract.

3.16        Employees.

(a)           During the last three (3) years, (i) Sitrick Co has not been a party to any collective bargaining agreements and there have been no labor unions, employee associations or other organizations representing any employees of Sitrick Co; (ii) there have been no labor unions, employee associations or other organizations that have filed or, to the Knowledge of Sitrick Co, threatened to file a petition with the National Labor Relations Board or any other Government Entity seeking certification as the collective bargaining representative of any employee of Sitrick Co; (iii) no labor union, employee association or organization has engaged in or, to the Knowledge of Sitrick Co, threatened to engage in any organizing activity with respect to any employee of Sitrick Co; and (iv) there has not been, there is not presently pending or existing, and there is not threatened, any (A) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of Sitrick Co; or (B) any unfair labor practice charge against Sitrick Co.

(b)           During the last three (3) years, Sitrick Co has complied in all material respects with all Legal Requirements relating to the hiring of employees and the employment and/or engagement of labor (including independent contractors), including provisions thereof relating to wages, hours, compensation, equal opportunity, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, occupational safety and health, immigration, employee privacy rights and the payment of social security and other Taxes.

(c)           During the last three (3) years, Sitrick Co has not been a party to any Action, or received written notice of any claim or threatened Action, in which Sitrick Co was, or is, alleged to have violated any agreement or Legal Requirement relating to employment, equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, engagement of independent contractors and/or privacy rights of employees.

(d)           During the last three (3) years, Sitrick Co has not effectuated with respect to employees of Sitrick Co (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of Sitrick Co; (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or facility of Sitrick Co; or (iii) a “relocation” (as defined in the WARN Act (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or facility of Sitrick Co.

(e)           With respect to each current and former employee and independent contractor of Sitrick Co, during the prior three (3) years, Sitrick Co:  (i) has withheld and reported all material amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material Liability, or to the Knowledge of Sitrick Co, any potential material Liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing; and (iii) has no outstanding material Liability, or to the Knowledge of Sitrick Co, any potential material Liability with respect to any misclassification of any Person as (A) an independent contractor rather than as an employee, or with respect to any employee leased from another employer; or (B) an employee exempt from overtime or minimum wage Legal Requirements.

(f)            Sitrick Co is not party to any contract, agreement, or arrangement with any employee or independent contractor of Sitrick Co that (i) restricts Sitrick Co’s right to terminate the employment with respect to any employee, or the engagement with respect to any independent contractor, without cause or without a specified notice period; or (ii) obligates Sitrick Co to pay severance to any employee or independent contractor upon termination of such employee’s employment or independent contractor’s engagement; or (iii) obligates Sitrick Co to pay a bonus or other amount upon a change in control and/or the consummation of the transactions contemplated by this Agreement.

(g)           Sitrick Co has provided a true, complete and accurate list of all employees of Sitrick Co, and for each such employee:  (i) job position; (ii) job location; (iii) classification as full-time, part-time or seasonal; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) hourly rate of compensation or base salary (as applicable); (vi) total 2007 and 2008 compensation; (vii) target incentive compensation for 2009 (commission and/or bonus, as applicable); (viii) accrued but unused vacation and paid time off; (ix) visa type (if any); and (x) the commencement date of employment.  In addition, to the extent any current employees are on leaves of absence, Schedule 3.16(g) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment. To the Knowledge of Sitrick Co, as of the date of this Agreement, no employee of Sitrick Co has made any threat, or otherwise revealed an intent, to terminate his or her relationship with Sitrick Co, for any reason, including because of the consummation of the Transactions.

(h)            Schedule 3.16(h) sets forth a true, complete and accurate list of all consultants of Sitrick Co, who receive or are reasonably anticipated to receive in excess of $100,000 per year, and for each such consultant:  (i) job location; (ii) current consulting fee; (iii) any specified notice or severance payments due upon termination; and (iv) consulting term.

(i)            Except as set forth on Schedule 3.16(h), Sitrick Co is not a party to any agreement for the provision of labor from any outside agency.  To the Knowledge of Sitrick Co, each Person who is an independent contractor of any of Sitrick Co is properly classified as an independent contractor for purposes of all Legal Requirements related to employment and the status of independent contractors.

3.17        Undisclosed Liabilities.  Sitrick Co has no Liability except for (a) Liabilities set forth in the Sitrick Co Financial Statements and Liabilities that have arisen after June 30, 2009 in the ordinary course of business consistent with past practice, (b) Excluded Liabilities, and (c) any Liabilities to the extent included in Assumed Liabilities.

3.18        Affiliate Transactions.  Except as set forth on Schedule 3.18 and except for Excluded Assets and Excluded Liabilities, no officer, director, manager, securityholder or Affiliate of Sitrick Co (a) is a party to any agreement, contract, commitment or transaction or has any interest in, or has any claim or right against, any property or asset of Sitrick Co; (b) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Sitrick Co; or (ii) engaged in a business competing with Sitrick Co with respect to any line of the products or services of Sitrick Co in any market; or (c) has been, within the past three (3) years, a party to any transaction with Sitrick Co relating to the Sitrick Business, the Purchased Assets or the Assumed Liabilities of Sitrick Co of the type that would be required to be disclosed pursuant to Item 404 of Regulation S-K if Sitrick Co were a reporting company under the Exchange Act.

3.19        Brokerage.  None of M. Sitrick or Sitrick Co has any Liability to pay any fees or commissions to any broker, finder, agent or investment or commercial banker or other Person or firm engaged by or acting on behalf of such Sitrick Party or any of such Sitrick Party’s Affiliates in connection with the negotiation, execution or performance of the Transaction Documents.

3.20        Receivables.  Subject to the reserves for non-collectability reflected in the Sitrick Co Statement, the accounts receivable of Sitrick Co (a) are bona fide receivables and represent amounts due with respect to actual, arm’s-length transactions entered into in the ordinary course of business; and (b) are collectible and legal, valid and binding obligations of the obligors.  Sitrick Co has delivered to Buyer a complete and accurate aging list of all receivables of the Sitrick Business as of August 31, 2009.

3.21       Clients.

(a)            Schedule 3.21 sets forth the names of the top 25 clients measured by revenue contribution on an aggregate basis for Sitrick Co for the calendar years ended December 31, 2008 and December 31, 2007 and the six months ended June 30, 2009.

(b)            With respect to each client that is required to be listed on Schedule 3.21, no such client has provided notice to Sitrick Co of the termination of its relationship with Sitrick Co outside the ordinary course of business prior to the completion of the applicable engagement, and Sitrick Co has not received notice that such client may otherwise materially and adversely modify its relationship, or the terms of its relationship with the Sitrick Business.

3.22       [Reserved]

3.23       Corporate Records.  In connection with the operation of the Sitrick Business, Sitrick Co has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the books and records of Sitrick Co.

3.24        Absence of Certain Business Practices.  None of Sitrick Co, any predecessor of Sitrick Co, nor any of their respective directors, officers, agents, managers or employees or any other Person affiliated with or acting for or on their behalf, of Sitrick Co or of any predecessor of Sitrick Co has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (b) agreed to give any gift or similar benefit to any customer or client, supplier, government employee or other Person which could subject any of the Parties to any damage or penalty in any civil, criminal or government litigation or proceeding.

3.25        No Other Agreements to Sell Assets or Securities of Sitrick Co or the Company.  Neither Sitrick Co nor any of its respective members, officers, directors, managers or Affiliates has any commitment or legal obligation or Liability to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of its assets other than the Excluded Assets (including the Purchased Assets), to sell or effect a sale of its equity interests (including the Sitrick Co Membership Units), to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of it, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.26       Client Engagement Letters.  Since December 31, 2006, except as set forth on Schedule 3.26, Sitrick Co has not made any express or implied indemnities or guarantees with respect to the services rendered by it that could be binding on or give rise to any Liability to the Company or Buyer, other than those standard terms and conditions described on Schedule 3.26.

3.27        Disclosure.  To the Knowledge of Sitrick Co, no representation or warranty of any of the Sitrick Parties in this Agreement, and no statement in the Schedules delivered by any of the Sitrick Parties pursuant to this Agreement, contains any misstatement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.28        Accredited Investor.  Sitrick Co is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  The Accredited Investor Questionnaire of Sitrick Co delivered to Buyer is accurate and complete.  Sitrick Co agrees to furnish any additional information requested to assure compliance with applicable federal and state securities Legal Requirements in connection with the issuance to Sitrick Co of that portion of the Purchase Price to be paid to Sitrick Co in the form of restricted common stock of Buyer (the “Sitrick Co Restricted Stock Consideration”).

3.29        Receipt of Restricted Stock Consideration for Seller’s Own Account.  The Sitrick Co Restricted Stock Consideration is being acquired for investment for Sitrick Co’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities Legal Requirements.

3.30        Restricted Securities.  Sitrick Co is aware that the Sitrick Co Restricted Stock Consideration is subject to significant restrictions on transfer, including pursuant to the Lock-Up Agreement, and may not be freely sold.  Sitrick Co represents that it (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties; (b) can afford the complete loss of its investment; and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Sitrick Co Restricted Stock Consideration.

3.31        Legends.  In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the Parties, each certificate evidencing the Sitrick Co Restricted Stock Consideration shall bear the following legends:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH RESTRICTIONS ON TRANSFER ARE BINDING ON ANY TRANSFEREES OF THESE SHARES.

3.32       The Company.

(a)           At the Closing, Sitrick Co will own the Sitrick Co Membership Units as set forth on Schedule A, free and clear of any and all Encumbrances.

(b)           None of the Sitrick Parties is a party to any voting trust, proxy, or other agreement or understanding with respect to the Company Membership Units.  There are no outstanding rights to acquire from such Sitrick Party, or any contracts or commitments providing for the sale, assignment or other transfer by such Sitrick Party of, any of the Sitrick Co Membership Units.

3.33        No Other Agreements Regarding Earn-Out Payments.  Neither Sitrick Co nor any of its officers, directors or Affiliates has made any promise to, or entered into any commitment to or agreement with, any other Person with respect to any rights to any payments pursuant to Section 2.7 other than as expressly set forth in this Agreement.

SECTION 4.	REPRESENTATIONS AND WARRANTIES RELATING TO THE BRINCKO PARTIES.

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, each of the Brincko Parties, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, that, except as set forth in the disclosure letter, dated the date hereof, delivered by the Brincko Parties to Buyer prior to the execution of this Agreement with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such disclosure letter relates:

4.1          Organization, Power and Authority.

(a)           Brincko is a corporation duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of incorporation and has the corporate power and authority to own, operate or lease its properties and carry on the Brincko Business as now conducted.  Brincko is duly qualified to conduct business and is in good standing under the Legal Requirements of each jurisdiction where such qualification is required in order to conduct the Brincko Business as now conducted.  Schedule 4.1(a) lists each jurisdiction in which Brincko is qualified to do business as a foreign corporation, and Brincko’s directors and officers.  Brincko has delivered to Buyer true, complete and correct copies of the Governing Documents of Brincko.

(b)           Brincko has all necessary corporate power and authority to enter into, deliver this Agreement and carry out its obligations pursuant to each of the Transaction Documents to which it is a party as of the date of this Agreement or will be a party as of the Closing Date.  The execution, delivery and performance of each Transaction Document to which Brincko is a party as of the date of this Agreement or will be a party as of the Closing Date has been duly authorized by all necessary corporate and shareholder action.

(c)           J. Brincko has the requisite power, authority and capacity necessary to enter into, deliver and perform his obligations pursuant to this Agreement and each of the Transaction Documents to which he is a party.

(d)           This Agreement has been, and upon execution and delivery, the other Transaction Documents to which any of the Brincko Parties is a party will be, duly executed and delivered by such Brincko Party.  Each Transaction Document to which any of the Brincko Parties is a party constitutes a valid and binding obligation of such Brincko Party and is enforceable against him or it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

4.2          No Violation of Legal Requirements or Agreements; Consents.

(a)           The execution and delivery of the Transaction Documents to which Brincko is a party as of the date of this Agreement or will be a party as of the Closing Date do not, and the consummation of the Transactions and compliance with the provisions of the Transaction Documents to which it is a party as of the date of this Agreement or will be a party as of the Closing Date will not (i) violate any Legal Requirement to which Brincko or any of its assets are subject, or its respective Governing Documents; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any written or oral contract, including any “change in control” or similar provision of any such contract; (iii) result in the creation of any Encumbrance on any of the Purchased Assets or the Brincko Membership Units; or (iv) require any authorization, consent, permit or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, other than under the HSR Act, in each case, which would cause, or would reasonably be expected to cause, a Material Adverse Effect on Brincko or the Company.

(b)           Neither the execution and delivery by J. Brincko of this Agreement, the consummation of the Transactions, nor the compliance with or fulfillment of the terms, conditions, or provisions hereof by J. Brincko, with or without the giving of notice or passage of time or both, directly or indirectly, (i) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination, expiration or cancellation of, creates an obligation or adversely affects a right under, requires a notice under, imposes additional obligations or loss of rights under, or accelerates the maturity or expiration date of any lease, license, indenture, mortgage, or any other legally binding oral or written contract, agreement or other arrangement to which J. Brincko is a party or by which any of his assets or that of Brincko may be bound or affected; (ii) violates any Legal Requirement to which J. Brincko or Brincko is subject; or (iii) otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Government Entity, in each case, which would cause, or would reasonably be expected to cause, a Material Adverse Effect on Brincko or the Company.

4.3          Ownership; Capitalization; Subsidiaries.

(a)           The Brincko Trust is the sole record owner and J. Brincko and Deborah Waadt-Brincko are the sole beneficial owners of 100% of the issued and outstanding capital stock of Brincko, free and clear of any and all Encumbrances other than limits on transferability under applicable federal or state securities Legal Requirements.  The designations, powers, limitations, qualifications, restrictions, rights, privileges and preferences of the capital stock of Brincko are as stated in Brincko’s Articles of Incorporation and Bylaws, as amended to date.  Brincko does not have any Liability relating to any capital stock of Brincko owned previously by any third party.  All issued and outstanding capital stock of Brincko has been duly authorized, validly issued, fully paid and is nonassessable, and is not subject to and was not issued in violation of any preemptive rights.  None of the capital stock of Brincko was issued in violation of the Securities Act or any other Legal Requirement.

(b)           Brincko has no Subsidiaries and does not, directly or indirectly, own any interest in any other Person.

(c)           There are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any capital stock of Brincko.  There are no bonds, debentures, notes or other Indebtedness of Brincko having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the shareholders of Brincko may vote.  Except as set forth on Schedule 4.3(c), other than pursuant to the Contribution Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Brincko to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there will be no outstanding contracts, commitments or rights of any kind that could require Brincko to repurchase, redeem or otherwise acquire any of the capital stock of Brincko.  There are no outstanding rights to acquire from J. Brincko, or any contracts or commitments providing for the sale, assignment or other transfer by J. Brincko of, any of the capital stock of Brincko.  Except as set forth on Schedule 4.3(c), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Brincko.  Except as set forth on Schedule 4.3(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person may be entitled to receive any payment based on the revenues, assets, earnings or financial performance of Brincko or to cause Brincko to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Brincko in any jurisdiction.

4.4          Financial Statements.

(a)           Attached hereto as Schedule 4.4(a) are true, correct and complete copies of (i) the unaudited financial statements (including any related notes thereto) of Brincko for the fiscal year ended December 31, 2008 (the “Brincko Year-End Financial Statements”), and (ii) the unaudited balance sheet as of June 30, 2009, together with the related statements of operations and cash flows for the six months then ended, of Brincko, which balance sheet and statements of operations and cash flows have been reviewed in accordance with Statement of Auditing Standards 100 (the “Brincko Quarterly Financial Statements,” and together with the Brincko Year-End Financial Statements, the “Brincko Financial Statements”);

(b)           Except as set forth on Schedule 4.4(b), each of the Brincko Financial Statements (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto).  Except as set forth on Schedule 4.4(b), each Brincko Financial Statement fairly presents the financial position of Brincko at the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject to, in the case of the Brincko Quarterly Financial Statements only, normal year-end audit adjustments).

(c)           Brincko makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Brincko.  Brincko maintains a system of internal accounting controls sufficient to provide reasonable assurances that Brincko’s transactions are executed in accordance with management’s directions.

4.5         Subsequent Events.  Since June 30, 2009:

(a)           there has been no event or occurrence which has had a Material Adverse Effect on Brincko; and

(b)           except as expressly contemplated by this Agreement or the Contribution Agreement, Brincko has not:

(i)          incurred any material Indebtedness, made any material loans or advance to any Person, or incurred or become subject to any Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice, Liabilities under contracts entered into in the ordinary course of business, Excluded Liabilities and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(ii)          mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its assets other than Excluded Assets;

(iii)        cancelled or waived any claims or rights of value or sold, assigned, transferred, leased or licensed any material asset or material portion of its assets other than Excluded Assets, except in the ordinary course of business (an asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $50,000 shall for purposes of this clause be considered material);

(iv)        sold, assigned, transferred, leased or licensed to any third party any material Intellectual Property, modified any rights with respect thereto, or entered into any settlement regarding the breach or infringement of any Intellectual Property;

(v)         suffered any material damage, destruction, loss or substantial interruption in use affecting the Purchased Assets or the Assumed Liabilities, whether or not covered by insurance;

(vi)        made any capital expenditures or commitments therefor in an aggregate amount greater than $50,000;

(vii)       hired or engaged any new employees or consultants at an annual compensation rate in excess of $250,000 or terminated any such employee or consultant having an annual salary rate of compensation in excess of $250,000;

(viii)      suffered any adverse change in employee or consultant relations that is material to the Brincko Business;

(ix)        sold, leased or transferred any interest in any of its non-cash assets (other than Excluded Assets) to, or entered into any material agreement or arrangement with, any of its officers, directors, managers, members, shareholders or any Affiliate;

(x)          amended any Governing Documents;

(xi)          revalued any of the Purchased Assets (including, without limitation, writing off notes or accounts receivable) or any of the Assumed Liabilities, other than in the ordinary course of business consistent with past practices;

(xii)        other than in the ordinary course of business consistent with past practices and other than with respect to new client engagements, entered into any Brincko Material Contract, or amended, terminated or otherwise modified any Brincko Material Contract, or received any notice of termination of any Brincko Material Contract;

(xiii)       other than in the ordinary course of business consistent with past practices, entered into any material agreement or arrangement with any of its employees; or

(xiv)      agreed, whether orally or in writing, to do any of the foregoing.

4.6         Title to Assets.

(a)           Brincko has valid and marketable title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of the Brincko Business, reflected in the Brincko Financial Statements or acquired since the date thereof, free and clear of all Encumbrances (except Permitted Encumbrances), except for assets disposed of in the ordinary course of business consistent with past practice since December 31, 2008 and Excluded Assets.  The material tangible personal property owned or used by Brincko other than Excluded Assets is free from material defects, in good operating condition and repair, reasonable wear and tear excepted, so as to permit the operation of the Brincko Business as presently conducted, and is suitable for the purposes for which it is presently used.

(b)           Brincko does not own any assets other than the Purchased Assets to be contributed by Brincko under the Contribution Agreement and the Excluded Assets to be retained by Brincko under the Contribution Agreement.

(c)           The Purchased Assets include, without limitation, all assets, other than Excluded Assets, necessary for the conduct of the Brincko Business by the Company immediately after the Closing in substantially the same manner as now conducted by Brincko.

4.7         Compliance With Legal Requirements; Permits.

(a)           Compliance With Legal Requirements.

(i)          Brincko is in material compliance with all applicable material Legal Requirements, and it has been in compliance with all applicable Legal Requirements during the preceding three-year period.  There have been no consent decrees, cease-and-desist or other order or enforcement actions or memoranda of understanding or other similar agreements entered into by Brincko with any Government Entity.  No Government Entity has instituted, implemented, taken or threatened in writing to take any other action specifically against Brincko.  There is no unresolved dispute, violation or exception by any Government Entity with respect to any report or examination of Brincko.

(ii)          Brincko, during the preceding five-year period, timely filed all material registrations, reports, statements, notices and other material filings required to be filed with any Government Entity, including all required amendments or supplements to any of the above (the “Brincko Business Filings”), and the Brincko Business Filings have complied in all material respects with applicable Legal Requirements.

(b)           Permits.  Schedule 4.7(b) contains a true and complete list of all material licenses, permits, qualifications, certificates, authorizations, approvals, privileges, filings, franchises, registrations and similar consents granted, issued or required by any Government Entity that are necessary for the operation of the Brincko Business and the employment of the employees of the Brincko Business (the “Brincko Permits”), other than any Brincko Permits that are Excluded Assets.  All of the Brincko Permits are valid and in full force and effect and are sufficient to enable the conduct of the Brincko Business by the Company immediately following the Closing in compliance with all Legal Requirements relating to such Brincko Permits.  Brincko is currently in compliance with the terms of the Brincko Permits, and no event has occurred or circumstances exist which would upon notice or lapse of time constitute a default under any of the Brincko Permits.  To the Knowledge of Brincko, there is no threatened suspension, cancellation or invalidation of any Brincko Permit.

4.8         Tax Matters.  Except as set forth on the attached Schedule 4.8:  (a) Brincko has timely filed all required Tax Returns and all such Tax Returns are true, correct and complete; (b) all Taxes of Brincko (whether or not reflected on such Tax Returns) that have become due and payable and that would otherwise be an Assumed Liability or give rise to an Encumbrance have been fully and timely paid; (c) there are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets, properties, earnings or business of Brincko; (d) no deficiency or proposed adjustment which has not been paid or resolved has been asserted or assessed by any taxing authority against Brincko; (e) there are no ongoing or pending Tax audits by any taxing authority against Brincko, nor is there any litigation pending or proposed with respect to any Tax Liability relating to Brincko, and Brincko has not been notified by any taxing authority that any Tax Return will be examined; (f) Brincko has never been a member of an affiliated group filing a consolidated federal income Tax Return, and Brincko has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise; (g) Brincko has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party; (h) no property of Brincko is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (i) Brincko is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; and (j) Brincko is not a party to nor bound by any Tax sharing, Tax allocation, or Tax indemnification agreement with any other Person.  Brincko has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Brincko since December 31, 2004.  Schedule 4.8 sets forth each jurisdiction (other than United States federal) in which Brincko files a Tax Return.  No claim for Taxes has been made by any Government Entity against Brincko and received by Brincko in writing in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction on a “nexus” basis.

4.9         Environmental Matters.  For purposes of this Section 4.9 only, the term “Brincko” shall include such entity and any predecessor of such entity.  Except in each case as would not cause, or would not reasonably be expected to cause, a Material Adverse Effect on the Company:

(a)           Brincko has been in the past and currently is in compliance with all Environmental Laws, and no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) would constitute or result in a violation by Brincko of, or a failure on its part to comply with, any Environmental Law or (ii) would give rise to any Liability on the part of Brincko to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(b)           to the Knowledge of Brincko, the operations of Brincko have not resulted in any Release of Hazardous Substances, and no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about (i) any real property currently or in the past owned, leased or operated by Brincko; or (ii) any other property with respect to which Brincko has disposed or arranged for the disposal of waste thereon;

(c)           Brincko has not manufactured, generated, used, transported, stored, treated or disposed of, or arranged for the disposal of, Hazardous Substances in violation of any Environmental Laws;

(d)           to the Knowledge of Brincko, neither Brincko nor any of its present or formerly owned, leased or operated on its own behalf properties or operations are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, nor has any investigation been commenced or is any proceeding threatened against Brincko alleging any violation or Liability under Environmental Laws, and no notice has been received by Brincko alleging any violation of or Liability under any Environmental Laws, or requiring or seeking to impose any investigatory or remedial action or Liability under any Environmental Law with respect to any property presently or formerly owned, leased or operated on its own behalf by Brincko or any operation of Brincko; and

(e)           Brincko has provided to Buyer correct and complete copies, in all material respects, of all environmental assessments, reports, investigations, audits, or studies in its possession or control relating to any real property currently or formerly owned, leased or operated.

4.10       Intellectual Property.

(a)           Schedule 4.10(a) sets forth a true and complete list of (i) all registered Intellectual Property owned, in whole or in part, in any jurisdiction worldwide, by Brincko and all applications therefor (“Brincko Registered Intellectual Property”), enumerating specifically the applicable filing or registration number, the jurisdiction in which the filing was made or from which the registration issued, the date of filing or issuance, and, if applicable,  the names of all inventors, applicants, owners, registrants and assignees; and (ii) any proceedings or actions pending as of the date hereof before any court or tribunal (including the Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Brincko Registered Intellectual Property.

(b)           Brincko is the owner of all right, title and interest in and to (free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use all material Intellectual Property (registered and unregistered) used in connection with the Brincko Business, provided that the foregoing does not apply to infringement, violation or misappropriation of Intellectual Property (which is solely addressed in Section 4.10(c)).

(c)           The operation of the Brincko Business does not as currently operated infringe, violate or misappropriate any Intellectual Property owned by any other Person.

(d)           Schedule 4.10(d) identifies (i) each material license or sublicense pursuant to which Intellectual Property is licensed to Brincko, excluding licenses for off the shelf software or otherwise generally commercially available software licensed for an aggregate fee of less than $1,000 per year (the “Brincko IP Licenses In”); and (ii) each license or sublicense pursuant to which Brincko has licensed or sublicensed for use by any third party any Intellectual Property owned by or licensed to Brincko (the “Brincko IP Licenses Out”); the Brincko IP Licenses In and the Brincko IP Licenses Out are collectively the “Brincko IP Licenses”).  Brincko has delivered to Buyer correct and complete copies of all Brincko IP Licenses.  Each Brincko IP License is a legal, valid and binding obligation of Brincko and, to the Knowledge of Brincko, of each other party to such license or sublicense, and is enforceable against such other party, in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.  Neither Brincko nor, to the Knowledge of  Brincko, any other party to any Brincko IP License, is in default or breach or has failed to perform any obligation under a Brincko IP License, and, and to the Knowledge of Brincko there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both).

(e)           To the Knowledge of Brincko, no Person is engaging in any activity that infringes upon or misappropriates any Intellectual Property owned by or exclusively licensed to Brincko.  Brincko has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the material Intellectual Property owned or exclusively licensed to Brincko.

(f)           Brincko has not received any written threat, demand or notice of claim from any Person asserting that the operation of the Brincko Business or use by Brincko of any Intellectual Property or the registration thereof by the Brincko has constituted in the past or currently constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the Intellectual Property rights of any other Person, and Brincko is not a party to any Action or order restricting in any manner the use, transfer, or licensing by Brincko of any Intellectual Property, or which affects the validity, use or enforceability of such Intellectual Property by Brincko.

(g)           The disclosure by Brincko, and the use by Buyer in continuation of the Brincko Business, of all customer and client, vendor and supplier data, as currently used and disclosed by Brincko, will not violate any privacy policy, data-sharing agreement, confidentiality agreement or non-disclosure agreement to which Brincko is a party or infringe or violate the privacy rights of any party.

(h)           The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Brincko Licenses or any other agreements concerning material Intellectual Property to which Brincko is a party.  Immediately following the Closing, Buyer will continue to be able to exercise all of the material rights of Brincko under such contracts, licenses and agreements to the same extent Brincko would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees or payments which it would otherwise be required to pay.

(i)            To the Knowledge of Brincko, (i) there has been no misappropriation of any trade secrets or confidential information of Brincko by any Person and (ii) no current or former employee, agent, consultant, or independent contractor of Brincko has misappropriated the trade secrets or other confidential information of any other Person.

(j)            Each item of Brincko Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Brincko Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Brincko Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Brincko Registered Intellectual Property.  Schedule 4.10(j) lists all actions that must be taken by Buyer within 180-days from the date of Closing, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Brincko Registered Intellectual Property.

4.11       Real Estate.

(a)           Brincko does not and has not owned a fee or freehold interest in any real property.

(b)           Schedule 4.11(b) sets forth a complete list, including addresses, of all leases and subleases of real property by or from Brincko (the “Brincko Real Property Leases”) as lessee or lessor.  Brincko has delivered to Buyer true and complete copies of the Brincko Real Property Leases.  Brincko has good, valid and enforceable leasehold interests to the leasehold estate in each Brincko Real Property Leases, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or Legal Requirements affecting the enforcement of creditors’ rights (regardless of whether enforcement is considered in a proceeding or in equity).  Neither Brincko, nor, to the Knowledge of Brincko, any other party to the Brincko Real Property Leases, is in breach of or default under any of the Brincko Real Property Leases, and, to the Knowledge of Brincko, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any of the Brincko Real Property Leases.

(c)           The real property covered by the Brincko Real Property Leases (the “Brincko Leased Property”) represents all of the real property assets reasonably required to conduct the Brincko Business.

(d)           To the Knowledge of Brincko, all structures and improvements on the Brincko Leased Property, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing, electrical and other mechanical facilities thereof, are (i) in good operating condition and repair (reasonable wear and tear excepted); (ii) in compliance in all material respects with all applicable Legal Requirements; and (iii) without structural defects, in each case, to the extent that the operation of the Brincko Business would not be materially impaired.  All necessary utility services for the present and continued operation of the Brincko Leased Property (as currently operated), including but not limited to water, sewer, storm and waste water systems, telecommunications, electric power and natural gas service, are available thereto to the extent that the operation of the Brincko Business would not be materially impaired.

(e)           Brincko has not received written notice of any condemnation or eminent domain Action with respect to any interest in any of the Brincko Leased Property, and to the Knowledge of Brincko, there is no threatened condemnation or eminent domain Action with respect to any interest in any of the Brincko Leased Property.

(f)           To the Knowledge of Brincko, there is no default or event that with notice or lapse of time, or both, would constitute a default under any reciprocal easement agreement, cost-sharing or other agreement affecting any of the Brincko Leased Property.

(g)           Brincko has provided or made available to Buyer all material certificates, licenses, permits, leases, operating agreements, books, records, documents and information in its possession relating to the Brincko Leased Property and the ownership, lease, use and/or operation thereof.  Brincko has provided or made available to Buyer all material documents in the possession of either of the Brincko Parties relating to the Brincko Leased Property.  Brincko represents and warrants that the information previously delivered or made available, and any supplementary information delivered to Buyer on or before the Closing, are true and correct copies of the same materials in their files.

(h)           To the Knowledge of Brincko, the Brincko Leased Property is in material compliance with all Legal Requirements.  Brincko has not received any notice from (i) any Government Entity, or any landlord under any Brincko Real Property Lease, stating that any of the Brincko Leased Property or any matter thereon is in material violation of any Legal Requirement applicable to the Brincko Leased Property, which remains outstanding; or (ii) its insurers regarding defects or inadequacies of all or any part of the Brincko Leased Property or the use or operation thereof.

(i)            Brincko has not committed or obligated itself in any manner whatsoever to sublease, license or otherwise grant a right to occupy any of the Brincko Leased Property, or to encumber any of the Brincko Leased Property or any interest therein, to any Person.  To the Knowledge of Brincko, no rights of first refusal or offer or options to purchase or lease exist with respect to the Brincko Leased Property in favor of any Person.

4.12       Litigation.

(a)           Brincko is not subject to any material outstanding injunction, judgment, order or decree, and there is no Action pending or, to the Knowledge of Brincko, threatened against or involving Brincko or the Brincko Business or any of the Purchased Assets or Assumed Liabilities of Brincko.

(b)           There is no Action pending or threatened against J. Brincko or his properties or assets, which could impair the ability of J. Brincko or Brincko to consummate the Transactions and otherwise perform hereunder.

4.13       Employee Benefits.

(a)           Schedule 4.13(a) sets forth a true and complete list of each Benefit Plan entered into, maintained or contributed to by Brincko or with respect to which Brincko has or may in the future have any Liability.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.13(a) pursuant to the foregoing is referred to herein as a “Brincko Benefit Plan.”

(b)           Except for the Brincko Pension Plan, no plan currently or during the past six years maintained, sponsored, contributed to or required to be contributed to by Brincko or any of its respective current or former ERISA Affiliates is or during the past six years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) a plan described in Section 413 of the Code; (iii) a plan subject to Title IV of ERISA; (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The Brincko Pension Plan has not incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code, whether or not waived.

(c)           No Brincko Benefit Plan provides, or reflects or represents any Liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with Brincko other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code; (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code; (iii) disability benefits that have been fully provided for by insurance under a Brincko Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA; or (iv) benefits in the nature of severance pay with respect to one (1) or more of the employment contracts set forth on Schedule 4.13(a).

(d)           No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Brincko Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Brincko Benefit Plan).  There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Government Entity with respect to any Brincko Benefit Plan.

(e)           Except as set forth on Schedule 4.13(e), no Brincko Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(f)            Except as set forth on Schedule 4.13(f), the Company does not have any current or future Liability with respect to any Brincko Benefit Plan.

4.14       Insurance.

(a)           Schedule 4.14(a) sets forth a complete and accurate list of the policies of insurance maintained by, or for the benefit of, Brincko (the “Brincko Insurance Policies”) with respect to the operation of the Brincko Business, (including, in each case, any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage).

(b)           Schedule 4.14(b) sets forth a list of all pending claims and the claims history for Sitrick co under the Brincko Insurance Policies for the past five (5) years for which the relevant insurance carrier paid or, to the Knowledge of Brincko, reserved $10,000 or more in respect of such claim.  There are no pending claims related to the operation of the Brincko Business under any of such insurance policies described in the immediately preceding sentence as to which coverage has been questioned, denied or disputed by the insurer or with respect of which the insurer has reserved its rights.

4.15       Contracts.

(a)           Except as expressly contemplated by this Agreement or as set forth on Schedule 4.13(a) or Schedule 4.15(a) and other than with respect to Excluded Assets and Excluded Liabilities, Brincko is not a party to or bound by any written or oral contract, agreement or arrangement:

(i)          that requires any Brincko Party to make payments in excess of $50,000 during such agreement’s remaining term;

(ii)         that cannot be terminated within 60-days after giving notice of termination without resulting in any cost or penalty;

(iii)        that is a Benefit Plan;

(iv)        that is an agreement, note, bond, guaranty or indenture relating to borrowed money or other Indebtedness or the mortgaging or pledging of any asset with a net book value of more than $25,000 or a portion of assets with an aggregate net book value of more than $50,000;

(v)         that is an extension of credit, except for trade accounts receivable and expense advances to employees, in each case in the ordinary course of business consistent with past practice;

(vi)        that restricts or purports to restrict in any respect (including, without limitation, as to manner or place) its ability (or the ability of any of its employees or Affiliates) to engage in any line of business, compete with any Person or sell to, purchase from, or provide services to any other Person;

(vii)       that is a joint venture or partnership;

(viii)      that obligates Brincko to provide a Fairness Opinion;

(ix)         that are for capital expenditures in excess of $25,000 in any individual case or $50,000 in the aggregate;

(x)          that is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees;

(xi)         that is a warranty, guaranty, or other similar undertaking;

(xii)        that would, as a result of the Transactions, in any way restrict the business of Buyer or provide the counterparty to any such contract or agreement with rights to any of Buyer’s assets;

(xiii)       that involves outstanding indemnity obligations pertaining to Releases of Hazardous Substances;

(xiv)      that is a sales representative or other agreement requiring the payment of commissions to any Person; or

(xv)       that grants a currently effective power of attorney to any Person.

(b)           All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 4.15(a) are valid, legally binding, in full force and effect and enforceable in accordance with their respective terms, except as designated on such schedule and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

(c)           Except as set forth on Schedule 4.15(c), Brincko has not received written notice of a breach of any Brincko Material Contract and, to the Knowledge of Brincko, there is no breach or cancellation or anticipated breach or cancellation by the other parties to any Brincko Material Contract, including in connection with the Transactions.  Except as set forth on Schedule 4.15(c), (i) Brincko has performed all of its required material obligations under, and is not in violation or breach of or default under, any Brincko Material Contract, and (ii) to the Knowledge of Brincko, the other parties to each Brincko Material Contract are not in violation or breach of or default thereunder.  Brincko has provided to Buyer a true, correct and complete copy of each written Brincko Material Contract and a written description of the material terms of each oral Brincko Material Contract.

4.16       Employees.

(a)           During the last three (3) years, (i) Brincko has not been a party to any collective bargaining agreements and there have been no labor unions, employee associations or other organizations representing any employees of Brincko; (ii) there have been no labor unions, employee associations or other organizations that have filed or, to the Knowledge of Brincko, threatened to file a petition with the National Labor Relations Board or any other Government Entity seeking certification as the collective bargaining representative of any employee of Brincko; (iii) no labor union, employee association or organization has engaged in or, to the Knowledge of Brincko, threatened to engage in any organizing activity with respect to any employee of Brincko; and (iv) there has not been, there is not presently pending or existing, and there is not threatened, any (A) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of Brincko; or (B) any unfair labor practice charge against Brincko.

(b)           During the last three (3) years, Brincko has not been a party to any Action, or received written notice of any claim or threatened Action, in which Brincko was, or is, alleged to have violated any agreement or Legal Requirement relating to employment, equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, engagement of independent contractors and/or privacy rights of employees.

(c)           During the last three (3) years, Brincko has not effectuated with respect to employees of Brincko (i) a “plant closing” (as defined in the WARN Act (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of Brincko; (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or facility of Brincko; or (iii) a “relocation” (as defined in the WARN Act (or any similar state, local or foreign Legal Requirement)) affecting any site of employment or facility of Brincko.

(d)           With respect to each current and former employee and independent contractor of Brincko, during the prior three (3) years, Brincko:  (i) has withheld and reported all material amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material Liability, or to the Knowledge of Brincko, any potential material Liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing; and (iii) has no outstanding material Liability, or to the Knowledge of Brincko, any potential material Liability with respect to any misclassification of any Person as (A) an independent contractor rather than as an employee, or with respect to any employee leased from another employer; or (B) an employee exempt from overtime or minimum wage Legal Requirements.

(e)           Brincko is not party to any contract, agreement, or arrangement with any employee or independent contractor of Brincko that (i) restricts Brincko’s right to terminate the employment with respect to any employee, or the engagement with respect to any independent contractor, without cause or without a specified notice period; or (ii) obligates Brincko to pay severance to any employee or independent contractor upon termination of such employee’s employment or independent contractor’s engagement; or (iii) obligates Brincko to pay a bonus or other amount upon a change in control and/or the consummation of the transactions contemplated by this Agreement.

(f)            Brincko has provided a true, complete and accurate list of all employees of Brincko, and for each such employee:  (i) job position; (ii) job location; (iii) classification as full-time, part-time or seasonal; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) hourly rate of compensation or base salary (as applicable); (vi) total 2007 and 2008 compensation; (vii) target incentive compensation for 2009 (commission and/or bonus, as applicable); (viii) accrued but unused vacation and paid time off; (ix) visa type (if any); and (x) the commencement date of employment.  In addition, to the extent any current employees are on leaves of absence, Schedule 4.16(f) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment.  To the Knowledge of Brincko, as of the date of this Agreement, no employee of Brincko has made any threat, or otherwise revealed an intent, to terminate his or her relationship with Brincko for any reason, including because of the consummation of the Transactions.

(g)           Schedule 4.16(g) sets forth a true, complete and accurate list of all consultants of Brincko, who received in calendar year 2008 or are reasonably anticipated in calendar year 2009 to receive in excess of $100,000 per calendar year, and for each such consultant:  (i) job location; (ii) current consulting fee; (iii) any specified notice or severance payments due upon termination; and (iv) consulting term.

(h)           Except as set forth on Schedule 4.16(g), Brincko is not a party to any agreement for the provision of labor from any outside agency.  To the Knowledge of Brincko, each Person who is an independent contractor of any of Brincko is properly classified as an independent contractor for purposes of all Legal Requirements related to employment and the status of independent contractors.

4.17       Undisclosed Liabilities.  Brincko has no Liability except for (a) Liabilities set forth in the Brincko Financial Statements and Liabilities that have arisen after June 30, 2009 in the ordinary course of business consistent with past practice, (b) Excluded Liabilities, and (c) any Liabilities to the extent included in Assumed Liabilities.

4.18       Affiliate Transactions.  Except as set forth on Schedule 4.18 and except for Excluded Assets and Excluded Liabilities, no officer, director, manager, securityholder or Affiliate of Brincko (a) is a party to any agreement, contract, commitment or transaction or has any interest in, or has any claim or right against, any property or asset of Brincko; (b) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Brincko; or (ii) engaged in a business competing with Brincko with respect to any line of the products or services of Brincko in any market; or (c) has been, within the past three (3) years, a party to any transaction with Brincko relating to the Brincko Business, the Purchased Assets or the Assumed Liabilities of Brincko of the type that would be required to be disclosed pursuant to Item 404 of Regulation S-K if Brincko were a reporting company under the Exchange Act.

4.19       Brokerage.  None of J. Brincko or Brincko has any Liability to pay any fees or commissions to any broker, finder, agent or investment or commercial banker or other Person or firm engaged by or acting on behalf of such Brincko Party or any of such Brincko Party’s Affiliates in connection with the negotiation, execution or performance of the Transaction Documents.

4.20       Receivables.  Subject to the reserves for non-collectability reflected in the Brincko Statement, the accounts receivable of Brincko (a) are bona fide receivables and represent amounts due with respect to actual, arm’s-length transactions entered into in the ordinary course of business; and (b) are collectible and legal, valid and binding obligations of the obligors.  Brincko has delivered to Buyer a complete and accurate aging list of all receivables of the Brincko Business as of August 31, 2009.

4.21       Clients.

(a)           Schedule 4.21 sets forth the names of the top 5 clients measured by revenue contribution on an aggregate basis for Brincko for the six months ended August 31, 2009.

(b)           With respect to each client that is required to be listed on Schedule 4.21, no such client has provided notice to Brincko of the termination of its relationship with Brincko outside the ordinary course of business prior to the completion of the applicable engagement, outside the ordinary course of business, and Brincko has not received notice that such client may otherwise materially and adversely modify its relationship, or the terms of its relationship with the Brincko Business.

4.22       [Reserved]

4.23       Corporate Records.  Since January 1, 2008, in connection with the operation of the Brincko Business, Brincko has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the books and records of Brincko.

4.24       Absence of Certain Business Practices.  None of Brincko, any predecessor of Brincko, nor any of their respective directors, officers, agents, managers or employees or any other Person affiliated with or acting for or on their behalf, of Brincko or of any predecessor of Brincko has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (b) agreed to give any gift or similar benefit to any customer or client, supplier, government employee or other Person which could subject any of the Parties to any damage or penalty in any civil, criminal or government litigation or proceeding.

4.25       No Other Agreements to Sell Assets or Securities of Brincko or the Company.  Neither Brincko nor any of its respective members, officers, directors, managers or Affiliates has any commitment or legal obligation or Liability to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of its assets other than Excluded Assets (including the Purchased Assets), to sell or effect a sale of its equity interests (including the Brincko Membership Units), to effect any merger, acquisition, consolidation, liquidation, dissolution or other reorganization of it, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.26      Client Engagement Letters.  Since December 31, 2006, except as set forth on Schedule 4.26, Brincko has not made any express or implied indemnities or guarantees with respect to the services rendered by it that could be binding on or give rise to any Liability to the Company or Buyer, other than those standard terms and conditions described on Schedule 4.26.

4.27       Disclosure.  To the Knowledge of Brincko, no representation or warranty of any of the Brincko Parties in this Agreement, and no statement in the Schedules delivered by any of the Brincko Parties pursuant to this Agreement, contains any misstatement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.28       Accredited Investor.  Brincko is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  The Accredited Investor Questionnaire of Brincko delivered to Buyer is accurate and complete.  Brincko agrees to furnish any additional information requested to assure compliance with applicable federal and state securities Legal Requirements in connection with the issuance to Brincko of that portion of the Purchase Price to be paid to Brincko in the form of restricted common stock of Buyer (the “Brincko Restricted Stock Consideration”).

4.29      Receipt of Restricted Stock Consideration for Seller’s Own Account.  The Brincko Restricted Stock Consideration is being acquired for investment for Brincko’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities Legal Requirements.

4.30       Restricted Securities.  Brincko is aware that the Brincko Restricted Stock Consideration is subject to significant restrictions on transfer, including pursuant to the Lock-Up Agreement, and may not be freely sold.  Brincko represents that it (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties; (b) can afford the complete loss of its investment; and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Brincko Restricted Stock Consideration.

4.31       Legends.  In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the Parties, each certificate evidencing the Brincko Restricted Stock Consideration shall bear the following legends:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH RESTRICTIONS ON TRANSFER ARE BINDING ON ANY TRANSFEREES OF THESE SHARES.

4.32         The Company.

(a)           At the Closing, Brincko will own the Brincko Membership Units as set forth on Schedule A, free and clear of any and all Encumbrances.

(b)           None of the Brincko Parties is a party to any voting trust, proxy, or other agreement or understanding with respect to the Company Membership Units.  There are no outstanding rights to acquire from such Brincko Party, or any contracts or commitments providing for the sale, assignment or other transfer by such Brincko Party of, any of the Brincko Membership Units.

4.33         No Other Agreements Regarding Earn-Out Payments.  Neither Brincko nor any of its officers, directors or Affiliates has made any promise to, or entered into any commitment to or agreement with, any other Person with respect to any rights to any payments pursuant to Section 2.7 other than as expressly set forth in this Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.

As a material inducement to the Selling Parties to enter into this Agreement and to consummate the Transactions, Buyer hereby represents and warrants, as of the date of this Agreement and as of the Closing, as follows:

5.1           Organization, Power and Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation and has the corporate power and authority to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary corporate and shareholder action.

5.2           No Breach.

(a)           Each Transaction Document to which Buyer is a party constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

(b)           The execution and delivery of the Transaction Documents do not, and the consummation of the Transactions and compliance with the provisions of the Transaction Documents will not (i) violate any Legal Requirement to which Buyer or any of its assets are subject, or its Governing Documents; or (ii) require any authorization, consent, permit or approval of, or exemption or other action by or declaration or notice to any third Person or Government Entity, other than under the HSR Act or as may be required by The Nasdaq Global Select Market.

5.3           Brokerage.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

5.4           No Litigation.  (a) Buyer is not subject to any outstanding injunction, judgment, order or decree, and (b) there is no Action pending, or to Buyer’s knowledge, threatened against or involving Buyer, in either case that may reasonably be expected to have the effect of preventing, delaying or making unlawful the consummation of the Transactions.

5.5           Valid Issuance of Buyer Common Stock.  The Restricted Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.  Assuming the accuracy of the Selling Parties’ representations and warranties and the accuracy of the Accredited Investor Questionnaires, the Restricted Stock Consideration will be issued in compliance with applicable federal and state securities Legal Requirements.

5.6           Buyer SEC Documents and Financial Statements.  A true and complete copy of each annual, quarterly and other periodic report and definitive proxy statement filed by Buyer with the SEC from May 27, 2006 through the date of this Agreement (the “Buyer SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov.  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Buyer SEC Document filed prior to the date hereof.  The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

5.7         Subsequent Events.  Since May 30, 2009, there has been no event or occurrence which has had a Material Adverse Effect on Buyer.

SECTION 6.          ACTIONS PRIOR TO CLOSING.

The Parties covenant and agree to take the following actions between the date hereof and the Closing:

6.1         Access to Information by Buyer.  Each of the Selling Parties shall permit the officers, employees and authorized representatives of Buyer (including investment bankers, independent public accountants and attorneys) to have reasonable access to the offices, properties, customers and clients, suppliers, employees, consultants, accountants and the business and financial records of Brincko and Sitrick Co to the extent that they relate to the Purchased Assets, the Assumed Liabilities and/or the Business, and shall furnish to Buyer or its authorized representatives such additional information concerning the Company, Brincko, Sitrick Co, the Business, the Purchased Assets and the Assumed Liabilities as shall be reasonably requested.  Buyer agrees that it shall honor any confidentiality obligations of Brincko and Sitrick Co with respect to information provided to Buyer pursuant to this Section 6.1, provided that the Selling Parties shall have clearly identified to Buyer in advance the information subject to such obligations and the specific contractual source for such obligations.

6.2         Notifications.

(a)           Each Party shall promptly notify the other Parties of any Action that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Transactions.

(b)           Promptly after any of the Selling Parties shall gain Knowledge thereof, he or it shall give notice to Buyer of the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty of any of the Selling Parties contained in this Agreement to be untrue or inaccurate in any material respect; or (ii) any covenant, condition or agreement of any of the Selling Parties contained in this Agreement not to be complied with or satisfied; provided, however, that, subject to Section 9.2, the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available to Buyer.

6.3         Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Selling Parties shall use commercially reasonable efforts to take, or cause to be taken, as to its respective Business and Contributed Assets, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, without limitation, securing any third party consents required to satisfy the condition set forth in Section 7.2(g) below and effecting the Contribution; provided, however, that the Selling Parties shall not be required to pay any fee to any third party to obtain any such consent.

6.4         Regulatory Filings.

(a)           General.  The Parties acknowledge that the Transactions may require filings with the FTC and the Antitrust Division under the HSR Act.  Buyer shall pay the filing fees payable in connection with the filings required by the FTC and the Antitrust Division under the HSR Act.

(b)           Government Entity Consents and Approvals.  The Parties shall use commercially reasonable efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders and to make all filings (including, without limitation, the filings under the HSR Act and all other filings with Government Entities) required to be obtained from or filed with all applicable Government Entities in connection with the authorization, execution and delivery of this Agreement by the Parties and the consummation by them of the Transactions.  The Selling Parties and Buyer shall (i) file or cause to be filed with the FTC and the Antitrust Division, as promptly as practicable but in no event later than the fifth (5th) Business Day after the execution and delivery of this Agreement, and with other Government Entities as promptly as practicable but in no event later than 15-days after receipt of written notice from a Government Entity that a filing is required, all reports and other documents required to be filed by such Party under the HSR Act or such other Legal Requirement concerning the Transactions; and (ii) promptly comply with or cause to be complied with any requests by any Government Entity for additional information concerning the Transactions, in each case so that the waiting period applicable to this Agreement and the Transactions shall expire as soon as practicable after the execution and delivery of this Agreement.  Each Party shall furnish to each other’s counsel all information about such Party or its Affiliates required in any application or other filing to be made by such other Party pursuant to the rules and regulations of any Government Entity in connection with the Transactions.  In furtherance and not in limitation of the agreements of the Parties contained in this Section 6.4, each Party shall use its commercially reasonable efforts to resolve such objections if any, as may be asserted by a Government Entity or other Person with respect to the Transactions under any applicable Legal Requirement.

6.5         Exclusivity.  None of the Selling Parties shall, directly or indirectly, through any representative or otherwise (including, without limitation, through Brincko or Sitrick Co or any of their representatives), solicit or entertain offers from, negotiate with or in any manner encourage, discuss, facilitate, accept or consider any proposal of any Person other than Buyer relating to any equity investment in the Company, Brincko or Sitrick Co or any acquisition of all or a material portion of the Company, Brincko, Sitrick Co, the Brincko Business, the Sitrick Business or the Business, whether directly or indirectly, through purchase, merger, consolidation, license or otherwise (collectively, a “Proposal”).  If, during the period of time between the date hereof and the Closing, any of the Selling Parties or any of their representatives (including, without limitation, Brincko or Sitrick Co or any of their representatives) receives, directly or indirectly, a Proposal, then the relevant Selling Party shall, within one (1) Business Day after receipt thereof, inform Buyer of the offer and deliver to Buyer a summary of the terms of the Proposal (if oral) or a copy of the Proposal (if written), and shall not engage in any discussions or negotiations with such offeror or its representatives regarding such Proposal.

6.6         Operations Prior to Closing.

(a)           Except (x) as set forth on Schedule 6.6; (y) as otherwise contemplated by this Agreement or the Contribution Agreement; or (z) with the prior, written consent of Buyer (which consent may be withheld in the sole discretion of Buyer), from and after the date of this Agreement until the Closing, Brincko and Sitrick Co each shall (and J. Brincko and M. Sitrick shall cause Brincko and Sitrick Co, respectively, to):

(i)          operate in the ordinary course in accordance with past practices and in material compliance with all Legal Requirements;

(ii)         except in the ordinary course of business consistent with past practices and except with respect to new client engagements, not enter into, extend, materially modify, terminate or renew any Material Contract relating to the Brincko Business or the Sitrick Business, respectively;

(iii)        except in the ordinary course of business consistent with past practices, not make any change in the key management structure of the Brincko Business or the Sitrick Business, respectively, including without limitation the hiring of additional officers or the termination of existing officers for the Brincko Business or the Sitrick Business, respectively;

(iv)        not make any payment of any kind whatsoever to or on behalf of Brincko or Sitrick Co, respectively, to any officer or director of such Seller other than ordinary compensation to officers and directors in the ordinary course of business and consistent with past practice;

(v)         not fail to use commercially reasonable efforts to (A) retain the employees of the Brincko Business or the Sitrick Business, respectively; (B) maintain the Brincko Business or the Sitrick Business, respectively, and the Purchased Assets of such Seller; (C) maintain existing relationships with suppliers, clients and others having business dealings relating to the Brincko Business or the Sitrick Business, respectively; and (D) otherwise preserve the goodwill of the Brincko Business or the Sitrick Business, respectively;

(vi)        not do any other act, or omit to take any action, which would cause any representation or warranty of any Selling Party in this Agreement to be or become untrue in any material respect;

(vii)       not institute any material increase in any Sitrick Co Benefit Plan or Brincko Benefit Plan, as applicable, except as may be required to comply with the terms of any Sitrick Co Benefit Plan or Brincko Benefit Plan, as applicable, or to comply with an applicable Legal Requirement;

(viii)      not (A) amend the Goodwill Purchase Agreement or the Noncompetition Agreements; (B) amend the Governing Documents of Brincko or Sitrick Co, respectively; or (C) enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or adopt resolutions providing therefor;

(ix)         not (A) except in the ordinary course of business consistent with past practices, sell, pledge or dispose of any of the Purchased Assets, or (B) except for non-exclusive licenses granted in the ordinary course of business consistent with past practices, grant any licenses under any of the Purchased Assets;

(x)          as to Sitrick Co, not (A) issue, sell, split, combine, reclassify, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of Sitrick Co or Company Membership Units, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of Sitrick Co or Company Membership Units, or any other ownership interest in the Company or Sitrick Co; (B) repurchase, redeem or otherwise acquire any securities of the Company; or (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of the Company, Sitrick Co (to be implemented prior to closing) or the Business, in each case, with respect to the Company, only during the period of Sitrick Co’s ownership of the Company Membership Units on the Closing Date;

(xi)         as to Brincko, not (A) issue, sell, split, combine, reclassify, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of Brincko or any Company Membership Units owned by Brincko, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of Brincko or any Company Membership Units owned by Brincko, or any other ownership interest in Brincko or the Company owned by Brincko; (B) repurchase, redeem or otherwise acquire any securities of the Company; or (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of the Company, Brincko (to be implemented prior to closing) or the Business, in each case, with respect to the Company, only during the period of Brincko’s ownership of the Company Membership Units on the Closing Date;

(xii)        except in the ordinary course of business consistent with past practices, not make any material changes in the fees and other compensation charged by the Sellers to their respective clients or in the manner such fees or compensation are charged or collected;

(xiii)       as to Sitrick Co, not declare, set aside or pay any dividend or other distribution with respect to the membership interests of the Company during the period of Sitrick Co’s ownership of the Company Membership Units on the Closing Date;

(xiv)       as to Brincko, not declare, set aside or pay any dividend or other distribution with respect to the membership interests of the Company owned by Brincko during the period of Brincko’s ownership of the Company Membership Units on the Closing Date;

(xv)        as to Sitrick Co, not engage in any transaction with respect to Sitrick Co, the Company or the Business with any officer, director or Affiliate thereof or any Seller, or any associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(xvi)      as to Brincko, not engage in any transaction with respect to Brincko, the Company or the Business with any officer, director or Affiliate thereof or any Seller, or any associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(xvii)     with respect to the Brincko Leased Property or the Sitrick Co Leased Property, respectively, (A) not exercise any right or option, or provide any material consent, under any Real Property Lease, or extend or renew any Real Property Lease; (B) not waive any material rights or grant any material consent under, mortgage or hypothecate any Real Property Lease or sublet or encumber all or any portion of any Leased Property; (C) not demolish or make any material alteration to any Leased Property; (D) not fail to operate, repair and maintain the Leased Property in the ordinary course of business; (E) not fail to perform all payment and all other material covenants and obligations under the Real Property Leases and Permits; or (F) not assign or dispose of any Real Property Lease;

(xviii)    not make or issue any Fairness Opinion or enter into an agreement to make or issue any Fairness Opinion;

(xix)       take any action that subjects, or permits to be subjected, the Purchased Assets to any Encumbrance; and

(xx)        not enter into any agreement to do any of the actions prohibited by Section 6.6(a)(i) through (xix).

6.7         Sitrick Co ESOP Loans.  Prior to the Closing, Sitrick Co shall, and M. Sitrick shall cause Sitrick Co to, pay off the full outstanding principal balance of each Sitrick Co ESOP Loan, together with all accrued interest and other fees or amounts due under each Sitrick Co ESOP Loan, such that no amounts or Liabilities shall remain due under either Sitrick Co ESOP Loan at the Closing.

6.8         Key Man Life Insurance.  Prior to the Closing, M. Sitrick will use his commercially reasonable efforts to assist Buyer in obtaining a key man life insurance policy on M. Sitrick for the benefit of Buyer at Buyer’s sole expense in an amount reasonably acceptable to Buyer.

SECTION 7.          CONDITIONS TO CLOSING.

7.1         The Selling Parties’ Conditions to Closing.  The obligation of each of the Selling Parties to proceed with Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by each of the Selling Parties:

 (a)         Representations and Warranties.

(i)           The representations and warranties of Buyer contained in this Agreement (other than the Buyer Excluded Representations and Warranties) shall be true and correct in all respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and except where a breach of such representations and warranties would not, individually or in the aggregate with all other breaches, have a Material Adverse Effect on Buyer; provided, however, that for purposes of this Section 7.1(a)(i), those representations and warranties of Buyer that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein for purposes of determining whether a Material Adverse Effect exists;

(ii)           The Buyer Excluded Representations and Warranties shall be true and correct in all material respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, however, that for purposes of this Section 7.1(a)(ii), those Buyer Excluded Representations and Warranties that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein;

(b)           Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by Buyer prior to or on the Closing Date;

(c)           Closing Certificate.  Delivery by Buyer of a certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(d)           Orders.  No statute, regulation or order of any Government Entity shall be in effect that restrains or prohibits the Transactions;

(e)           Antitrust.  All waiting periods applicable to the consummation of the Transactions under the HSR Act or any other applicable competition or investment act or Legal Requirement shall have expired or been terminated;

(f)           Purchase Price.  Delivery by Buyer of the Initial Purchase Price, in accordance with Section 2.4;

(g)           Material Adverse Effect Development.  Since the date of this Agreement, there shall not have arisen any events, circumstances or conditions that have had a Material Adverse Effect on Buyer; and

(h)           Goodwill Purchase Agreement.  The closing of the transactions contemplated by the Goodwill Purchase Agreement shall have occurred concurrently with the Closing.

7.2          Buyer’s Conditions to Closing.  The obligation of Buyer to proceed with Closing is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

(a)           Representations and Warranties.

(i)           The representations and warranties of the Selling Parties contained in this Agreement (other than the Brincko Excluded Representations and Warranties and the Sitrick Excluded Representations and Warranties) shall be true and correct in all respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and except where a breach of such representations and warranties would not, individually or in the aggregate with all other breaches, have a Material Adverse Effect on Sitrick Co or Brincko; provided, however, that for purposes of this Section 7.2(a)(i), those representations and warranties of the Selling Parties that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein for purposes of determining whether a Material Adverse Effect exists.

(ii)           The Brincko Excluded Representations and Warranties and the Sitrick Excluded Representations and Warranties shall be true and correct in all material respects as of the Closing Date, except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; provided, however, that for purposes of this Section 7.2(a)(ii), those Brincko Excluded Representations and Warranties and Sitrick Excluded Representations and Warranties that contain materiality, Material Adverse Effect or other similar qualifiers, shall be read as if such terms were not included therein.

(b)           Compliance with Agreement.  Each of the Selling Parties shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by such Selling Party prior to or on the Closing Date.

(c)           Closing Certificate.  Delivery by the Selling Parties to Buyer of a certificate, dated as of the Closing Date, signed by each of an officer of Sitrick Co, an officer of Brincko, M. Sitrick and J. Brincko certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled and that none of the events described in Sections 7.2(l)(ii) or 7.2(m) have occurred.

(d)           Orders.  No statute, regulation or order of any Government Entity shall be in effect that restrains or prohibits the Transactions.

(e)           Antitrust.  All waiting periods applicable to the consummation of the Transactions under the HSR Act or any other applicable competition or investment act or Legal Requirement shall have expired or been terminated.

(f)           Material Adverse Effect Development.  Since the date of this Agreement, there shall not have arisen any events, circumstances or conditions that have had a Material Adverse Effect on Sitrick Co or Brincko.

(g)           Consents and Approvals.  The Company or the Selling Parties shall have received all third-party and governmental consents and approvals listed on Schedule 7.2(g), except for any bankruptcy court approvals listed thereon, in form and substance reasonably satisfactory to Buyer.

(h)           Membership Unit Certificates and Other Instruments of Transfer.  The Sellers shall have delivered to Buyer membership unit certificates or an assignment of membership interests, as applicable, representing all of the Company Membership Units and shall have executed, acknowledged and delivered to Buyer such other instruments of transfer of the Company Membership Units as shall be required to vest in Buyer all of the Sellers’ right, title and interest in and to the Company Membership Units, free and clear of any Encumbrances.

(i)           Contribution Agreement; Employment Agreements. The Contribution Agreement and the Employment Agreements shall have been executed by all applicable Parties and delivered to Buyer, shall not have been amended or terminated and shall be in full force and effect.

(j)           Goodwill Purchase Agreement. The Goodwill Purchase Agreement shall not have been amended, and the closing of the transactions contemplated by the Goodwill Purchase Agreement shall have occurred concurrently with the Closing.

(k)           Good Standing.  The Sellers shall be in good standing in their respective jurisdictions of organization and in any foreign jurisdiction where they are qualified to conduct business, including the Business at the Closing.

(l)           Noncompetition Agreements; Lock-Up Agreements.

(i)           The Noncompetition Agreements and the Lock-Up Agreements shall not have been amended or terminated and shall be in full force and effect.

(ii)           None of the Key Employees shall have left the employ of Brincko or Sitrick Co, and none of the Key Employees shall have given notice of his or her intention to leave the employ of the Company, Brincko or Sitrick Co.

(m)           No Key Client Losses.

(i)           None of Sitrick Co’s top ten (10) clients, measured by revenue contribution on an aggregate basis for the twelve (12) months ended August 31, 2009, shall have terminated, or announced its firm intention to terminate, its engagement of Sitrick Co outside the ordinary course of business prior to the completion of the engagement.

(ii)           None of Brincko’s top five (5) clients, measured by revenue contribution on an aggregate basis for the six (6) months ended August 31, 2009, shall have terminated, or announced its firm intention to terminate, its engagement of Brincko outside the ordinary course of business prior to the completion of the engagement.

(n)           Brincko Audited Financial Statements.  Brincko shall have, no later than three (3) Business Days prior to the Closing Date, delivered to Buyer true, correct and complete copies of the audited financial statements (including any related notes thereto) of Brincko for the fiscal year ended December 31, 2008 (“Brincko Audited Financial Statements”), and such Brincko Audited Financial Statements shall be consistent in all material respects with the Brincko Year-End Financial Statements.

(o)           Accredited Investor Questionnaires.  Each of the Accredited Investor Questionnaires shall be true and correct in all respects as of the Closing Date.

(p)           FIRPTA Certificates.  Each Seller shall have delivered to Buyer a certification of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445(b)(2), duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

(q)           Other.  Receipt of such other documents and instruments as are reasonably necessary to effectuate or evidence the Transactions.

SECTION 8.        ADDITIONAL AGREEMENTS.

8.1          Transfer Taxes.

(a)           All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) due and payable with respect to the transfer of assets related to the Brincko Business shall be paid by Buyer when due, and Buyer will, at its own expense and not withstanding Section 8.2(a) below, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by any applicable Legal Requirement, the other Parties will join in the execution of any such Tax Returns and other documentation.

(b)           All Transfer Taxes due and payable with respect to the transfer of assets related to the Sitrick Business shall be paid by the Sitrick Parties when due, and the Sitrick Parties will, at their own expense and not withstanding Section 8.2(a) below, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by any applicable Legal Requirement, the other Parties will join in the execution of any such Tax Returns and other documentation.

8.2          Tax Matters.

(a)           Filing of Tax Returns.  Each of the Selling Parties shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Business and the Purchased Assets for periods ending on or before the Closing Date and each of the Selling Parties shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns.

(b)           Acknowledgment.  The Parties acknowledge that they have each relied solely on their own tax advisors with respect to the tax consequences of the Transactions and related transactions and that none of the Parties has assisted or participated in any way with the tax planning of any other Party.  Nothing in this Agreement shall be construed as the approval or support of any Party of any tax position taken by any other Party with respect to the Transactions and related transactions.

8.3          Expenses.  Except as otherwise specifically provided in this Agreement, each of the Parties will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other Transaction Documents and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.  Notwithstanding the foregoing, the Selling Parties shall be solely responsible for any of the foregoing costs and expenses that are incurred by the Company on or prior to the Closing or that are incurred by Brincko or Sitrick Co.

8.4          Litigation Support.  In the event that and for so long as any Party is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) the Transactions; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to or after the Closing Date involving any of the Company, the Selling Parties or the Business, each Party agrees to (i) cooperate with the contesting or defending Party and its counsel; (ii) make available its employees to provide testimony, to be deposed, to act as witnesses and to assist counsel; and (iii) provide reasonable access to its books and records (including, without limitation, the books and records of the Company and its successors and assigns); in each case, as shall be necessary in connection with the defense or contest.  The Parties agree that this Section 8.4 does not apply to disputes, actions, suits, proceedings, complaints, claims or demands between or among the Parties related to this Agreement or the Transactions.

8.5          Further Assurances.  From and after the Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

8.6          Release.

(a)           Effective as of the Closing, each Sitrick Party for itself and on behalf of its or his respective Affiliates, successors, assigns, heirs and executors (collectively, the “Releasors”), hereby unconditionally and irrevocably releases and discharges Buyer, the Company and their respective officers, directors, managers, partners, employees, agents, successors and assigns (collectively, the “Releasees”), from all actions, causes of action, suits, damages, judgments, claims, and demands whatsoever, in law, admiralty or equity, which such Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of (i) the Goodwill Purchase and/or (ii) the allocation of the Purchase Price and the Goodwill Purchase Price between Sitrick Co and M. Sitrick; provided, however, that nothing contained in this Section 8.6 shall affect the rights, Liabilities or obligations of any party under the Transaction Documents or for fraud.  Each Releasor represents and warrants that he or it has not assigned any of his or its claims released by this Section 8.6 to any other Person on or prior to the date hereof, and will not assign any such claim.  Each of the Releasors irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee based upon any matter released pursuant to this Section 8.6.

(b)           Each Sitrick Party hereby expressly waives and relinquishes, to the fullest extent permitted by Legal Requirements, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c)           Each Sitrick Party expressly warrants that he or it has been advised by his or its legal counsel and understands and acknowledges the significance and consequence of this release, of this specific waiver of Section 1542 of the California Civil Code and recognizes and understands that the same applies to and covers all claims described in this Section 8.6 whether or not known or suspected to exist at the present time.

8.7          Other Agreements Regarding Earn-Out Payments.  Each of the Sitrick Parties and the Brincko Parties agrees not to make any promise to, or enter into any commitment to or agreement with, any other Person, with respect to any rights to any payments pursuant to Section 2.7, except to the extent (i) such Person is an employee or consultant of the Company, (ii) each of the Sitrick Parties and the Brincko Parties has agreed in advance upon the allocation of a specific percentage of the Employee Bonus Pool to such Person, and (iii) the Selling Parties have notified Buyer in advance and in writing of the name of such Person and the percentage of the Employee Bonus Pool to be allocated to such Person.  The Selling Parties agree that under no circumstances shall the Selling Parties allocate in the aggregate more than 100% of the Employee Bonus Pool.

SECTION 9.        SURVIVAL AND INDEMNIFICATION.

9.1          Survival of Representations and Warranties.

(a)           All of the representations and warranties contained herein shall survive the Closing and continue in full force and effect for a period of 15 months thereafter, except that (i) the representations and warranties in Section 3.1 (Organization, Power and Authority), Section 3.3 (Ownership; Capitalization; Subsidiaries), Section 3.19 (Brokerage), Section 3.28 (Accredited Investor), Section 3.29 (Receipt of Restricted Stock Consideration for Seller’s Own Account), Section 3.30 (Restricted Securities); Section 3.31 (Legends), Section 3.32 (The Company), Section 4.1 (Organization, Power and Authority), Section 4.3 (Ownership; Capitalization; Subsidiaries), Section 4.19 (Brokerage), Section 4.28 (Accredited Investor), Section 4.29 (Receipt of Restricted Stock Consideration for Seller’s Own Account), Section 4.30 (Restricted Securities); Section 4.31 (Legends) and Section 4.32 (The Company) shall survive the Closing and continue in full force and effect forever; and (ii) the representations and warranties in Section 3.8 (Tax Matters), Section 3.13 (Employee Benefits), Section 4.8 (Tax Matters), and Section 4.13 (Employee Benefits) shall survive the Closing and continue in full force and effect for 90-days following expiration of the applicable statute of limitations.  The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive until fully performed or complied with.

(b)           Any matter as to which an Indemnification Claim Notice has been given during the applicable survival period specified in this Section 9.1, which is pending or unresolved at the end of the applicable survival period, shall continue to be covered by this Section 9 notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

9.2          Waiver of Conditions.  Subject to Section 6.2 of this Agreement, a waiver of any condition to Closing set forth in Section 7.1(a), Section 7.1(g), Section 7.2(a) or Section 7.2(f) by any Party to this Agreement shall constitute a waiver of such Party's rights hereunder with respect to the circumstances underlying the failure to satisfy any such Closing condition (including rights under this Section 9).

9.3          Indemnification Obligations of the Sitrick Parties.  Subject to the provisions of Section 9.7 below, the Sitrick Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer and its successors, assigns, Affiliates (including the Company after the Closing), shareholders, officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

(a)           the breach of any of the covenants or agreements made by any of the Sitrick Parties in this Agreement or the Contribution Agreement;

(b)           the breach of any of the representations and warranties made by any of the Sitrick Parties in this Agreement or, without duplication of recovery, by M. Sitrick in the Goodwill Purchase Agreement (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of Losses shall be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein);

(c)           the Sitrick Co ESOP (including the establishment of the ESOP and the redemption of the shares held by the ESOP) or any Indebtedness incurred in connection with the Sitrick Co ESOP;

(d)           any other Excluded Liability of Sitrick Co;

(e)           any Excluded Asset of Sitrick Co; and

(f)           any Taxes, costs, expenses or other amounts incurred or paid (including, without limitation, reasonable advisors’ fees) by Buyer in connection with Buyer’s participation in or response to any inquiry or examination by a taxing authority with respect to the acquisition of the Goodwill by Buyer.

9.4          Indemnification Obligations of the Brincko Parties.  Subject to the provisions of Section 9.7 below, the Brincko Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

(a)           the breach of any of the covenants or agreements made by any of the Brincko Parties in this Agreement or the Contribution Agreement;

(b)           the breach of any of the representations and warranties made by any of the Brincko Parties in this Agreement (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of Losses shall be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein);

(c)           the Brincko Pension Plan;

(d)           any other Excluded Liability of Brincko; and

(e)           any Excluded Asset of Brincko.

9.5          Indemnification Obligations of the Selling Parties.  Subject to the provisions of Section 9.7 below, the Selling Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and after the Closing, in respect of any Loss that any Buyer Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of any dispute among the Selling Parties with respect to Section 2.7.

9.6          Indemnification Obligations of Buyer and the Company.

(a)           Subject to the provisions of Section 9.7 below, Buyer shall indemnify, defend and hold harmless the Selling Parties (collectively, the “Seller Indemnitees”) from and after the Closing, in respect of any Loss which any Seller Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of:

(i)           the breach of any of the covenants or agreements made by Buyer in this Agreement; and

(ii)           the breach of any of the representations and warranties made by Buyer contained in Section 5 of this Agreement (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of Losses shall be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein).

(b)           Buyer shall, or shall cause the Company to, as appropriate, indemnify, defend and hold harmless the Seller Indemnitees from and after the Closing, in respect of any Loss which any Seller Indemnitee suffers, sustains, incurs or becomes subject to as a result of, arising from or by virtue of the Assumed Liabilities or any obligations under the Contributed Contracts with respect to matters arising after the Closing.

9.7          Limitations on Indemnification.

(a)           The Buyer Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 9.3(b) unless and until the aggregate amount of the Losses suffered by the Buyer Indemnitees exceeds $250,000 (the “Sitrick Basket”), in which case the Buyer Indemnitees shall only be entitled to claim indemnity for the aggregate amount of the Losses suffered by the Buyer Indemnitees in excess of the Sitrick Basket; provided, however, that the Sitrick Basket shall not apply to any claim for indemnification with respect to (i) any breach of any of the Sitrick Excluded Representations and Warranties; or (ii) any fraud or intentional misrepresentation.  By way of clarification, the limitations set forth in this Section 9.7(a) shall not apply to any claim for indemnification pursuant to Sections 9.3(a) and 9.3(c) through (f).  Notwithstanding anything to the contrary herein, any Losses subject to the Goodwill Indemnification Basket pursuant to Section 8.5(a) of the Goodwill Purchase Agreement shall be counted for the Sitrick Basket under this Section 9.7(a).

(b)           The Buyer Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 9.4(b) unless and until the aggregate amount of the Losses suffered by the Buyer Indemnitees exceeds $125,000 (the “Brincko Basket”), in which case the Buyer Indemnitees shall only be entitled to claim indemnity for the aggregate amount of the Losses suffered by the Buyer Indemnitees in excess of the Brincko Basket; provided, however, that the Brincko Basket shall not apply to any claim for indemnification with respect to (i) any breach of any of the Brincko Excluded Representations and Warranties; or (ii) any fraud or intentional misrepresentation.  By way of clarification, the limitations set forth in this Section 9.7(b) shall not apply to any claim for indemnification pursuant to Sections 9.4(a) and 9.4(c) through (e).

(c)           Subject to the next sentence, the maximum aggregate obligation of the Sitrick Parties with respect to any claim for indemnification pursuant to Section 9.3(b) (other than any claim for indemnification with respect to any breach of the Sitrick Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 9.3(a) and 9.3(c) through (f)) shall not exceed $21,000,000 (the “Sitrick Cap”).  With respect to claims for indemnification with respect to any breach of the Sitrick Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 9.3(a) and 9.3(c) through (f), there shall be no limit on the aggregate obligation of the Sitrick Parties.  Notwithstanding anything to the contrary herein, any Losses subject to the Goodwill Indemnification Cap pursuant to Section 8.5(b) of the Goodwill Purchase Agreement shall be counted for the Sitrick Cap under this Section 9.7(c).

(d)           Subject to the next sentence, the maximum aggregate obligation of the Brincko Parties with respect to any claim for indemnification pursuant to Section 9.4(b) (other than any claim for indemnification with respect to any breach of the Brincko Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 9.4(a) and 9.4(c) through (e)) shall not exceed $3,000,000 (the “Brincko Cap”).  With respect to claims for indemnification with respect to any breach of the Brincko Excluded Representations and Warranties, any fraud or intentional misrepresentation or any claim for indemnification pursuant to Sections 9.4(a) and 9.4(c) through (e), there shall be no limit on the aggregate obligation of the Brincko Parties.

(e)           By way of clarification, there shall be no limit on the aggregate obligation of the Selling Parties with respect to claims for indemnification pursuant to Section 9.5.

(f)           The Seller Indemnitees shall not be entitled to assert any claim for indemnification pursuant to Section 9.6(a)(ii) unless and until the aggregate amount of the Losses suffered by the Seller Indemnitees exceeds $250,000 (the “Buyer Basket”), in which case the Seller Indemnitees shall only be entitled to claim indemnity for the aggregate amount of the Losses suffered by the Seller Indemnitees in excess of the Buyer Basket; provided, however, that the Buyer Basket shall not apply to a claim for indemnification with respect to any fraud or intentional misrepresentation.  By way of clarification, the limitations set forth in this Section 9.7(f) shall not apply to any claim for indemnification pursuant to Section 9.6(a)(i) or Section 9.6(b).  Notwithstanding anything to the contrary herein, any Losses subject to the Goodwill Indemnification Basket pursuant to Section 8.5(c) of the Goodwill Purchase Agreement shall be counted for the Buyer Basket under this Section 9.7(f).

(g)           The maximum aggregate obligation of Buyer with respect to any claim for indemnification pursuant to Section 9.6(a)(ii) shall not exceed the Sitrick Cap.  With respect to claims for indemnification pursuant to Section 9.6(a)(i) or Section 9.6(b), and any fraud or intentional misrepresentation, there shall be no limit on the aggregate obligation of Buyer.  Notwithstanding anything to the contrary herein, any Losses subject to the Goodwill Indemnification Cap pursuant to Section 8.5(d) of the Goodwill Purchase Agreement shall be counted for the Sitrick Cap under this Section 9.7(g).

9.8          Indemnification Procedures.

(a)           Notice of Third Party Claims.  If any third party notifies any Party of any matter that may give rise to a claim by such Party for indemnification pursuant to Sections 9.3 through 9.6 above (a “Third Party Claim”), such Party (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly (and in any event within 30-days after written notice of such claim) after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice within such 30-day period will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual prejudice caused by such failure.

(b)           Control of Defense; Conditions.  The obligations of an Indemnifying Party under this Section 9 with respect to Losses arising from any Third Party Claim that are subject to the indemnification provided in Sections 9.3 through 9.6 above shall be governed by and contingent upon the following additional terms and conditions:

(i)           An Indemnifying Party, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within 30-days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint as lead counsel of such defense any legal counsel reasonably acceptable to the Indemnified Party.  In order for an Indemnifying Party to assume control of the defense of any Third Party Claim, the Indemnifying Party must provide written notice to the Indemnified Party accepting Liability to indemnify the Indemnified Party for the Losses arising from the Third Party Claim.

(ii)           Notwithstanding Section 9.8(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.8(b)(i); (C) the Indemnifying Party has assumed the defense in accordance with Section 9.8(b)(i) but has failed to diligently defend against the Third Party Claim; or (D) the Indemnified Party obtains an opinion of counsel that there is a conflict, in which cases the reasonable fees and expenses of one law firm and one local counsel law firm engaged by the Indemnified Party shall be paid by the Indemnifying Party on a current basis.

(iii)           The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)           Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim (A) seeks non monetary relief; or (B) involves criminal allegations, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim at the expense of the Indemnifying Party, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Notice of Other Claims.  Any Indemnified Party may make a claim for indemnification pursuant to Sections 9.3 through 9.6 above by providing an Indemnification Claim Notice to the Indemnifying Party.  Such notice must contain a description of the claim and the nature and amount, if then reasonably ascertainable, of such Loss.

(d)           Manner and Characterization of Payment.

(i)           Any indemnification obligations of any of the Selling Parties pursuant to Sections 9.3 through 9.5 shall be paid within 10-days after determination thereof by wire transfer or delivery of other immediately available funds to an account designated in writing by Buyer.

(ii)           Any indemnification obligations of Buyer pursuant to Section 9.6 shall be paid within 10-days after determination thereof by wire transfer or delivery of other immediately available funds to the accounts designated in writing by the Selling Parties.

(iii)           Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable Legal Requirements, as adjustments to the consideration for all Tax purposes.

(e)           Allocation of Straddle Period Tax Liabilities.  For purposes of claims for indemnification pursuant to Section 9.3(d) and Section 9.4(d), Tax liabilities relating to taxable periods beginning prior to and ending after the Closing Date shall be allocated in the following manner: the amount of Taxes for the pre-Closing portion of such taxable period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such taxable period.

9.9          Set-Off.  Upon a final determination of a claim for indemnification pursuant to this Section 9, Buyer shall have the right to set off any and all amounts payable as a result of any claim by the Buyer Indemnitees for indemnification under this Section 9 against the amounts payable to the Sellers pursuant Section 2.7.

9.10        Effect of Investigation.  No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of a representation, warranty, covenant or agreement by the other Party at any time, or, subject to Section 9.2, the decision of any Party to consummate the Closing.  Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

SECTION 10.      TERMINATION.

10.1        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and Buyer;

(b)           by either Buyer or either of the Sellers if the Closing shall not have been consummated on or before December 31, 2009 for any reason;

(c)           by either Buyer or either of the Sellers if a governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, which order, decree, ruling or other action shall have become final and non-appealable;

(d)           by Buyer, at any time prior to the Closing in the event that any of the Selling Parties are in breach, in any material respect, of the representations, warranties or covenants made by any of the Selling Parties in this Agreement (provided, that such condition is not the result of any breach of any representation, warranty or covenant of Buyer set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause a material adverse effect on the ability of any of the Selling Parties to consummate the Transactions; provided, however, that the relevant Seller Parties, as applicable, shall have 30-days to cure such breach following the receipt of written notice of Buyer’s election to terminate; and

(e)           by either of the Sellers, at any time prior to the Closing in the event that Buyer is in breach, in any material respect, of the representations, warranties or covenants made by Buyer in this Agreement (provided, that such condition is not the result of any breach of any representation, warranty or covenant of any of the Selling Parties set forth in this Agreement) and such breach has caused, or would reasonably be expected to cause, a material adverse effect on Buyer’s ability to consummate the Transactions; provided, however, that Buyer shall have 30-days to cure such breach following the receipt of written notice of the Seller’s election to terminate.

10.2        Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 10.1 will be effective immediately upon (or if the termination is pursuant to Sections 10.1(d) or 10.1(e) and the proviso therein is applicable, 30-days after) the delivery of written notice thereof by the terminating Party to the other Parties hereto.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 10.2 and Section 11, each of which shall survive the termination of this Agreement; and (b) nothing herein shall relieve any Party from Liability for any intentional or willful breach of this Agreement.

SECTION 11.     MISCELLANEOUS.

11.1        Entire Agreement; Amendments; Waivers.  Except as otherwise provided in this Agreement, and that certain confidentiality agreement, dated as of April 20, 2007, by and between Buyer and Sitrick Co, this Agreement, together with the other Transaction Documents and all exhibits, annexes and schedules (except for Schedule D) hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior or contemporaneous understandings, whether written or oral are superseded by this Agreement, and all prior or contemporaneous understandings, and all related agreements and understandings are hereby terminated.  This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by the Parties hereto.  No other course of dealing, custom or practice between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.  In the event that there is any conflict between the terms of this Agreement and the Goodwill Purchase Agreement or the Contribution Agreement, the terms of this Agreement shall control.

11.2        Successors and Assigns.  Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign a security interest in its rights, title and interest under this Agreement, including its rights to indemnification hereunder, for collateral security purposes to any lender(s) providing financing to Buyer or any of its Subsidiaries or other Affiliates without any additional consent or notice of the other Parties hereto, and any such lender(s) may exercise all of the rights and remedies of Buyer hereunder.

11.3        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Legal Requirements of the State of California, without giving effect to any choice of law or conflict provision or rule (whether of the State of California or any other jurisdiction) that would cause the Legal Requirements of any jurisdiction other than the State of California to be applied.

11.4        Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.4.

If to any of the Selling Parties: To the address set forth beneath each Selling Party’s name on Schedule A.

If to Buyer (or to the Company after the Closing):

c/o Resources Connection, Inc.
17101 Armstrong Avenue
Irvine, CA 92614
Attn:  Kate Duchene
Facsimile No.:  (714) 430-6405

with copies to:

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: David A. Krinsky, Esq. and Andor D. Terner, Esq.
Facsimile No.:  (949) 823-6994

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second Business Day after deposit with a reputable overnight courier service, as the case may be.

11.5        Counterparts.  The Parties may execute this Agreement in two (2) or more counterparts, including facsimile versions (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

11.6        No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, this Agreement (including, without limitation, Section 2.7 and Schedule E) is not intended and shall not be construed to confer upon any Person other than the Parties any rights, obligations or remedies hereunder.

11.7        Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules, Annexes and Exhibits mean and refer to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules (other than Schedule D), Annexes and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Entity, Persons succeeding to the relevant functions of such Person); (f) masculine gender shall also include the feminine and neutral genders, and vice versa; (g) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (h) whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.8        Severability.  In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall, to the maximum extent permitted by Legal Requirements, not effect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

11.9        Drafting.  Each Party expressly represents and warrants to each other Party that such Party (a) has been fully informed of the terms, contents, conditions and effects of this Agreement; (b) has relied solely and completely on his or its own judgment in executing this Agreement; (c) has had the opportunity to seek and has obtained the advice of counsel and other advisors, including tax advisors, before executing this Agreement; (d) has acted voluntarily and of his or its own free will in executing this Agreement; and (e) is not acting under duress, whether economic or physical, in executing this Agreement.  This Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their respective counsel.  If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

11.10      Publicity.  Buyer and the Selling Parties will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the Transactions, and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise advisable or as may be required by applicable Legal Requirements, rule or regulation, including but not limited to the rules of The Nasdaq Global Select Market, in which case reasonable efforts to consult with the other Party will be made prior to such release or public statement.

11.11        Arbitration.

   (a)           Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including, without limitation, indemnifiable claims pursuant to Section 9 and the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California, before a retired judge on the JAMS panel. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing Party.

    (b)           Reasonable discovery shall be allowed in arbitration.

    (c)           The governing law shall be as specified in Section 11.3.

    (d)           The award rendered by the arbitrator shall be final and binding, and judgment may be entered in accordance with applicable Legal Requirements and in any court having jurisdiction thereof.

    (e)           The arbitrator will be expressly prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

11.12         Remedies.  The Parties stipulate that the remedies at law of the Parties hereto in the event of any default or threatened default by any Party in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.  The exercise of any remedy by any of the Parties shall not be deemed an election of remedies or preclude any of the Parties from exercising any other remedies in the future.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

RESOURCES CONNECTION, INC.

By:	/s/ Nathan W. Franke
Nathan W. Franke
Chief Financial Officer and
Executive Vice President

SITRICK CO:		M. SITRICK:

SITRICK AND COMPANY		MICHAEL S. SITRICK

By:	/s/ Michael S. Sitrick	/s/ Michael S. Sitrick
	Michael S. Sitrick	Michael S. Sitrick
	Chief Executive Officer	an individual

BRINCKO:		J. BRINCKO:

BRINCKO ASSOCIATES, INC.		JOHN P. BRINCKO

By:	/s/ John P. Brinkco	/s/ John P. Brincko
	John P. Brincko	John P. Brincko
	President and Chief Executive Officer	an individual

S-1

ANNEX A

SPOUSAL CONSENT

In consideration of the execution of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Resources Connection, Inc., a Delaware corporation, [Michael S. Sitrick/John P. Brincko], and the other signatories thereto, I, ______________________, the spouse of [Michael S. Sitrick/John P. Brincko], represent and acknowledge that I am a citizen of the United States and that I have been advised to retain counsel in connection with the Purchase Agreement and this Spousal Consent and either: (a) have declined to consult with counsel or (b) have consulted independent counsel with respect to the effects of the Purchase Agreement and this Spousal Consent on my legal rights.  Having considered such legal advice or declined to consult with counsel, I freely, voluntarily and knowingly execute this Spousal Consent and do hereby agree, on my behalf and on behalf of my successors, assigns, heirs, devisees, legatees, legal representatives, executors and administrators, (y) that my spouse may enter into the Purchase Agreement, and (z) to be bound by all of the terms and provisions of the Purchase Agreement.  I further agree to perform any acts or execute any documents or instruments necessary in the reasonable judgment of any party to the Purchase Agreement to effectuate the purposes or intent, or to complete the performance of the Purchase Agreement, and I will take no action at any time to hinder operation of the Purchase Agreement.

Dated: ____________, 2009

Signature of Spouse

Print Name

Annex A-1

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits, schedules and disclosure letters to the Membership Interest Purchase Agreement have been omitted from this Exhibit 2.1:

Exhibits

Exhibit A	Contribution Agreement

Exhibit B	Noncompetition Agreement

Exhibit C	Employment Agreement

Exhibit D	Lock-Up Agreement

Exhibit E	Accredited Investor Questionnaire

Schedules

Schedule A	Consideration; Goodwill Applicable Percentage

Schedule B	Accounting Principles

Schedule C	Purchase Price Allocation

Schedule D	Earn-Out Payment Examples

Schedule E	Computation of Adjusted Applicable Percentage

Schedule F	Key Employees

Schedule G	Client Screening Process

Seller Schedules

Section 3.1(a)	Organization, Power and Authority

Section 3.2(a)(ii)	No Violation of Legal Requirements or Agreements

Section 3.3(b)	Subsidiaries

Section 3.3(c)	Capitalization

Section 3.4(a)	Financial Statements

Section 3.5(b)(viii)	Subsequent Events (Increases in Compensation or Benefits of Officers, Directors, Managers, Consultants, Members and Employees)

Section 3.5(b)(ix)	Subsequent Events (Adoption , Amendments, Modification or Termination of any Benefit Plans)

Section 3.5(b)(xvi)	Subsequent Events (Adoption , Amendments, Modification or Termination of any Material Contract)

Section 3.5(b)(xvii)	Subsequent Events (Material Agreements or Arrangements with Employees)

2

Section 3.5(b)(xviii)	Subsequent Events (Oral or Written Agreement to Do any of the Actions Listed in Section 3.5(b))

Section 3.7(a)(i)	Compliance with Legal Requirements

Section 3.7(b)	Permits

Section 3.8	Tax Matters

Section 3.10(a)	Intellectual Property (Registered Intellectual Property and Pending Actions)

Section 3.10(d)	Intellectual Property (IP Licenses In; IP Licenses Out)

Section 3.10(g)	Intellectual Property (Use by Buyer of All Customer and Client, Vendor and Supplier Data)

Section 3.10(h)	Intellectual Property (Consummation of the Transaction Resulting in Modification of Sitrick Co Licenses)

Section 3.10(j)	Intellectual Property (Actions to Be Taken to Maintain, Perfect, Preserve or Renew any Registered Intellectual Property)

Section 3.11(b)	Real Estate (Leases)

Section 3.11(i)	Real Estate (Obligations with Regard to Real Property)

Section 3.12(a)	Litigation

Section 3.13(a)	Employee Benefits (Benefit Plans)

Section 3.13(f)	Employee Benefits (Liabilities)

Section 3.13(g)	Employee Benefits (Non-Deductible Payments)

Section 3.13(i)	Employee Benefits (Foreign Benefit Plans)

Section 3.13(j)	Employee Benefits (Liabilities with Regard To Benefit Plans)

Section 3.14(a)	Insurance (Policies)

Section 3.14(b)	Insurance (Pending Claims)

Section 3.15(a)	Contracts

Section 3.15(c)	Contracts (Notice of Breach)

Section 3.16(f)(i)	Employees (Contract, Agreement or Arrangement with Employees that Restricts Sitrick Co’s Right to Terminate Employment)

Section 3.16(g)	Employees (List of All Employees)

Section 3.16(h)	Employees (List of All Consultants)

Section 3.18	Affiliate Transactions

Section 3.21(a)	Clients

3

Section 3.22	Bank Accounts

Section 3.26	Engagement Letters

Section 4.1(a)	Organization, Power and Authority

Section 4.2(a)(ii)	No Violation of Legal Requirements or Agreements

Section 4.3(c)	Capitalization

Section 4.4(a)	Financial Statements

Section 4.4(b)	Financial Statements

Section 4.5(b)	Subsequent Events

Section 4.7	Compliance with Legal Requirements; Permits

Section 4.8	Tax Matters

Section 4.10(a)	Intellectual Property (Registered Intellectual Property and Pending Actions)

Section 4.10(d)	Intellectual Property (IP Licenses In; IP Licenses Out)

Section 4.10(j)	Intellectual Property (Actions to Be Taken to Maintain, Perfect, Preserve or Renew any Registered Intellectual Property)

Section 4.11(b)	Real Estate (Leases)

Section 4.13(a)	Employee Benefits (Benefit Plans)

Section 4.13(e)	Employee Benefits (Foreign Benefit Plans)

Section 4.13(f)	Employee Benefits (Liabilities with Regard To Benefit Plans)

Section 4.14(a)	Insurance (Policies)

Section 4.14(b)	Insurance (Pending Claims)

Section 4.15(a)	Contracts

Section 4.15(c)	Contracts (Notice of Breach)

Section 4.16	Employees

Section 4.18	Affiliate Transactions

Section 4.21(a)	Clients

Section 4.26	Engagement Letters

Section 6.6	Operations Prior to Closing

Schedule 7.2(g)	Required Consents and Approvals

4